                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

                          CENTRAL FEDERAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                       (CENTRAL FEDERAL CORPORATION LOGO)
                                2923 SMITH ROAD
                              FAIRLAWN, OHIO 44333
                                  330.666.7979

                                                               February 11, 2005

Dear Fellow Stockholders:

     You are cordially invited to attend a Special Meeting of Stockholders of Central Federal Corporation to be held at the company's Fairlawn office at 2923 Smith Road, Fairlawn, Ohio 44333 on Monday, March 14, 2005 at 10:00 a.m., local time. This proxy statement is being furnished to you in connection with a proposal to amend the company's Certificate of Incorporation to effect a one-for-325 reverse stock split of the company's common stock.

     On the effective date of the reverse stock split, you will receive one share of common stock for each 325 shares you held immediately prior thereto. If the number of shares you hold is not evenly divisible by 325, the split will create a fractional share. However, any fractional share that otherwise would have been issuable to any holder of fewer than 325 shares before the reverse split will be repurchased by the company from the holder for a cash payment equal to $14.50 per pre-split share. A fractional share created by the split will be issued to any holder of 325 or more shares before the split, and such holder will not receive any cash payment. However, in order to facilitate future trading in the over-the-counter market, the company expects to propose to its remaining stockholders, at some time after the reverse stock split is completed, a 325-for-one forward stock split that will eliminate any then existing fractional shares.

     Commonly referred to as a "going private" transaction, completion of the reverse stock split will reduce the number of stockholders of record to fewer than 300, and the company will apply to the Securities and Exchange Commission to terminate the registration of its common stock pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934; thereafter, the company no longer will file reports with the Securities and Exchange Commission, and the common stock will not be quoted on Nasdaq(R).

     The approving vote of a majority of the outstanding shares of the company's common stock is required to adopt the amendment that will effect the proposed reverse stock split. Under Delaware law and the company's Certificate of Incorporation and Bylaws, a stockholder does not have a dissenter's right of appraisal in connection with a reverse stock split, irrespective of whether the stockholder votes for or against the split.

     This proxy statement provides detailed information regarding the reverse stock split. Please read it carefully in its entirety. You also may obtain information about the company from publicly available documents filed with the Securities and Exchange Commission.

     Your vote is very important. Whether or not you expect to attend the Special Meeting, please read the enclosed proxy statement and then complete, sign and return the enclosed proxy promptly in the postage-paid envelope provided, so that your shares will be represented. If you attend the Special Meeting, you may vote in person, even if you have previously provided a proxy.

     The Board of Directors unanimously supports the reverse stock split and recommends that you vote FOR the proposal to amend the Certificate of Incorporation.

     On behalf of the Board and all the employees of the company, thank you for your continued interest and support.

                                          Sincerely yours,

                                          /s/ David C. Vernon

                                          DAVID C. VERNON
                                          Chairman

                       (CENTRAL FEDERAL CORPORATION LOGO)
                                2923 SMITH ROAD
                              FAIRLAWN, OHIO 44333
                                  330.666.7979

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON MONDAY, MARCH 14, 2005

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Central Federal Corporation will be held Monday, March 14, 2005 at the CFBank Fairlawn office located at 2923 Smith Road, Fairlawn, Ohio at 10:00 a.m., local time.

     The purpose of the Special Meeting is to consider and vote upon the following matters:

          1. Approval of an amendment to the company's Certificate of Incorporation to effect a one-for-325 reverse stock split of the company's common stock, thereby permitting the company to apply to the Securities and Exchange Commission to terminate the registration of its common stock pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934; and

          2. Such other matters as may properly come before the Special Meeting. The Board of Directors is not aware of any other business to come before the Special Meeting. If any matter not described in this proxy statement is properly presented at the Special Meeting, the persons named on the proxy will use their best judgment to determine how to vote your shares.

     Record holders of the common stock of Central Federal Corporation at the close of business on February 8, 2005 are entitled to receive notice of the Special Meeting and to vote at the Special Meeting. A list of stockholders entitled to vote will be available at the Special Meeting and for the ten days immediately preceding the Special Meeting at CFBank, 2923 Smith Road, Fairlawn, Ohio.

                                          By the Order of the Board of Directors

                                          /s/ Eloise L. Mackus
                                          ELOISE L. MACKUS
                                          Corporate Secretary

Fairlawn, Ohio
February 11, 2005

IMPORTANT: THE PROMPT RETURN OF YOUR PROXY WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO ENSURE A QUORUM. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                       (CENTRAL FEDERAL CORPORATION LOGO)
                                2923 SMITH ROAD
                              FAIRLAWN, OHIO 44333
                                  330.666.7979

                                PROXY STATEMENT
                        SPECIAL MEETING OF STOCKHOLDERS
                       TO BE HELD MONDAY, MARCH 14, 2005

     The Board of Directors (the "Board") of Central Federal Corporation, a Delaware corporation (the "Company"), is providing this proxy statement (this "Proxy Statement") to you to solicit your vote for the Special Meeting of Stockholders to be held on Monday, March 14, 2005 (the "Special Meeting").

     The Special Meeting will be held at 10:00 a.m., local time, at the Company's principal executive offices, 2923 Smith Road, Fairlawn, Ohio 44333. The general telephone number of the Company's principal executive offices is
330.666.7979. This Proxy Statement and the accompanying proxy are being mailed on or about February 11, 2005 to stockholders of record as of February 8, 2005.

     At the Special Meeting, stockholders of record as of February 8, 2005 (the "Record Date") will vote on a proposal to amend the Company's Certificate of Incorporation (the "Certificate of Incorporation") to effect a one-for-325 reverse stock split of the Company's Common Stock (the "Common Stock"), thereby permitting the Company to apply to the Securities and Exchange Commission (the "SEC") to terminate the registration of the Common Stock pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934 (the "Exchange Act").

     On the effective date of the reverse stock split, you will receive one share of Common Stock for each 325 shares you held immediately prior thereto. If the number of shares you hold is not evenly divisible by 325, the split will create a fractional share. However, any fractional share that otherwise would have been issuable to any holder of fewer than 325 shares before the reverse split will be repurchased by the company from the holder for a cash payment equal to $14.50 per pre-split share. A fractional share created by the split will be issued to any holder of 325 or more shares before the split, and such holder will not receive any cash payment. However, in order to facilitate future trading in the over-the-counter market, the company expects to propose to its remaining stockholders, at some time after the reverse stock split is completed, a 325-for-one forward stock split that will eliminate any then existing fractional shares.

     This Proxy Statement contains important information regarding the Special Meeting. Specifically, it discusses the proposal upon which you will be asked to vote, provides information that you may find useful in deciding how to vote, and describes voting procedures.

                           FORWARD LOOKING STATEMENTS

     This Proxy Statement contains forward looking statements that describe management's beliefs and expectations about the future. Forward looking statements include those statements using words such as "anticipate," "believe," "could," "estimate," "may," "expect," and "intend." Although these expectations are believed to be reasonable, the Company's operations involve a number of risks and uncertainties, including those described in this Proxy Statement and in other documents filed with the SEC. Therefore, these types of statements may prove to be incorrect.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THIS TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               SUMMARY TERM SHEET

     The following Summary Term Sheet briefly describes the most material terms of the proposed transaction. The terms described are cross-referenced to a more detailed discussion contained elsewhere in this Proxy Statement. Please read the entire Proxy Statement and any documents incorporated by reference before voting your shares.

WHAT IS THE PURPOSE OF THE SPECIAL MEETING?

     The Board is proposing an amendment to the Certificate of Incorporation to effect a one-for-325 reverse stock split of the Common Stock, so that the Company can apply to the SEC to terminate the registration of the Common Stock pursuant to Section 12(g)(4) of the Exchange Act. The Company will repurchase any fractional share that otherwise would be issuable to any holder of fewer than 325 shares prior to the split.

WHO CAN ATTEND THE SPECIAL MEETING?

     Any stockholder of record as of the close of business on the Record Date may attend the Special Meeting. A beneficial owner of Common Stock held by a broker, bank or other nominee, must have proof of ownership to be admitted to the Special Meeting. A recent brokerage statement or letter from a bank or broker is proof of ownership.

WHO CAN VOTE?

     You are entitled to vote your shares of Common Stock if the Company's records show that you held your shares as of the close of business on the Record Date. Each share of Common Stock is entitled to one vote on each matter presented at the Special Meeting. However, if you want to vote in person at the Special Meeting your shares of Common Stock held in street name, you must obtain and bring to the Special Meeting a written proxy in your name from the broker, bank, or other nominee who holds your shares.

WHAT VOTE IS REQUIRED TO APPROVE THE PROPOSAL?

     An affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required to approve the proposal to amend the Certificate of Incorporation. Based upon 2,225,987 shares outstanding on the Record Date, the proposal will pass if at least 1,112,994 shares are voted in favor of the proposal. Of the outstanding shares, 1,808,327 shares are held by persons unaffiliated with the Company. Assuming all 417,660 shares held by affiliates are voted in favor of the proposal, 695,334 shares held by unaffiliated persons will be required to approve the proposal. See "Special Factors -- Fairness of the Transaction to Stockholders -- Procedural Fairness" on page 13.

WHAT CONSTITUTES A QUORUM FOR THE SPECIAL MEETING?

     The Special Meeting will be held if a quorum, consisting of at least 1,112,994 shares (a majority of the outstanding shares of Common Stock on the Record Date) is represented at the Special Meeting. If you return a valid proxy or attend the Special Meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining a quorum. A broker non-vote occurs when a broker, bank, or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to the proposal and has not received voting instructions from the beneficial owner.

HOW DO I VOTE?

     You may complete and return the enclosed proxy in the enclosed postage-paid envelope or you may attend the Special Meeting and vote in person. If you hold your shares through a broker, bank or other nominee (i.e., in "street name"), you will receive separate instructions from the nominee describing how to vote your shares. All shares represented at the Special Meeting by a properly executed proxy will be voted according to the instructions indicated on the proxy. If you sign and return a proxy without giving voting instructions, your shares will be voted as recommended by the Board.

CAN I REVOKE OR CHANGE MY VOTE AFTER I SUBMIT MY PROXY?

     You may revoke your proxy at any time before the vote is taken at the Special Meeting. To revoke your proxy, you must advise the Corporate Secretary of the Company in writing before the vote is taken at the Special Meeting, deliver to the Company another proxy that bears a later date, or attend the Special Meeting and vote your shares in person. Attendance at the Special Meeting will not of itself revoke your proxy. If your shares of Common Stock are held in street name and you wish to change your voting instructions after you have returned your voting instruction form to your broker or bank, you must contact your broker or bank.

WHO WILL COUNT THE VOTE?

     The Company's transfer agent, Registrar and Transfer Company, will tally the vote, which will be certified by William J. Costigan, Jr., an independent Inspector of Election.

WHO IS SOLICITING PROXIES AND PAYING SOLICITATION COSTS?

     The Board is requesting your proxy. The Company has retained Georgeson Shareholder Communications Inc. to assist with the solicitation of proxies. The Company will pay Georgeson a fee of $7,000 and reimburse its reasonable expenses in an amount not to exceed $1,500. The Company also will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Common Stock. Directors, officers and regular employees of the Company may also solicit proxies personally or by telephone and will not receive additional compensation for these activities. All costs of soliciting proxies will be paid by the Company.

WHAT ARE THE PURPOSES OF AND REASONS FOR THE REVERSE STOCK SPLIT?

     The reverse stock split will reduce the number of the Company's stockholders to fewer than 300, which will cause the Common Stock to become eligible for termination of registration under the Exchange Act and thus allow the Company to "go private." A private company does not have to implement many complex and costly requirements of Sarbanes-Oxley, file Exchange Act reports or comply with the corporate governance rules and onerous disclosure requirements of the SEC and Nasdaq(R). Thus, a private company's costs are much lower and its management can focus on long-term goals and values, rather than each quarter's financial results and the attendant market reaction. See "Special
Factors -- Purposes of and Reasons for the Transaction" on page 8.

WHAT ALTERNATIVES TO THE REVERSE STOCK SPLIT AS A MEANS OF GOING PRIVATE WERE CONSIDERED?

     The Board first considered the comparative advantages and disadvantages of being a public or private company. Once the determination had been made that it was in the best interest of the Company and its stockholders for the Company to become a private company, the Board considered, in addition to a reverse stock split, an issuer tender offer, sale of the Company and market repurchases followed a short-form merger, as alternative means to effecting a going private transaction. See "Special Factors -- Alternatives Considered" beginning on page 9.

IS THE REVERSE STOCK SPLIT FAIR TO UNAFFILIATED STOCKHOLDERS?

     The Board believes the reverse stock split is fair to and in the best interest of each unaffiliated stockholder. An unaffiliated stockholder who owns fewer than 325 shares before the split will receive a cash payment equal to $14.50 per pre-split share. That amount consists of a fair value of $14.04 per share, as determined by an independent appraisal firm, plus a premium of $0.46 per share. The stockholder must surrender the fractional share involuntarily for the specified cash payment, will exert no control over the timing or price of the sale and no longer will be a stockholder and thus will not be entitled to vote as a stockholder or share in the Company's future assets, earnings or profits. However, there is no certainty that the sale could be made at a time of the stockholder's choosing or at the same or a more favorable price, and the sale will be effected without any brokerage costs. No stockholder, whether unaffiliated or affiliated, who holds 325 or more shares before the split will receive a cash payment for any fractional share created by the reverse stock split. A stockholder whose fractional share is not repurchased will not receive the benefit of the premium or the opportunity to sell shares without transaction costs and will hold stock in a company whose shares no longer are traded on Nasdaq(R). However, the stockholder will enjoy the benefit of continued ownership of a Company with significantly lower operating costs as a private company, and the Board believes that such costs savings will be more significant to any such stockholder than the benefits that derive from ownership of the Company as a public company. See "Special Factors -- Fairness of the Transaction to Stockholders" beginning on page 12.

WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT?

     As a result of the reverse stock split, a stockholder who receives Common Stock will not recognize gain or loss. A stockholder who receives cash will recognize a gain or loss, which may be treated as income or capital gain/loss depending on the individual stockholder's circumstances and the amount of time the stockholder held the shares. The reverse stock split will be a tax free reorganization described in Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the "Code"), and, accordingly, the Company will not recognize taxable income, gain or loss in connection with the reverse stock split. See "Special Factors -- United States Federal Income Tax Consequences of the Transaction" on page 11.

HOW WILL THE COMPANY FUND THE REVERSE STOCK SPLIT?

     It is estimated that approximately $1,423,000 will be required to effect the reverse stock split, including approximately $1,295,000 to pay for the repurchase of fractional shares exchanged and $128,000 for legal, accounting, solicitation and other related expenses. Funds required to implement the reverse stock split will come from working capital. See "Amendment to the Certificate of Incorporation -- Description of the Transaction -- Source of Funds and Expenses" on page 27.

DO I HAVE APPRAISAL RIGHTS IN CONNECTION WITH THE REVERSE STOCK SPLIT?

     No. Neither Delaware law nor the Certificate of Incorporation or the Company's Bylaws provides dissenters' rights of appraisal in connection with the reverse stock split. See "Amendment to the Certificate of Incorporation -- No Appraisal Rights" on page 28 and "Special Factors -- Fairness of the Transaction to Stockholders -- Procedural Fairness" on page 13.

HOW WILL THE REVERSE STOCK SPLIT BE EFFECTED?

     As soon as practicable after the effective date of the split, the Company will (i) instruct the nominee of any shares held in book-entry form to adjust the number of shares for each holder to reflect the number of shares held after the split and (ii) send the holder of any certificated shares a letter of transmittal that will provide instructions for surrendering stock certificate(s) and obtaining new certificates evidencing the number of shares of Common Stock, if any, to which the holder is entitled as a result of the reverse stock split. See "Amendment to the Certificate of Incorporation -- Description of the Transaction" beginning on page 25.

HOW DO I RECEIVE PAYMENT FOR MY FRACTIONAL SHARE?

     If you are receiving cash for a fractional share in a book-entry account, payment will be posted to your account by your nominee upon receipt of payment from the Company. If you hold certificated shares, instructions for receiving payment will be contained in the transmittal letter you receive soon after the effective date of the reverse stock split. See "Amendment to the Certificate of Incorporation -- Description of the Transaction" beginning on page 25.

WHEN WILL THE REVERSE STOCK SPLIT BE EFFECTIVE?

     The reverse stock split will be effective on the date specified in the amendment to the Certificate of Incorporation as filed with the Secretary of State of the State of Delaware; the effective date will be no later than March 31, 2005. As soon as practicable after the effective date of the reverse stock split, each stockholder will be notified and asked to surrender the stockholder's certificate(s) representing shares of Common Stock for new certificate(s) or cash. See "Amendment to the Certificate of Incorporation -- Description of the Transaction -- Effectiveness of the Reverse Stock Split" beginning on page 26.

WHOM DO I CALL IF I HAVE QUESTIONS?

     If you have any questions, require assistance or need additional copies of this proxy statement, the proxy or other related materials, please call Eloise
L. Mackus, Corporate Secretary, at 330.666.7979.

WHAT IS THE VOTING RECOMMENDATION OF THE BOARD OF DIRECTORS?

     The Board is sending you this proxy statement to request that you allow your shares of Common Stock to be represented at the Special Meeting by the persons named on the enclosed proxy.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION.

HAVE THE DIRECTORS AND OFFICERS INDICATED THEIR PERSONAL VOTING INTENTIONS?

     It is the Company's understanding that the directors and officers of the Company intend to vote all their shares in favor of the proposal to amend the Certificate of Incorporation to effect the reverse stock split. After reasonable inquiry, the Company is unaware of any recommendation in support of or opposed to the proposal made by any director or executive officer of the Company, other than the recommendation of the Board to vote in favor of the proposal. However, the Company believes that any director or officer of the Company would recommend a vote in favor of the proposal to any stockholder making inquiry.

                                 DEFINED TERMS

     The following defined terms are used in this Proxy Statement.

     "Board" means the Company's Board of Directors.

     "Certificate of Incorporation" means the Company's Certificate of Incorporation.

     "Code" means the United States Internal Revenue Code of 1986, as amended.

     "Common Stock" means the Company's common stock, par value $0.01 per share.

     "Company" means Central Federal Corporation, a Delaware corporation.

     "IRS" means the United States Internal Revenue Service.

     "Donnelly Penman & Partners" means Donnelly Penman & Partners, the independent valuation firm retained by the independent directors of the Board to assist in determining the fair market value of the fractional shares of Common Stock to be repurchased.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Opinion" or "Fairness Opinion" means the written fairness opinion, dated November 18, 2004, of Donnelly Penman & Partners as to the fair market value of the Common Stock as of November 15, 2004.

     "Proxy Statement" means this proxy statement.

     "Record Date" means February 8, 2005.

     "Sarbanes-Oxley" means the Sarbanes-Oxley Act of 2002.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Special Meeting" means the special meeting of the Company's stockholders to be held on Monday, March 14, 2005 at 10:00 a.m., local time, at the Company's principal executive offices, 2923 Smith Road, Fairlawn, Ohio 44333.

     "Transaction" means, collectively, the reverse stock split and the subsequent termination of the Exchange Act registration of the Common Stock.

                                SPECIAL FACTORS

BACKGROUND OF THE TRANSACTION

     David C. Vernon, Chairman, joined the Company, then known as Grand Central Financial Corp, as Chairman and Chief Executive Officer in January 2003 and became President as well in March 2003. In February 2003, he came to a realization that the Company had gone public in December 1998 as the result of a mutual-to-stock conversion of its subsidiary bank without any capital utilization plan. In fact, in February 2000 the Board had declared a return of capital dividend in the amount of $6 per share. Accordingly, Mr. Vernon began to consider whether the Company should continue to be a public company or whether it would be in the best interest of the Company and its stockholders to engage in a transaction that would permit termination of the Exchange Act registration of the Common Stock pursuant to Section 12(g)(4) of the Exchange Act. Given the continuing low trading volume and limited liquidity of the Common Stock, there seemed to Mr. Vernon to be little benefit to stockholders and little reason for the Company to continue to incur the expense of being a public company. However, Mr. Vernon took no action during the next 18 months, as he devoted his energies primarily to recruiting a management team for CFBank, the Company's bank subsidiary, upgrading the Company's systems and services, expanding the operations of CFBank to new locations and increasing the products offered.

     On September 3, 2004, after CFBank's new management team was in place, all systems had been upgraded and bank offices to facilitate growth and increased profitability had been established in Fairlawn and Columbus, Ohio, Mr. Vernon initiated some preliminary research on going private and concluded that the subject should be further explored. On September 7, 2004, facing even greater costs of regulatory compliance in 2005, he, Eloise L. Mackus, who had joined the Company as Senior Vice President, General Counsel and Secretary in July 2003, and Therese A. Liutkus, who had joined the Company as Chief Financial Officer and Treasurer in November 2003, began meeting regularly to discuss the prospect of going private. Their discussions included the continuing and increasingly more burdensome impact of compliance with the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley") and the regulations promulgated thereunder. Ms. Mackus and Ms. Liutkus were tasked to conduct further research. On September 8, 2004, Mr. Vernon contacted Mark S. Allio, then a Board member and the Audit Committee's financial expert (and now President and Chief Executive Officer of the Company), to discuss the prospect of taking the Company private. In telephone conferences on September 10, 13 and 15, 2004, management and outside legal counsel discussed the going private process, specifically (i) the various means for going private and their respective advantages, disadvantages and associated costs, (ii) whether, if the Board opted to go private by means of a reverse stock split, all resulting fractional shares should be repurchased or only the minimum shares necessary to reduce the number of stockholders to fewer than 300, (iii) the advisability of obtaining an appraisal and fairness opinion and (iv) the requisite stockholder vote under Delaware law and the Company's corporate governance documents for each of the various going private alternatives.

     The Board did not meet in September; however, the Board of Directors of CFBank did meet on September 16, 2004, and the directors of CFBank are the directors of the Company. Following the CFBank Board meeting, management met informally with the directors and proposed the possibility of going private. All members of the Board participated in the meeting. The discussion included the perceived advantages and disadvantages of going private, including the respective associated costs. At the meeting, the Board decided that going private likely would be in the best interest of stockholders and, accordingly, that management should investigate the matter further and present a recommendation to the Board at its October meeting.

     On or about October 20, 2004, Mr. Vernon, after discussions with the investment banking firm, Friedman Billings Ramsey, contacted Donnelly Penman & Partners to discuss an engagement, subject to Board approval, to make an appraisal of the Common Stock and render a fairness opinion. At a Board meeting held on October 21, 2004, management made its presentation to the Board and recommended going private by means of a reverse stock split. After a full and complete discussion of the proposed reverse stock split and the other going private alternatives, including an issuer tender offer, a sale of the Company and market repurchases followed by a short-form merger, the Board determined that it would be advisable for the Company to engage in a going private transaction by means of a one-for-1,000 reverse stock split. The Board also determined that all fractional shares resulting from the split would be repurchased. The Board authorized the calling of a special meeting of stockholders to vote on the proposal and authorized the independent directors to retain an investment banking or appraisal firm to assist in providing a valuation of the Common Stock and render a fairness opinion. All directors, except Mr. Whitmer, participated in the meeting. On October 22, 2004, the Company issued a press release to announce a special stockholder meeting to vote on a one-for-1,000 reverse stock split. On October 28, 2004, the independent directors retained Donnelly Penman & Partners to act as the Company's financial advisor with respect to the reverse stock split.

     During the period November 1 to November 15, 2004, management team engaged in due diligence discussions with Donnelly Penman & Partners, including a session at the Company's headquarters on November 15, 2004, which was attended by Mr. Vernon, Ms. Mackus, Mr. Allio, CFBank's management and John C. Donnelly of Donnelly Penman & Partners. That same day Ms. Liutkus and Sean M. O'Donnell of Donnelly Penman & Partners discussed the Company's financial statements in a telephone conference. The Board met again on November 18, 2004. All members of the Board were present, except Jeffrey W. Aldrich and William R. Downing. At that meeting, Donnelly Penman & Partners delivered its oral fairness opinion and written valuation report to the Board and discussed its process and methodology used to determine the fair market value per share of Common Stock. Members of the Board questioned Messrs. Donnelly and O'Donnell regarding the financial advisor's methodology and conclusions, and there was further discussion regarding the going private alternatives. Afterward, the Board affirmed its earlier determination to engage in a reverse stock split. The Board also discussed the valuation, concluded that $14.04 was the fair value per share and approved Donnelly Penman & Partners' report. The Board and Messrs. Donnelly and O'Donnell then discussed the appropriate premium to be paid in connection with the repurchase of fractional shares. The Board decided that a premium of $0.46 per share would be fair, and, accordingly, the Board fixed the price to be paid for fractional shares at $14.50 per pre-split share. Finally, in order to (i) reduce the cost of repurchasing fractional shares and (ii) further reduce the number of persons who no longer would be stockholders after the split, the Board changed the reverse stock split ratio from one-for-1,000, as previously announced, to one-for-500. Subsequently, on that same date, Donnelly Penman & Partners delivered its written Fairness Opinion, a copy of which is included with this Proxy Statement as Exhibit A. On November 24, 2004, the Company issued an updated press release announcing the revised split ratio.

     At a meeting held on February 1, 2005, attended by all members of the Board, except Jerry F. Whitmer, the Board changed the reverse stock split ratio to one-for-325 and determined that the Company would repurchase only the fractional share of any stockholder who held fewer than 325 shares before the reverse stock split. A fractional share created by the split would be issued to any holder of 325 or more shares before the split, and such holder would not receive any cash payment. However, in order to facilitate future trading in the over-the-counter market, the company would consider proposing to its remaining stockholders, at some time after the reverse stock split were completed, a 325-for-one forward stock split that would eliminate any then existing fractional shares. These actions were taken to further reduce transaction costs and minimize the number of stockholders who would be cashed out as a result of the split.

     In all its deliberations, the Board carefully considered the impact of the reverse split on unaffiliated stockholders, both those who would be cashed out and those who would remain as stockholders after the split. The Board determined that deregistering and delisting the Company's capital stock would be in the best interest of the Company and all its stockholders, whether affiliated or unaffiliated. The Board also fully discussed and considered the potential adverse impact that terminating the Company's Exchange Act registration of the Common Stock could have on stockholders, market makers and potential investors, as well as the additional expense that would be incurred should the Company effect another Exchange Act registration in the future. The Board noted the following:

          1. Being a public company generally provides investment liquidity for stockholders, easier access to capital, the option to use company stock as capital in an acquisition and an enhanced corporate image. While these benefits often justify the additional accounting, legal and other costs of being a public company, their availability depends upon active trading of the company's stock and a market price that provides some certainty in valuing the company. Although not unexpected, given the Company's size, the Common Stock trades so infrequently and in such small volumes that few, if any, of the benefits of being a public company are available to the Company.

          2. Recent legislation, most notably Sarbanes-Oxley and the regulations adopted by the SEC and Nasdaq(R) in furtherance of the purposes of Sarbanes-Oxley, has greatly increased the compliance costs of being a public company, both with respect to substantially higher legal and accounting costs and the significantly greater amount of time the Company's executives and employees must devote to compliance with securities laws. Although the Company has been subject to some provisions of Sarbanes-Oxley for more than two years, as a small business issuer it will not become subject to the legal, accounting and other costs attendant to complying with the internal control provisions of Sarbanes-Oxley until fiscal 2005.

          3. A private company does not have to implement many complex and costly requirements of Sarbanes-Oxley, file reports with the SEC or comply with the corporate governance rules and onerous disclosure requirements of the SEC and Nasdaq(R). Thus, a private company's costs are much lower, and its management can focus on long-term goals and values, rather than each quarter's financial results and the attendant market reaction.

PURPOSES OF AND REASONS FOR THE TRANSACTION

     The primary purpose of the reverse stock split is to enable the Company to terminate the registration of the Common Stock under Section 12(g) of the Exchange Act. The Board believes the Company and its stockholders currently derive no material benefit from continued registration under the Exchange Act.

     Although the Common Stock is quoted on Nasdaq(R), trading is limited. During the period October 1, 2003 through December 31, 2004, the average daily trading volume was only 3,466 shares, notwithstanding that the Company has approximately 1,131 stockholders (approximately 603 record holders). Since the Company's principal operating asset is a small community bank and the Common Stock historically has not traded in any appreciable volumes, the Board believes there is little likelihood that a more active trading market will develop in the foreseeable future.

     The lack of a more active trading market for the Common Stock denies the Company's stockholders the liquidity and more certain valuation that a public company stockholder expects and ought to receive. In addition, given the lack of interest in the Common Stock, management cannot use the Company's public company status to raise capital through sales of securities in a public offering or to acquire other businesses using the Common Stock as consideration. Finally, the Board does not believe that customers of the Company's operating subsidiaries consider the status of the holding company parent as a private or public company to be important in a decision to do business with the Company's subsidiaries.

     The Company's status as a public company not only has failed to provide any material benefit to the Company or its stockholders, but it also places a significant financial burden on the Company. As an Exchange Act registrant, the Company must comply with the disclosure and reporting requirements of the Exchange Act. The cost of complying with these requirements has increased dramatically in recent years, as a result of the enactment of Sarbanes-Oxley and the adoption of SEC and Nasdaq(R) regulations intended to further its purposes. These costs will increase even more dramatically as the Company becomes subject to reporting on internal controls beginning with fiscal year 2005. The Company's current annual legal and accounting costs for securities law compliance are approximately $120,000. Management estimates that compliance with the more onerous requirements applicable to the Company in 2005 will add at least an additional $160,000 to the Company's annual compliance costs, for a total annual cost of at least $280,000. The Company also incurs printing, postage, data entry, stock transfer and other administrative expenses related to servicing its stockholders. In addition to these direct costs, the Company's management and employees must devote substantial time and energy to preparing the current, periodic and other reports that must be filed under the Exchange Act. Those costs currently aggregate approximately $103,000 annually, but they are expected to increase substantially in 2005 as the Company becomes subject to internal control regulations. As a private company, the Company will avoid more than $280,000 in direct annual costs, and the Company's management and employees will be able to focus more time and effort on the Company's operations.

     The Board believes it would be imprudent to expend the Company's limited financial and executive resources to continue the registration of the Common Stock to the probable detriment of the Company's ongoing business. The savings realized by the Company in no longer having to comply with the onerous reporting and other requirements imposed upon a public company will be invested in the business. The Board believes that stockholder value will be increased as management is allowed to focus its attention and resources on implementing the Company's business plan and long-term strategy.

     The Company's acquisition of Reserve Mortgage Services, Inc. in October 2004 was not a factor in the decision to take the Company private through a reverse stock split.

ALTERNATIVES CONSIDERED

     After determining that continuing to incur the substantial costs attendant to being a public company would be detrimental to the Company's stockholders, the Board made a decision to proceed with a going private transaction. Before approving a reverse stock split as the method to be used for that purpose, the Board considered the following alternatives:

     - Sale of the Company. The Board considered a sale of the Company to an affiliate or a third party and determined that selling the Company was not a viable alternative. That determination was influenced to a considerable extent by the Board's perception that awareness of an impending sale might create an unstable work environment that could result in employee resignations and otherwise disrupt the Company's business. Moreover, there was no assurance that a purchaser willing to pay a fair price could be found in a reasonably short period of time, given the limited progress that had been made in expanding the operations of CFBank for growth and increased profitability. Since relieving the Company of its reporting and other burdens as a public company is of paramount importance to management's strategy for making the Company profitable, it is important to the Board that a going private transaction be completed on the earliest practicable date. Unwilling to subject the Company to the potential adverse impacts of a possible sale or to accept the uncertain timing of a sale, the Board decided to explore other methods of taking the Company private.

     - Issuer Tender Offer. The Board the considered a tender offer by the Company to repurchase sufficient shares of the Common Stock to reduce the number of stockholders to fewer than 300. This method also was determined to be unacceptable. First, it is uncertain a sufficient number of stockholders would tender all their shares so that that the number of stockholders would be reduced to fewer than 300. Second, if even that objective were met, the cost of the transaction potentially would exceed substantially the cost of a reverse stock split, given the requirement of pro rata acceptance of stockholder offers. If the Company did not repurchase all shares tendered, it could not repurchase any shares unless it repurchased the same percentage of shares owned by each tendering stockholder.

     - Market Repurchases Followed by a Short-Form Merger. The Board considered forming a group of the Company's largest stockholders to engage in market repurchases followed by a short-form merger. The Company has only two 5% or greater stockholders: the CFBank Employees' Savings & Profit Sharing Plan, all the shares held by which are voted by the individual plan participants, and Richard J. O'Donnell, a member of management. Given that management collectively owns only 18.6% of the outstanding shares of Common Stock (including the shares owned by Mr. O'Donnell), this option was not deemed to be a viable alternative. Moreover, it was considered to be unfair to unaffiliated stockholders.

EFFECTS OF THE TRANSACTION ON THE COMPANY

     - Approximately 89,323 shares will be exchanged for cash in lieu of fractional shares in the reverse stock split. The number of outstanding shares of Common Stock will decrease from 2,225,987 before the split to approximately 6,574.35 following the split, and there will be less liquidity for stockholders than currently exists.

     - The Common Stock is registered under the Exchange Act and quoted on Nasdaq(R). The Company may terminate the registration of its Common Stock, if there are fewer than 300 record holders of outstanding shares of the Common Stock. The reverse stock split will reduce the Company's number of stockholders of record from approximately 641 to approximately 255, and the Company intends to apply to the SEC for termination of the registration of the Common Stock under the Exchange Act. Following termination of registration, the Common Stock no longer will be quoted on Nasdaq(R). Termination of registration under the Exchange Act will reduce substantially the information required to be furnished by the Company to its stockholders. The Company no longer will be required to file proxy statements or current, periodic and other reports or statements with the SEC, but the Company will continue to file reports with the Officer of Thrift Supervision. The Company no longer will be subject to the provisions of Sarbanes-Oxley and the rules promulgated thereunder or the liability provisions of the Exchange Act, and the chief executive and financial officers of the Company no longer will be required to certify as to the accuracy of the Company's financial statements.

     - Approximately $1,295,000 will be required to pay for the fractional shares of Common Stock exchanged for cash in the reverse stock split. Legal, accounting and other fees and expenses related to the transaction will be approximately $128,000. Of that amount, approximately $25,000 will be expended for the costs of fair market valuation of the Common Stock and the fairness opinion, $75,000 for legal fees, $5,000 for accounting fees; $10,000 for printing costs; $8,500 for solicitation costs and $4,500 for other fees and expenses. Although, in the short term, the Company's available cash will be reduced by the cost of the transaction, the incurrence of these costs is not expected to have any material adverse effect on the Company's capital, liquidity, operations or cash flow. However, (i) aggregate stockholders' equity as of September 30, 2004 will be reduced from approximately $18,395,000 on an historical basis to approximately $16,972,000 on a pro forma basis, (ii) book value per share of Common Stock as of September 30, 2004 will increase from $8.92 per share on an historical basis to approximately $2,795.95 per share on a pro forma basis and (iii) net loss per share of Common Stock of $0.61 on an historical basis for the nine months ended September 30, 2004, will increase to approximately $221.22 per share on a pro forma basis.

     - Beginning in fiscal year 2005, the Company expects to save more than $280,000 annually in direct costs and an indeterminable amount in indirect costs. These projected savings result from termination of the registration of the Common Stock under the Exchange Act. As a private company, the Company will not incur the substantial legal, accounting and other costs associated with Exchange Act compliance, and the time and effort of management and other employees can be focused more directly on the Company's operations.

     - The directors and officers of the Company before the Transaction is completed will be the directors and officers of the Company after the Transaction is completed.

     - Generally, it is more difficult for a private company than a public company to sell its capital stock or debt securities. Accordingly, it is expected that the Company's ability to raise capital that might be needed for expansion or otherwise will be significantly reduced as a private company.

EFFECTS OF THE TRANSACTION ON STOCKHOLDERS

     - On the effective date of the reverse stock split, each stockholder will receive one share of common stock for each 325 shares held immediately prior thereto. No fractional share will be issued to any holder of fewer than 325 shares; such fractional share will be repurchased by the Company for a cash payment equal to $14.50 per pre-split share. Thus, any stockholder who owned fewer than 325 shares before the split will be cashed out, no longer will be a stockholder of the Company and will not be entitled to vote as a stockholder or share in the Company's assets, earnings or profits. The fractional share, if any, held by any holder of 325 or more shares prior to the split will not be repurchased.

     - The ability of a stockholder to buy and sell shares of the Common Stock will be adversely impacted by the split. The Common Stock no longer will be quoted on Nasdaq(R), and, although at least one market maker is expected to continue to make a market in the Common Stock on NASD's Electronic Bulletin Board (OTCBB), there is no certainty that an active trading market for the Common Stock will develop at any time following the completion of the reverse stock split. Since the Company no longer will file reports with the SEC, a continuing stockholder's legally mandated access to information about the Company's business and results of operations also will be adversely impacted by the reverse stock split.

     - Although the Common Stock will be eligible for quotation in the over-the-counter market maintained by the NASD Electronic Bulletin Board (OTCBB), so long as the Company remains current in its filings with the U.S. Department of Treasury -- Office of Thrift Supervision, the OTCBB is not an issuer listing service, market or exchange, and, accordingly, the Common Stock will be quoted on the OTCBB, only if one or more market makers decides to make a market in the Common Stock. While there is no certainty, at least one market maker that currently follows the Company is expected to continue to make a market in the Common Stock on the OTCBB. However, on the OTCBB, the spread between bid and ask prices likely will be greater than on Nasdaq(R).

     - There are no differences between the respective rights, preferences and limitations of the shares of Common Stock currently outstanding and the shares to be outstanding after the reverse stock split becomes effective. There will be no difference with respect to dividend, voting, liquidation or other rights associated with the Common Stock before and after the reverse stock split.

     - The percentage of beneficial ownership of the Common Stock held by the Company's directors and officers as a group will increase from approximately 18.6% pre-split to approximately 19.3% post-split. This group of directors and officers will have greater voting power, as a group, in any matter submitted to a vote of stockholders.

     - After the reverse stock split, the Common Stock will not be registered under the Exchange Act. The Company's directors, officers and major stockholders no longer will be subject to the Exchange Act reporting and short-swing profit provisions of Section 16. However, they also will be deprived of the ability to dispose of shares of Common Stock pursuant to the Rule 144 exemption from the registration requirements of the Securities Act of 1933 (the "Securities Act). The Company's directors and officers will continue to be subject to the fiduciary and other obligations of Delaware law.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION

     Although the following discussion is intended to set forth all material tax consequences to the Company and its stockholders as a result of the reverse stock split, you are strongly urged to consult your tax advisor to determine the particular tax consequences to you of the reverse stock split, including the applicability and effect of federal, state, local, foreign and other tax laws.

     With respect to a stockholder, the discussion addresses only the United States federal income tax consequences to a stockholder who holds shares as a capital asset. It does not cover all federal income tax consequences that may be relevant to a particular stockholder based upon individual circumstances or to any stockholder subject to special rules, such as a financial institution, a tax-exempt organization, an insurance company, a dealer in securities or a foreign holder who acquired shares pursuant to the exercise of employee stock options or otherwise as compensation. The disclosure is based upon the Code and laws, regulations, rulings and decisions in effect as of the date of this proxy statement, all of which are subject to change, possibly with retroactive effect, and to differing interpretations. The disclosure does not address the tax consequences to a stockholder under state, local and foreign laws. The Company has neither requested nor received a tax opinion from legal counsel with respect to any of the matters discussed herein. No rulings have been or will be requested from the Internal Revenue Service (the "IRS") with respect to any of the matters discussed. There can be no assurance that future legislation, regulations, administrative rulings or court decisions would not alter the consequences set forth below.

     The Company. The reverse stock split will be a tax free reorganization, as described in Section 368(a)(1)(E) of the Code, and, accordingly, the Company will not recognize taxable income, gain or loss in connection with the reverse stock split. Moreover, the Company has sufficient cash reserves for the repurchase of fractional shares, and it will not require a dividend from its subsidiary, CFBank, for that purpose.

     Receipt of Shares of New Common Stock. A stockholder who receives shares of new Common Stock in the transaction (i.e., a stockholder who owns 325 or more shares on a pre-split basis) will not recognize gain or loss, or dividend income, as a result of the shares received in the reverse stock split, and the basis and holding period of such stockholder in shares of old Common Stock will carry over as the basis and holding period of such stockholder's shares of new Common Stock.

     Receipt of Cash in Lieu of Fractional Share. The receipt by a stockholder of cash in lieu of a fractional share of new Common Stock pursuant to the reverse stock split will be treated as a redemption of stock and will be a taxable transaction for federal income tax purposes. The tax treatment of a redemption of stock is governed by Section 302 of the Code and, depending on a stockholder's situation, will be taxed as either: (i) a sale or exchange of the repurchased shares, in which case the stockholder will recognize gain or loss equal to the difference between the cash payment and the stockholder's tax basis for the repurchased shares; or (ii) a cash distribution which is treated: (1) first, as a taxable dividend to the extent of the Company's earnings and the Company's accumulated earnings and profits; (2) then, as a tax-free return of capital to the extent of the stockholder's tax basis in the repurchased shares; and (3) finally, as gain from the sale or exchange of the repurchased shares.

FAIRNESS OF THE TRANSACTION TO STOCKHOLDERS

     The Board unanimously determined that the Transaction is fair to each unaffiliated stockholder, irrespective of whether the unaffiliated stockholder is cashed out or continues as a stockholder of the Company following the reverse stock split. The procedures the Board followed and the specific factors it considered in reaching that determination are set forth below.

     At meetings held on October 21, 2004 and November 18, 2004, the Board fully considered the relative advantages and disadvantages to the Company of being a public or private company, as discussed above and below under this caption "Special Factors," which begins on page 6. The Board concluded that the Company and its stockholders derived little, if any, benefit from operation as a public company. That determination primarily was based upon the increasing costs of regulatory compliance. After discussing various alternatives, the Board decided that the most effective means to take the Company private was through an amendment to the Company's Certificate of Incorporation to effect an appropriate reverse stock split. At the meeting on October 21, 2004, the Board determined that the split would be one-for-1,000. At the meeting on November 18, 2004, the split ratio was changed to one-for-500. At a subsequent meeting on February 1, 2005, the ratio was further reduced to one-for-325. The Board's purposes in changing the split ratio were to (i) reduce the Company's transaction costs and
(ii) keep to a reasonably practicable minimum the number of stockholders who would be cashed out and cease to be stockholders of the Company, while still meeting the Company's objective to reduce the number of stockholders to fewer than 300. As discussed below, the Board expressly found that the reverse stock split was both procedurally and substantively fair to affiliated and unaffiliated stockholders, notwithstanding the absence of certain safeguards.

  PROCEDURAL FAIRNESS

     Board Approval. The Board carefully followed the procedures mandated by Delaware law, applicable securities law and the Company's Certificate of Incorporation and Bylaws. The seven-member Board, six of whose members are independent, unanimously approved the amendment to effect the reverse stock split, after carefully considering the impact of the proposed split on both affiliated and unaffiliated stockholders. Each director will continue to be a stockholder of the Company after the split is completed, as will any unaffiliated stockholder holding 325 or more shares prior to the split. The proceedings in which the Board approved the transaction were duly noticed and convened.

     Board and Officer Voting Intentions and Recommendations. It is the Company's understanding that the directors and officers of the Company intend to vote all their shares in favor of the proposal to amend the Certificate of Incorporation to effect the reverse stock split. After reasonable inquiry, the Company is unaware of any recommendation in support of or opposed to the proposal made by any director or executive officer of the Company, other than the recommendation of the Board to vote in favor of the proposal. However, the Company believes that any director or officer of the Company would recommend a vote in favor of the proposal to any stockholder making inquiry.

     Solicitation and Costs. The Board is requesting your proxy, and the Company has retained Georgeson Shareholder Communications Inc. to assist with the solicitation of proxies. The Company will pay Georgeson a fee of $7,000 and reimburse its reasonable expenses in an amount not to exceed $1,500. The Company also will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Common Stock. Directors, officers and regular employees of the Company may also solicit proxies personally or by telephone and will not receive additional compensation for these activities. All costs of soliciting proxies will be paid by the Company.

     No Separate Vote of Unaffiliated Stockholders. In addition to Board approval, under Delaware law, an amendment to effect a reverse stock split also must be approved by a majority of the outstanding shares of Common Stock. The Board has duly called and noticed a Special Meeting of Stockholders to be held on March 14, 2005 for the purpose of considering and approving the amendment. Based upon 2,225,987 shares outstanding on the Record Date, the proposal will pass if at least 1,112,294 shares are voted in favor of the proposal. Of the outstanding shares, 1,808,327 shares or 81.2% are held by persons unaffiliated with the Company. Management collectively owns only 417,660 of the outstanding shares or 18.6%, and thus management will not control the vote on the Board's proposal to take the Company private. Even if all 417,660 shares held by management are voted in favor of the proposal, the proposal will not be adopted, unless at least 695,334 or 38.45% of the 1,808,327 shares held by unaffiliated stockholders also are voted in favor. If fewer shares of affiliated stockholders are voted for the proposal, a greater percentage of the shares held by unaffiliated stockholders will be required for its adoption. Note that the approving vote of a majority of the outstanding shares held by unaffiliated stockholders is not required under Delaware law or by the Company's Certificate of Incorporation or Bylaws to approve the Transaction. Thus, the Company's unaffiliated stockholders will not be entitled to vote as a class on the proposal. The unaffiliated stockholders who will be cashed out also do not have the right to vote as a class on the Transaction. If the unaffiliated stockholders had that right, they could defeat the proposal irrespective of its approval by a majority of all stockholders. Although the Board has not structured the transaction to require the approving vote of at least a majority of the shares held by unaffiliated stockholders, the Board believes the transaction is fair to unaffiliated stockholders, because the transaction was approved unanimously by the independent directors (none of whom owns more than 2% of the outstanding shares), and the independent directors were charged with the responsibility to represent the interests of the stockholders who would be cashed out as a result of the split. The independent directors alone selected the independent valuation firm to recommend the fair value of the shares to be repurchased, and that firm's opinion subsequently was adopted by the Board and increased by a substantial premium in determining the price to be paid for repurchased shares. The independent directors as a group controlled the outcome of the Board's deliberations. However, even assuming all 417,660 shares owned by management are voted in favor of the proposal, it will not be adopted unless at least 695,334 shares or 38.45% of the shares held by unaffiliated stockholders are voted in favor.

     No Unaffiliated Representative. A majority of directors who are not employees of the Company have not retained an unaffiliated representative to act solely on behalf of unaffiliated stockholders for purposes of negotiating the Transaction. Given the composition of the Board with six of seven directors independent, the experience of the Board and the Board's familiarity with the Company, including its financial condition and prospects, the Board decided that the expense of establishing an independent advisory board or hiring an independent party to represent the interests of the Company's unaffiliated stockholders was not warranted. The cost of retaining a representative to represent only the interest of unaffiliated stockholders would have reduced the value of the Company to those unaffiliated stockholders who continued as stockholders of the Company following completion of the Transaction. In reaching its decision, the Board noted that there are no significant differences between the benefits to be enjoyed by unaffiliated and affiliated stockholders, as such, as a result of the Transaction. The distinction among stockholders is based upon the number of shares held by any stockholder on the effective date of the reverse stock split, rather than the presence or absence of an affiliation with the Company. A stockholder who is cashed out will enjoy the benefits of receiving a premium and selling shares in a fee-free transaction, while no stockholder, whether affiliated or unaffiliated, who remains as a stockholder after the split, will receive those benefits. If the Board had retained an independent party to represent only the interests of unaffiliated stockholders who would be cashed out, it is unlikely that the ultimate proposal, if any, might have been structured more favorably to the interests of such stockholders, since the goal of the Board is to bring the number of stockholders to fewer than 300, while keeping the costs of repurchasing shares to $2 million or less. It is unlikely that the Board will complete any transaction in which the cost exceeds that amount. As noted below, under the caption "Substantive
Fairness -- Unaffiliated Stockholders Who Are Cashed Out," the independent directors did retain an independent valuation firm to assist them in determining the price to be paid for fractional shares.

  SUBSTANTIVE FAIRNESS

     Unaffiliated Stockholders Who Are Not Cashed Out. While any stockholders, whether affiliated or unaffiliated, whose fractional share is not repurchased, will not receive the benefit of the premium or the ability to sell shares without brokerage fees and will hold stock in a company whose shares no longer are traded on Nasdaq(R), such a stockholder will enjoy the benefit of continued ownership of a Company with significantly lower operating costs, and the Board believes that the direct and indirect costs savings the Company will enjoy when it terminates its public company status will be more significant to a continuing stockholder than the benefits that derive from being a public company. These costs savings should have no adverse impact on the ability of the Company and its subsidiaries to deliver services to customers, and, accordingly, a continuing stockholder will profit from any increased value of the Company that might result from reducing the costs of doing business. However, as noted below, under "Appraisal Rights," any unaffiliated stockholder who owns more than 325 shares may sell shares prior to the effective date of the Transaction in order to ensure being cashed out and thus enjoy the premium and the ability to sell without brokerage fees.

     Unaffiliated Stockholders Who Are Cashed Out. A stockholder who is cashed out in the reverse stock split will receive a fair price for the stockholder's shares, including a premium over fair value and the ability to sell without brokerage fees. Although a cashed-out stockholder, whether affiliated or unaffiliated, will have to surrender the stockholder's shares involuntarily, and thus will exert no control over the timing or price of the sale of the stockholder's shares, there is no certainty that the stockholder could effect a sale of shares at a time of the stockholder's choosing or at the same or a more favorable price. Of course, any stockholder who is cashed out no longer will be a stockholder of the Company and will not be entitled to vote as a stockholder or share in the Company's future assets, earnings or profits. However, as noted below, under "Appraisal Rights," any unaffiliated stockholder who owns fewer than 325 shares may purchase shares prior to the effective date of the Transaction in order to avoid being cashed out. The independent directors acting alone, in order to ensure that stockholders being cashed out received a fair price for their fractional shares, retained Donnelly Penman & Partners, an independent valuation firm, to give its opinion as to the fair market value of the Common Stock and as to the fairness, from a financial point of view, of the consideration to be received by stockholders of the Company. The independent directors believe, and the Board expressly found that, under the circumstances, the retention of Donnelly, Penman & Partners was sufficient to ensure that the price paid to unaffiliated stockholders would be fair.

     Appraisal Rights. As noted below under the caption "No Appraisal Rights," no stockholder, whether unaffiliated or affiliated, has any appraisal rights under Delaware law, the Certificate of Incorporation or the Company's Bylaws in connection with the reverse stock split. Thus no stockholder who dissents from the price offered by the Company may ask an appropriate court to determine the fair price of the stockholder's shares. If the proposal is approved by a majority of the outstanding shares, irrespective of whether held by affiliated or unaffiliated stockholders, an unaffiliated stockholder holding fewer than 325 shares prior to the split generally will have no choice but to accept the Company's price of $14.50 per pre-split share. However, while there are no appraisal rights available to any dissenting stockholder, there may exist other rights or actions under state law for aggrieved stockholders. Although the nature and extent of such rights or actions are uncertain and may vary depending upon facts or circumstances, stockholder challenges to corporate action in general are related to the fiduciary responsibilities of corporate officers and directors and to the fairness of corporate transactions. For example, certain stockholders could take legal action against the Company and the Board to claim the Transaction was unfair to unaffiliated stockholders who were cashed out or there was no justifiable or reasonable business purpose for the Transaction. Finally, any stockholder who holds 325 or more shares and wishes to benefit from receipt of the premium being paid for fractional shares may sell shares to reduce holdings to fewer than 325 shares, and any stockholder who holds fewer than 325 shares and prefers to remain as a stockholder following the split may purchase sufficient shares prior to the effective date to increase holdings to 325 or more shares. The Company is not aware of any other right or relief that may be available to stockholders at law or in equity. Notwithstanding the lack of judicial process to determine the fair value of repurchased shares, the Board believes that the determination of that value by an independent valuation firm and the Board's acceptance of that value and the addition of a substantial premium in determining the price to be paid for fractional shares provides adequate assurance to those unaffiliated stockholders who will be cashed out that they have received a fair price for their shares.

     Other Offers. From time to time the Company receives offers regarding business combinations or acquisition of certain Company assets. Within the last two years, the Company received two offers; neither offer was in writing.

     The first offer was made by an unaffiliated person who approached management regarding the purchase of certain operating assets of CFBank, a subsidiary of the Company. The offer was unacceptable. The offeror wanted to acquire certain assets of the Company, including more than 70% of its deposits, 50% of its loan portfolio and one-half its offices, but the offered price was less than one-third the market value of the Company's shares. In effect, accepting the offer would have gutted the Company of significant assets and greatly diminished the Company's value. Accepting the offer clearly was not in the best interest of the Company's stockholders. Although the offer was not in writing, the Board considered the interest in the Company as one factor in its determination that stockholders who were cashed out should receive a premium over the fair value to be paid for their repurchased shares. However, the amount of the offer for the asset purchase, which the Board considered inadequate, was not considered in determining the fair value of the shares or the premium to be paid, because doing so would have resulted in a lower price paid for repurchased shares.

     A representative of an unaffiliated group later approached Mr. Vernon to express an interest in purchasing the entire Company. However, the group was unable to raise the necessary financing and never made a firm offer or proposed specific terms for the purchase. Accordingly, the Board did not consider that a firm offer had been made, and the offer was not considered in determining the price (fair value or premium) to be paid for fractional shares.

     Other than these two offers, no offer has been made by any person during the preceding two years for (i) merger or consolidation of the Company into or with such person, (ii) the sale or other transfer of all or any substantial part of the Company's assets or (iii) the purchase of a number of shares of Common Stock that would enable the holder thereof to exercise control of the Company.

FACTORS IN SUPPORT OF THE TRANSACTION

  - A stockholder who owns at least 325 shares and thus will remain a stockholder following the reverse stock split will benefit from the savings realized by the Company in reducing the direct and indirect operating costs the Company otherwise would incur as a public company.

  - Any stockholder who owns fewer than 325 shares will receive a fair price for the fractional share that otherwise would be owned following the reverse stock split. The Board did consider that a stockholder who will receive only cash will have no control over the timing or price of the sale of the stockholder's shares. However, the Board also noted that there is limited liquidity for shares of the Common Stock, and thus a stockholder already has a limited choice as to timing and price. The Board determined that the certainty of liquidity through the reverse stock split, together with the price being paid in lieu of a fractional share, made the transaction fair, even taking into account the lack of control over timing and price. The Board also noted that a stockholder would be able to dispose of shares without incurring brokerage costs.

FACTORS NOT IN SUPPORT OF THE TRANSACTION

  - Following termination of its Exchange Act registration, the Common Stock no longer will be listed or traded on Nasdaq(R), and thus the liquidity of the Common Stock and the ability of the Company to raise capital will be adversely affected. The Common Stock will be eligible for quotation in the over-the-counter market maintained by the NASD Electronic Bulletin Board (OTCBB), so long as the Company remains current in its filings with the U.S. Department of Treasury -- Office of Thrift Supervision. The OTCBB is a regulated quotation service that displays real-time quotes, last-sale prices and volume information in over-the-counter securities. Securities eligible for quotation on the OTCBB generally include any equity security not listed or traded on Nasdaq(R) or a national securities exchange, but with respect to which periodic reports are filed either with the SEC or another applicable governmental regulatory agency. However, the OTCBB is not an issuer listing service, market or exchange, and thus the Common Stock will be quoted on the OTCBB, only if one or more market makers decides to make a market in the Common Stock. While there is no certainty, at least one market maker that currently follows the Company is expected to continue to make a market in the Common Stock on the OTCBB. However, even if the Common Stock is quoted on the OTCBB, at any given time the spread between the bid price and asked price likely would be greater than it would be if the Common Stock continued to be traded on Nasdaq(R). In addition, it generally will be more difficult to obtain accurate, timely information concerning pricing and trading volume and execute trades. As a practical matter, no stockholder should assume that there will be an active trading market for the Common Stock following completion of the reverse stock split. However, the current Nasdaq(R) public trading market for the Common Stock is not highly liquid, and the Board believes that any further loss of liquidity will have little effect on the Company's stockholders and will be outweighed by the benefits of going private.

  - Upon termination of the registration of the Common Stock, the Company no longer will file proxy statements and current, periodic and other reports and statements with the SEC, and information regarding the Company's operations and financial results no longer will be publicly available. Continuing stockholders will have a limited right to obtain such information from the Company under Delaware law. The Board does not believe this factor makes the transaction unfair to any affiliated or unaffiliated stockholder who remains as a stockholder of the Company, because any detriment that may result from termination of public filings will be offset by the cost-saving benefits to the Company of no longer being a public company.

  - Any unaffiliated stockholder who will be cashed out will have no further interest in the Company and thus will not have the opportunity to participate in the potential upside of any increase in the value of shares of the Common Stock.

     Fairness of the Price. In analyzing the fairness of the price to be paid for fractional shares of the Common Stock, the Board considered and reviewed the following documentation and information:

     - Written Fairness Opinion of the value of the Common Stock by Donnelly Penman & Partners

     - Company's annual financial statements, including consolidated audited financial statements for each of the past five years up to and including December 31, 2003

     - Company's quarterly unaudited financial statements for the fiscal quarters ended March 31, 2004, June 30, 2004 and September 30, 2004

     - Management projected revenue and cost budgets for the fiscal year ending December 31, 2004 (see Discounted Dividend Analysis discussion below for information regarding these 2004 projected revenue and cost budgets)

     - Terms of the reverse stock split and its effect on the Company's stockholders

     - Market information on recent prices and trading volumes of the Common
       Stock

     - Pro forma financial effects of the reverse stock split on the Company and its stockholders

     - Tax effects of the reverse stock split on the Company's stockholders

     In approving the split and setting the price to be paid for fractional shares, the Board did not consider the Company's recent purchases of its shares in the market, because the prices at which the Company purchased those shares are substantially below the current fair value of a share of Common Stock, nor did the Board consider two recent offers it received for purchase of the Company or a portion of its assets. Information regarding those purchases is set forth below under the caption "Prior Stock Purchases" on page 29, and information regarding the two recent offers is set forth above under the caption "Special Factors -- Fairness of the Transaction to Stockholders -- Substantive Fairness" on page 14.

     The Board considered the following specific factors in reaching its (i) decision to approve and recommend the reverse stock split and (ii) its conclusion that the price to be paid to certain unaffiliated stockholders in lieu of fractional shares resulting from the reverse stock split was fair to such stockholders. Individual directors may have given differing weights to different factors. Due to the relative illiquidity of the Common Stock, the Board as a whole generally placed more emphasis on the Fairness Opinion than on the stock price as quoted on Nasdaq(R), and the Board ultimately adopted the findings of Donnelly Penman & Partners.

     - Current and Historical Market Prices of the Company's Common
       Stock. Although the Common Stock is quoted on Nasdaq(R), there is a limited trading market for the Common Stock. The high and low sale prices for the Common Stock from January 1, 2003 to December 31, 2004, ranged from a high of $18.00 on June 15, 2004 to a low of $9.28 per share on February 21, 2003. The closing sale price of the Common Stock on October 21, 2004, which was the last trading day on which the Common Stock was traded before announcement of the proposed reverse stock split on October 22, 2004, was $12.70 per share.

     - Premium Over Market Price. In order to increase the value of the transaction to those unaffiliated stockholders who hold fewer than 325 shares pre-split and thus will be cashed out in the reverse stock split, the Board decided to add a premium to the price to be paid for fractional shares. The $14.50 price to be paid for fractional shares includes a premium of $0.46 per share over the fair value of $14.04, as determined by Donnelly Penman & Partners, and also represents a premium of $1.80 per share (14.2%) over the last closing trading price of $12.70 prior to the announcement of the reverse stock split on October 21, 2004, and a premium of $1.70 per share (13.3%) over the average closing trading price of $12.80 for the thirty calendar days prior to October 21, 2004.

     - Net Book Value. As of September 30, 2004, the book value per share of common stock was $8.92.

     - Going Concern Value. In rendering its opinion as to valuation, Donnelly Penman & Partners valued the Company as a going concern operating entity rather than as an asset intensive business or a business in liquidation. In assessing the fairness of the opinion as to value, the Board concurred with Donnelly Penman & Partners' valuation of the company as a going concern and adopted it as its own.

     - Liquidation Value. The Board did not consider the liquidation value of the Company when selecting the purchase price. A liquidation analysis is not believed to be a relevant factor because the liquidation of a bank or discontinuance of a bank's operations is not considered to be a viable alternative. Historically, banks have generally only been liquidated in the event of insolvency or receivership. The Fairness Opinion provided by Donnelly Penman & Partners assumed, as one method of analysis, the sale of the Company as a "whole" rather than in parts through liquidation or dissolution, and neither the Company's management nor the Board has any intention of liquidating the bank.

     As noted below under the caption, "Opinion of Financial Advisor," using the discounted dividend analysis or the comparable transaction analysis would have resulted in a higher price to be paid for fractional shares. However, as discussed below under the same caption, Donnelly Penman & Partners arrived at its Opinion based on the results of all the analyses it undertook, assessed as a whole, and it did not draw conclusions from or with regard to any one method of analysis, and, accordingly, Donnelly Penman & Partners did not believe the value derived from using discounted dividend analysis or the comparable transaction analysis accurately reflected the fair value of the shares. The preparation of a valuation is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In its review of the findings of Donnelly Penman & Partners, the Board also took into consideration that, (i) although there is no present intent to reduce or eliminate the dividend, the Company has not been profitable since fiscal 2002, and thus it may not be realistic to assume the Company will have the ability to continue to pay a dividend at historic levels or at all and (ii) the comparable transaction analysis assumes the purchase of the Company, and the Company does not have an offer to purchase the Company. The Board adopted the conclusions of Donnelly Penman & Partners in fixing the price to be paid for fractional shares at $14.50 per share of Common Stock on a pre-split basis. That price includes a premium of $0.46 per share over the fair value of $14.04 per share.

     Fair Price. On October 21, 2004, the Board met to discuss its initial conclusions and give approval to the reverse stock split. On November 18, 2004, the Board met again to consider the written valuation opinion and oral fairness opinion. The Board also determined that, based upon the factors discussed above, a payment of $14.50 per pre-split share was a fair price to be paid to certain unaffiliated stockholders for fractional shares resulting from the reverse stock split, and, accordingly, the Board decided to proceed with the reverse stock split at that price. Subsequently, Donnelly Penman & Partners delivered its written Fairness Opinion, a copy of which is included as Exhibit A to this Proxy Statement.

OPINION OF FINANCIAL ADVISOR

     The Company engaged Donnelly Penman & Partners to render its report and opinion with respect to the fair market per share value of the Common Stock for purposes of evaluating the proposed transaction and the fairness of the proposed transaction. At the November 18, 2004 meeting of the Board of Directors, Donnelly Penman & Partners presented a valuation report and opinion that reflected the fair value per share of the Common Stock of $14.04 as of November l5, 2004 and gave an oral opinion on the fairness of the proposed $14.50 per share price offered in the reverse stock split. The $14.04 value was derived utilizing a weighted average of valuation techniques and subset metrics of those valuation techniques. The analyses performed by Donnelly Penman & Partners were assigned a weighting based on its opinion of their relative comparability and significance with regard to the specific characteristics of the Company. The weightings assigned by Donnelly Penman & Partners are as follows:

     - Discounted Cash Flow Analysis (25%)

     - Recent Trading (24%: 8% each for 30 day, 90 day and 1 year trading averages)

     - Comparable Company Analysis (24%: 12% each for book value and tangible book value metrics)

     - Comparable Acquisition Analysis (24%: 8% each for book value, tangible book value and premium to core deposits metrics)

     Each metric's weighting is multiplied by the implied valuation calculated using that metric, the cumulative weightings sum to 100% and the resulting cumulative value is Donnelly Penman & Partners' calculated value per share of $14.04.

     Pursuant to the Company's request, Donnelly Penman & Partners confirmed its verbal fairness opinion with a written fairness opinion dated November 22, 2004, in which it stated that, as of November 18, 2004, the $14.50 per share price offered in the reverse stock split was fair from a financial point of view to the Company's shareholders. This fairness opinion is attached to this Proxy Statement as Exhibit A.

     Donnelly Penman & Partners is a regional investment banking firm of recognized standing. As part of its investment banking services, they are regularly engaged in the valuation of corporate entities on a stand-alone basis or in connection with capital raising and merger and acquisition transactions. No limitations were imposed by the Company upon Donnelly Penman & Partners with respect to the investigations made or procedures followed by Donnelly Penman & Partners in rendering its Opinion.

     Donnelly Penman & Partners was selected by the Company's independent directors. Donnelly Penman & Partners was selected based on the firm's reputation, experience (including particularly the firm's general experience with community banks in the Midwest) and price. No material relationship has existed during the past two years or is mutually understood to be contemplated, or compensation received or to be received, as a result of the relationship between Donnelly Penman & Partners and its affiliates and the Company and its affiliates except for the engagement described in this Proxy Statement. Donnelly Penman & Partners has been paid a fee of $25,000 plus reimbursement of its expenses, for performing the valuation and providing its fairness opinion. No part of the fee is contingent upon the success of the transaction.

     In arriving at its Opinion, Donnelly Penman & Partners has:

          1. Reviewed the Annual Reports of the Company for the years ended December 31, 2002 through 2003 as well as interim financial statements through October 31, 2004;

          2. Reviewed the November 18, 2004 Board of Directors report;

          3. Reviewed the Company's budget for the year ending December 31, 2004;

          4. Compared certain financial characteristics of the Company to certain publicly held companies Donnelly Penman & Partners deemed relevant;

          5. Reviewed current banking industry conditions and trends concerning the valuation of recent mergers and acquisitions;

          6. Conducted discussions with the senior management of the Company concerning the business and future prospects of the Company;

          7. Prepared a discounted dividend analysis of the Company based on a financial forecast derived from discussions with and deemed reasonable by management of the Company; and

          8. Reviewed such other data, including financial and industry data, performed such other analyses and taken into account such other matters as they deemed necessary or appropriate.

     In connection with rendering its Opinion to the Company, Donnelly Penman & Partners performed a variety of financial analyses, which are summarized below. Donnelly Penman & Partners believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without consideration of all factors and analyses, could create a misleading view of the analyses and the processes underlying Donnelly Penman & Partners Opinion. Donnelly Penman & Partners arrived at its Opinion based on the results of all the analyses it undertook, assessed as a whole, and it did not draw conclusions from or with regard to any one method of analysis. The preparation of a valuation is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description.

     The methods utilized by Donnelly Penman & Partners are among the most accepted methods of bank securities valuation. Donnelly Penman & Partners utilized four methods to value the Common Stock and is of the opinion that utilizing any other methods of valuation would be less relevant and would not lead to a materially different result. Donnelly Penman & Partners regularly values bank securities for purposes of "going private" transactions as well as for other non-transaction related strategic initiatives. The methods utilized for the Common Stock are substantially similar to those used by Donnelly Penman & Partners in previous valuations.

     Donnelly Penman & Partners did not make or obtain any independent evaluation, valuation or appraisal of the assets or liabilities of the Company, nor was it furnished with such materials. Donnelly Penman & Partners has not reviewed any individual credit files of the Company and has assumed, without independent verification, that the reported allowances for credit losses are adequate to cover such losses.

     With respect to the comparable company analysis and comparable acquisition transaction analysis summarized below, no public company utilized as a comparison is identical to the Company, and such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the financial institutions and other factors that could affect the acquisition or public trading values of the financial institutions concerned. The forecasted financial information furnished by the Company's management contained in or underlying Donnelly Penman & Partners' analyses is not necessarily indicative of future results or values, which may be significantly more or less favorable than such forecasts and estimates. The forecasts and estimates were based on numerous variables and assumptions that are inherently uncertain, including without limitation factors related to general economic and competitive conditions. In that regard, Donnelly Penman & Partners assumed, with the Company's consent, that the financial forecasts had been reasonably prepared by management on a basis reflecting the best currently available judgments of management, and that such forecasts will be realized in the amounts and at the times contemplated thereby.

     Estimates of values of financial institutions or assets do not purport to be appraisals or necessarily reflect the prices at which financial institutions or their securities actually may be sold. Accordingly, actual results could vary significantly from those assumed in the financial forecasts and related analyses. The analyses performed by Donnelly Penman & Partners were assigned a weighting based on Donnelly Penman & Partners' opinion of their relative comparability and significance with regard to the specific characteristics of the Company.

     In its analyses, Donnelly Penman & Partners made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of the Company. These assumptions include: the expectation that interest rates will trend gradually upward through 2006 and remain constant thereafter; the expectation that general economic conditions will neither deteriorate nor improve significantly relative to their current state; the expectation that no significant industry regulations or events that would impair the Company's ability to earn income at projected levels will occur; and the expectation that industry trading and transaction multiples will not change significantly from current values.

     Donnelly Penman & Partners deemed the comparable companies and transactions to be comparable based on relevant asset size, relevant geography, relevant industry and relevant time-frame criteria. The specifics of these criteria for each type of analysis are displayed in the following table:

                                                             COMPARABLE ACQUISITION
CRITERIA                     COMPARABLE COMPANY ANALYSIS     (TRANSACTION) ANALYSIS
--------                     ---------------------------     ----------------------
Asset Size:................  Between $150 and $250         Between $100 and $500
                             million                       million
Geography:.................  Located in MI, IN, KY or OH   Located in MI, IN, KY or OH
Industry:..................  Community Banks               Community Banks
Time Frame:................  Closing price as of           Transactions announced
                             11/16/2004, most other data   between 1/1/2002 and
                             as or 6/30/2004 or            11/16/2004
                             9/30/2004

     No company or transaction is identical to the Company. Donnelly Penman & Partners uses the criteria set discussed in the previous table to identify the comparable trading companies and comparable target companies in a transaction that are most similar to the Company. Donnelly Penman & Partners utilizes the median multiple from the analysis to calculate the implied valuation. In order to gather enough data points to calculate a meaning median, Donnelly Penman & Partners will narrow or broaden its criteria until an appropriate number of comparable companies and transactions are gathered.

     The following is a brief summary of the analyses performed by Donnelly Penman & Partners in connection with its Opinion:

     - Analysis of Comparable Acquisition Transactions. Donnelly Penman & Partners analyzed bank and thrift acquisition transactions announced and/or completed since January 1, 2002. Each selling bank or thrift had total assets between $100 and $500 million and was headquartered in Michigan, Indiana, Kentucky or Ohio. This analysis provided an approximate median multiple of 2.09 times price to book value, 2.111 times price to tangible book value, 24.8 times last twelve months earnings per share and a premium to core deposit metric of 17.3%. Applying the median multiple for price to book value of 2.09 times to the Company's September 30, 2004 book value per share of $8.92 results in an implied value per share of $18.64 on a control, marketable basis. Using the same methodology, the value implied by applying the relevant multiple to the Company's tangible book value per share at September 30, 2004 of $8.92 was found to be $18.83 per share. Applying the median premium to core deposits of 17.3% to the Company's $79.6 million in core deposits as of September 30, 2004 resulted in a calculated value of $13.8 million. When added to the Company's book value of $18.4 million as of September 30, 2004 and divided by the 2,062,138 shares outstanding at the same date, the result is an implied value per share of $15.60. Core deposits are defined as all deposits less CDs over $100,000 and brokered or network deposits.

       In this analysis, Donnelly Penman & Partners reviewed the following transactions, identified by buyer and seller: Park National Corporation/First Clermont Bank, Sky Financial Group, Inc./Prospect Bancshares, Inc., First Defiance Financial Corporation/Combanc Inc., Park National Corporation/ First Federal Bancorp, Inc., First Federal, MHC/Frankfort First Bancorp, Inc., WesBanco, Inc./ Western Ohio Financial Corporation, Lincoln Bancorp/First Shares Bancorp, Inc., First Citizens Banc Corporation/FNB Financial Corporation, Independent Bank Corporation/Midwest Guaranty Bancorp, Inc., Harrodsburg First Financial Bancorp, Inc./Independence Bancorp, Fentura Financial, Inc./West Michigan Financial Corporation, Chemical Financial Corporation/Caledonia Financial Corporation, Monarch Community Bancorp, Inc./MSB Financial Inc., Sky Financial Group, Inc./ GLB Bancorp, Inc., Citizens First Bancorp, Inc./Metro Bancorp, Inc., Standard Bancshares, Inc./ Security Financial Bancorp, Inc., First Southern Bancorp, Inc./South Central Bancshares, Inc., Wayne Bancorp, Inc./Banc Services Corporation, Peoples Bancorp, Inc./Kentucky Bancshares, Inc., MainSource Financial Group/First Community Bancshares, Inc., First Indiana Corporation/MetroBanCorp, First Merchants Corporation/CNBC Bancorp, and Charter One Financial, Inc./Charter National Bancorp, Inc.

       Donnelly Penman & Partners notes that no selling bank or thrift reviewed was identical to the Company and that, accordingly, any analysis of comparable transactions necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the parties to the transactions being compared. In addition, Donnelly Penman & Partners considered the fact that the proposed transaction does not represent the sale of a control position and the values associated with the Analysis of Comparable Acquisition Transactions do include a control premium.

     - Analysis of Selected Comparable Companies. Donnelly Penman & Partners compared selected operating results of the Company to a select group of publicly traded thrifts headquartered in Michigan, Indiana, Kentucky and Ohio. The comparable set had total assets of between $150 and $250 million. Some companies meeting these criteria may have been eliminated based on lack of data as generated by SNL Financial -- the source for the comparable transactions data. The selected group had approximately the following median values: $160.4 million in total assets, $17.4 million in total equity, a Tier One risk-based capital ratio of 6.4%, last twelve months return on average assets of .71%, last twelve months return on average equity of 6.34% and a last twelve months efficiency ratio of 65.4%. This analysis provided valuation benchmarks including the median price multiples of 1.237 times book value, 1.241 times tangible book value and 19.2 times last twelve months earnings per share. Applying the median price to book value multiple to the Company's book value per share of $8.92 as of September 30, 2004 resulted in an implied per share value of $11.03 on a marketable basis. Using the same methodology, the implied value provided by application of the relevant multiple to the Company's September 30, 2004 tangible book value of $8.92 was found to be $11.07. The implied value based on last twelve months earnings per share was not applicable because the Company's last twelve months earnings per share were negative.

       In this analysis, Donnelly Penman & Partners reviewed the following companies: 1st Independence Financial Group, Inc. (FIFG), AMB Financial Corporation (AMFC), ASB Financial Corporation (ASBP), Blue River Bancshares, Inc. (BRBI), City Savings Financial Corporation (CSFC), CKF Bancorp, Inc. (CKFB), Community Investors Bancorp, Inc. (CIBI), FFW Corporation (FFWC), Fidelity Federal Bancorp (FFED), Frankfort First Bancorp, Inc. (FKKY), HFS Bank, FSB (HFSK), Home Loans Financial Corporation (HLFC), Lawrence Financial Holdings, Inc. (LWFH), Mid-Southern Savings Bank, FSB (MSVB), Northeast Indiana Bancorp, Inc.
       (NEIB), Peoples Ohio Financial Corporation (POHF) and Peoples-Sidney Financial Corporation.

       No thrift used in the above analyses as a comparison is identical to the Company. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the trading values of the Company and the banks to which it is being compared.

     - Discounted Dividend Analysis. Donnelly Penman & Partners prepared a discounted dividend stream analysis of the Company, which estimated the future after tax income that the Company might produce over a period from November 15, 2004 through December 31, 2008. These estimates were derived from discussions with and deemed reasonable by the Company's management team. The estimates assumed that the Company's net income would grow from ($1,245,609) in the year ended December 31, 2004 to $2,331,065 in the year ended December 31, 2008. This growth in net income is due to the acquisition of Reserve Mortgage Services, Inc. in October 2004 and balance sheet growth driven by commercial loan growth (subject to regulatory limitations of 400% of capital) and the deposits typically associated with those commercial customers.

       Donnelly Penman & Partners utilized the following material assumptions to produce its financial forecast from November 15, 2004 to December 31, 2008:

        - Loan growth ranged from 17.2% to 34.4% in the years ended December 31, 2005 to 2008, with the majority of new loan growth coming from residential and commercial mortgage in 2005 and residential mortgage thereafter, which is primarily related to the activities of Reserve Mortgage Services.

        - Loan loss reserve was increased to 1.0% of total loans and charge offs were assumed to be .10% of average loans over the projection period.

        - Interest bearing deposits are projected to increase significantly in 2005 due to the Company's expansion into high growth markets. The Company is assumed to rely primarily on FHLB Advances and to a lesser extent deposit growth to fund loan growth in 2006 and thereafter.

        - Yields and cost of borrowing throughout the projection period were assumed to be approximately the rates as of November, 2004.

        - Reserve Mortgage Services is expected to contributed approximately $2.75 million to non-interest income in 2005 and grow at 8% thereafter. Non-interest expense associated with Reserve Mortgage Services is projected to be $2.23 million in 2005.

        - Slight increases for non-interest income, which included Reserve Mortgage expenses, are projected after 2005 at a growth rate of 3% annually.

        - Dividend payments throughout the projection period were assumed to be $.36 per share, which is consistent with historical dividend payments.

        - The effective tax rate was assumed to be 34%.

        The resulting dividends were then discounted to a present value using a discount rate of 10.5%, based on Ibbotson Associates'(1) build up method with an industry discount applicable to commercial banks. Based on the most recent Ibbotson's data the risk less rate is 4.8%, market risk premium is 7.0% and industry specific premium was -1.3%, resulting in a discount rate of 10.5%, which Donnelly Penman & Partners regards as appropriate given the nature of the Company, industry risk and general economic conditions. Donnelly Penman & Partners also estimated the residual value for the Company's common stock using an earning multiple of 19.2 times applied to projected 2008 net income of $2,331,065, which is an approximation derived from the analysis of price to earnings multiples in comparable publicly traded companies (see Analysis of Selected Comparable Companies). The discounted dividend analysis implied a value of $14.87 per share for the Company's common stock on a marketable basis. This analysis does not purport to be indicative of actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Donnelly Penman & Partners included this analysis because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates.

        Management projected revenue and costs budgets projecting ($1,245,609) net loss for the fiscal year ending December 31, 2004 included the Company's performance thru October 31, 2004 and the following major assumptions for November and December 2004:

        - Commercial loan growth at approximately $3.0 million per month

        - Home equity line of credit growth at approximately $500,000 per month

        - Deposit growth at approximately $2.5 million per month

        - Market interest rates remaining constant at approximate October 31, 2004 levels

        - Loan and deposit pricing levels remaining constant at approximate October 31, 2004 levels

        - Provision for loan losses projected at 1.60% of commercial loan portfolio growth

        - Noninterest income and expenses remain constant at current expected levels

        - Effective tax rate assumed to be 34%

     - Historical closing stock prices and trading volumes. Donnelly Penman & Partners analyzed the quoted trades listed on Nasdaq(R) for the Company for varying historical periods. Donnelly Penman & Partners used a weighted average of the closing stock price quoted for a period of 30 and 90 trading days and one calendar year. Only days in which the security actually traded were counted in the weighted average. For the past 30 trading days, as of November 15, 2004, the historical weighted average price was $11.65 with a period volume of 100,533. For the past 90 trading days, as of November 15, the historical weighted average price was $12.14 with a period volume of 221,623. For the past calendar year, as of November 15, 2004, the historical weighted average price was $13.42 with a period volume of 532,811. It should be noted that volume may reflect "double counting" due to both the buy and sell side of a transaction being counted. In addition, the prices and volumes displayed are per the trading information provided on the www.nasdaq.com website and may not reflect all transactions that occurred over the aforementioned time period.

     - Net Book Value. The net book value or net equity method implies that a company is worth its accumulated retained earnings, or deficit, plus its original capitalization. Net book value is primarily an

---------------

     (1) Ibbotson Associates, "Stocks, Bonds, Bills, and Inflation," Valuation Edition 2003 Yearbook
       amount arrived at over a company's existence which reflects accounting history expressed in unadjusted dollars and not the company's potential.

       In most going concerns with a viable future it can be demonstrated that these companies would change hands for more than net book value. Book value is only of importance to the extent it provides an adequate base for the continuance of operations. In most instances where a company earns a significant return on its assets (both tangible and intangible), the net book value approach is not representative of the company's intrinsic business value. We have reviewed the book value of the Company's assets in limited detail and have found net book value to be $18.4 million or $8.92 per share as of September 30, 2004.

     Donnelly Penman & Partners typically applies either a marketability or minority discount, or combination thereof, to value a minority share of a relatively illiquid corporation on a comparable basis. No such discounts have been applied to the Common Stock in this valuation. If such a discount were applied, it would result in a valuation that would be significantly lower than the assigned value. Donnelly Penman & Partners did not utilize a liquidation analysis in part because, as with book value, in most instances where a company earns a significant return on its assets (both tangible and intangible), the liquidation value approach is not representative of the Company's intrinsic business value. In addition, the purpose of the Opinion was to determine the fair market value of the Common Stock, viewing the Company as a going concern. The liquidation of the Company is not a method of valuation typically considered when deriving fair market concern as a going concern for regulated financial institutions.

     Donnelly Penman & Partners' Opinion was directed to the Company's Board of Directors and did not constitute a recommendation to the Company's Board of Directors or the existing holders of Common Stock. Its Opinion is limited solely to the value of the Common Stock as of November 15, 2004, given the relevant market and Company specific information available at the present time, and the fairness of the transaction from a financial point of view.

     On the basis of, and subject to the foregoing, Donnelly Penman & Partners is of the opinion that, as of November 15, 2004, the fair market value of the Common Stock was $14.04 per share. The Board determined to pay $14.50 for each share of Common Stock that will be cashed out as a result of the transaction, representing a 3.3% premium to the fair value of the Common Stock as of November 15, 2004. On November 18, 2004 Donnelly Penman & Partners issued an oral opinion that the price of $14.50 per share to be paid to shareholders receiving cash as a result of the Merger was fair from a financial point of view to those shareholders as of such date, the date the Board of Directors adopted the Amendment to the Certificate of Incorporation and determined the $14.50 price per share.

     Donnelly Penman & Partners does not utilize any premium analysis in its valuation. Rather, it calculated the fair value of the Common Stock using generally accepted valuation techniques excluding any discounts for minority ownership or lack of marketability. Donnelly Penman & Partners is of the opinion that this calculates a fair and full value to the shareholders. The Board utilized this valuation as one tool to assist it in selecting a transaction price, which was above the fair value as calculated by Donnelly Penman & Partners. Therefore, Donnelly Penman & Partners states in its fairness opinion that the price selected by the Board was fair to the shareholders. Donnelly Penman & Partners utilized a weighted average of multiple valuation techniques including comparable acquisitions, which typically yield a higher value because of the control premium paid by the acquiring company. Although Donnelly Penman & Partners considers price paid for control acquisitions to be a relevant factor, it does not consider the implied valuation yielded by this technique to be the only relevant factor, and therefore a weighted average or this and other analyses is used to determine the fair value.

     The Company will make the Opinion available at its principal office in Fairlawn, Ohio, during regular business hours until the date of the Special Meeting for inspection and copying by any interested shareholder or representative who has been so designated in writing. Additionally, the Opinion will be attached as Exhibit C to the Company's Schedule 13-E3 filing dated November 24, 2004. Donnelly Penman & Partners has given its consent to such inspection and copying by shareholders who are making their investment decision. Donnelly Penman & Partners has consented to the reproduction of its fairness opinion in this Proxy Statement. Donnelly Penman & Partners has consented to shareholders relying upon Donnelly Penman &

Partners' materials when making their investment decisions. However, such materials do not constitute a recommendation by Donnelly Penman & Partners as to how a shareholder should vote with respect to the Amendment to the Certificate of Incorporation.

                   AMENDMENT TO CERTIFICATE OF INCORPORATION

GENERAL

     The Board has declared advisable and has authorized and approved an amendment to the Certificate of Incorporation to effect a one-for-325 reverse stock split of the Common Stock at the earliest practicable date. The text of Article Fourth of the Company's Certificate of Incorporation, as proposed to be amended to effect the reverse stock split, is included with this proxy statement as Exhibit B.

     On the effective date of the reverse stock split, each 325 shares of Common Stock will be converted automatically into one share of Common Stock. The reverse stock split will be effective on the date specified in the amendment to the Certificate of Incorporation as filed with the Secretary of State of the State of Delaware; the effective date will be no later than March 31, 2005.

     The reverse stock split is structured to be a "going private" transaction as defined in Rule 13e-3 promulgated under the Exchange Act, because it is intended to terminate the Company's reporting requirements under Section 12(g) of the Exchange Act. In connection with the reverse stock split, the Company also has filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3.

REQUIRED VOTE

     The affirmative vote of a majority of the outstanding shares is required to approve the amendment to the Certificate of Incorporation to effect the reverse stock split.

DESCRIPTION OF THE TRANSACTION

     The Common Stock is registered under the Exchange Act and, accordingly, the Company is a reporting company under the Exchange Act. The reverse stock split is intended to reduce the number of holders of the Common Stock to fewer than 300, which would permit the Company to apply to the SEC to terminate the registration of the Common Stock under the Exchange Act and thereby become a private company. The Company intends to apply for termination of the Exchange Act registration of the Common Stock, as soon as practicable after the effective date of the reverse stock split.

     Conversion of Shares and Payment in Lieu of Fractional Shares. The reverse stock split will be effective upon the filing of an amendment to the Certificate of Incorporation providing for the conversion and reclassification of each outstanding share of the Common Stock into one three-hundred-twenty-fifth (1/325) of a share of Common Stock. In the reverse stock split, you will receive one share of common stock for each 325 shares you hold immediately prior to the effective date of the reverse stock split. If the number of shares you hold pre-split is greater than 325 and not evenly divisible by 325, your certificate also will include a fractional share. If you hold fewer than 325 shares pre-split, the fractional share to which you would otherwise be entitled as a result of the split will not be issued, but you will receive instead a cash payment from the Company equal to $14.50 per pre-split share. Thus, any stockholder who owned fewer than 325 shares before the split will be cashed out and no longer will be a stockholder of the Company.

  EXAMPLE 1: STOCKHOLDER OWNING FEWER THAN 325 SHARES OF RECORD

     On the effective date of the reverse stock split, Stockholder A owns of record 260 shares of the Common Stock. Using the ratio of one share of Common Stock for each 325 shares owned immediately prior to the reverse stock split, Stockholder A would be entitled to receive only 0.8 of a share of Common Stock after the split. However, Stockholder A will not receive a certificate for the
0.8 share of Common Stock, but will instead receive a cash payment of $14.50 per pre-split share for the fractional share. In this example,

Stockholder A would receive a cash payment of $3,770 (i.e., $14.50 for each of the 260 pre-split shares not convertible into whole shares) and would no longer be a stockholder of the Company.

  EXAMPLE 2: STOCKHOLDER OWNING 325 OR MORE SHARES OF RECORD

     On the effective date of the reverse stock split, Stockholder B owns of record 1,300 shares of Common Stock. Using the ratio of one share of Common Stock for each 325 shares owned immediately prior to the reverse stock split, Stockholder B would receive four shares of Common Stock after the split and would continue to be a stockholder of the Company. If Stockholder B instead owned 1,560 shares of Common Stock before the split, Stockholder B would receive
4.8 shares of Common Stock after the split, and would continue to be a stockholder.

     Authorized Capital Stock Following the Reverse Stock Split Will Not
Change. The amendment to the Certificate of Incorporation, a copy of which is included with this proxy statement as Exhibit B, will not change the Company's authorized capital stock. The Board currently has, and will continue to have, authority to issue all authorized but unissued shares of capital stock at such times and for such consideration as the Board determines. Other than the issuance of shares of Common Stock upon exercise of outstanding options or other rights, and, in connection with the 325-for-one forward stock split that the Company will propose at some future date to the stockholders remaining after the split, the Company has no plan to issue any shares of Common Stock. The fractional shares purchased in the reverse stock split will be retired and will not be reissued.

     There is no term or arrangement in the reverse stock split that treats any stockholder of the Company differently from any other stockholder of the Company, except that any stockholder who owns fewer than 325 shares of Common Stock prior to the split will not be a stockholder of the Company following the split and thus will not be entitled to vote as a stockholder or share in the Company's assets, earnings or profits. No shares of Common Stock or other securities of the Company will be purchased from any officer, director or other affiliate of the Company or from any other stockholder who owns 325 or more shares pre-split.

     Unaffiliated Stockholders. No unaffiliated stockholder of the Company will have any access to the corporate files of the Company, other than the reasonable access provided by law to stockholders, and the Company will not pay the expenses of legal counsel or an additional appraiser for any stockholder. A majority of directors who are not employees of the Company have not retained an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the reverse stock split or preparing a report concerning the fairness of the transaction. However, the Board, which is comprised of seven directors, only one of whom is an employee of the Company, unanimously authorized the independent directors to select an independent valuation firm to determine the fairness of the price that will be paid for fractional shares repurchased following the split.

     Effectiveness of the Reverse Stock Split. On the effective date of the reverse stock split, each certificate representing a share of Common Stock outstanding immediately prior to the reverse stock split will be deemed, for all corporate purposes and without any further action by any person, to evidence ownership of the reduced number of shares of Common Stock resulting from the split or the right to receive cash for a fractional share. Each stockholder who owns fewer than 325 shares of record immediately prior to the reverse stock split will not have any rights with respect to the Common Stock and will have only the right to receive cash in lieu of the fractional share to which the stockholder otherwise would be entitled.

     Exchange of Stock Certificates. The Company will promptly file an amendment to the Certificate of Incorporation with the Delaware Secretary of State upon receipt of stockholder approval. The reverse stock split will be effective on the date specified in the amendment to the Certificate of Incorporation as filed with the Secretary of State of the State of Delaware; the effective date will be no later than March 31, 2005. As soon as practicable after the effective date of the split, the Company will (i) instruct the nominee of any shares held in book-entry form to adjust the number of shares for each holder to reflect the number of shares held after the split and (ii) send the holder of any certificated shares a letter of transmittal that will provide instructions for surrendering stock certificate(s) and obtaining new certificates evidencing the number of shares of Common Stock, if any, to which the holder is entitled as a result of the reverse stock split.

     If a certificate evidencing the ownership of Common Stock has been lost or destroyed, the Company will accept a duly executed affidavit and indemnity agreement of loss or destruction, in a form satisfactory to the Company, in lieu of the lost or destroyed certificate. Additional instructions regarding lost or destroyed stock certificates will be included in the letter of transmittal sent to stockholders after the reverse stock split becomes effective.

     Except as described above with respect to lost stock certificates, there will be no service charge or other cost payable by any stockholder in connection with the exchange of a certificate or in connection with the receipt of cash in lieu of a fractional share.

     The letter of transmittal will be sent to stockholders promptly after the effective date of the reverse stock split. DO NOT SEND IN YOUR STOCK CERTIFICATE(S) UNTIL YOU HAVE RECEIVED THE LETTER OF TRANSMITTAL.

     Payment for Fractional Shares. If you are receiving cash for a fractional share in a book-entry account, payment will be posted to your account by your nominee upon receipt of payment from the Company. If you hold certificated shares, instructions for receiving payment for any fractional shares will be contained in the transmittal letter you receive soon after the effective date of the reverse stock split.

     As soon as practicable after the effective date, the Company will send you a letter of transmittal that will provide instructions for surrendering your stock certificate(s) and obtaining certificates evidencing the shares of Common Stock, if any, to which you are entitled as a result of the reverse stock split.

     Source of Funds and Expenses. Approximately $1,295,000 will be required to pay for the fractional shares of the Common Stock exchanged for cash in the reverse stock split. The Company also will pay all expenses related to the reverse stock split. These expenses are estimated to aggregate $128,000, as follows: $25,000 for the costs of appraising the fair market value of the Common Stock, $75,000 for legal fees, $5,000 for accounting fees; $10,000 for printing costs; $8,500 for solicitation costs and $4,500 for other fees and expenses. Funds required to implement the reverse stock split will come from working capital.

CONDUCT OF BUSINESS AFTER THE TRANSACTION

     Following the reverse stock split, the Company's business will be conducted in the same manner as presently conducted. The directors, officers and other employees immediately prior to the reverse stock split will continue to be the directors, officers and other employees after the reverse stock split. The Certificate of Incorporation will be amended to effect the reverse stock split, but the Certification of Incorporation and the Bylaws otherwise will remain in effect following, and be unchanged by, the reverse stock split.

     The Company is not aware that any director, executive officer or affiliate of the Company currently intends to sell any shares of Common Stock owned by such person following the reverse stock split. Following the split, the Company from time to time may receive inquiries regarding a possible sale of the Company, the purchase of certain assets of the Company, an acquisition by the Company or a merger or other business combination involving the Company. As of the date of this proxy statement, the Company has not entered into any agreement with respect to any such extraordinary corporate transaction, nor does the Company have any understanding with any person regarding any such transaction. However, the Company will continue to consider any inquiries received. It is possible the Company may at some time engage in such a transaction, and any continuing stockholder after the reverse stock split may receive consideration for such stockholder's shares that is lower than, equal to or in excess of the amount per share paid to a cashed-out stockholder in the reverse stock split.

ABANDONMENT OF THE TRANSACTION

     Under applicable Delaware law, the Board has a duty to act in the best interest of the Company's stockholders. Accordingly, the Board reserves the right to abandon the reverse stock split after stockholder approval and before the effective time of the reverse stock split, if for any reason the Board determines that, in the best interest of the Company's stockholders, it is not advisable to proceed with the reverse stock split. The Board intends to complete the reverse stock split if approved by the Company's stockholders, and the Board is unaware of any circumstance that would cause it to abandon the transaction, other than (i) a significant increase in transaction costs resulting from purchases of shares prior to the effective date of the split apparently made solely for the purpose of receiving the premium to be paid to holders of fewer than 325 shares or (ii) a determination that the approved split will not reduce the number of stockholders of record to fewer than 300. If the cost of repurchasing fractional shares exceeds $2 million, it is unlikely the Board will complete the reverse stock split.

FAILURE TO EFFECT THE TRANSACTION

     If the reverse stock split were not implemented, the Common Stock would continue to be quoted on Nasdaq(R), and the Company would continue to file Exchange Act reports and be subject to the other provisions of the Exchange Act.

NO APPRAISAL RIGHTS

     Stockholders do not have appraisal rights under Delaware law, the Certificate of Incorporation or the Company's Bylaws in connection with the reverse stock split.

                      TRADING, MARKET PRICES AND DIVIDENDS

     The Common Stock is quoted on Nasdaq(R) under the trading symbol "GCFC." The following table sets forth the high and low sales prices for the Common Stock for the periods indicated, as reported by Nasdaq(R) for each quarter during the period January 1, 2002 through September 30, 2004, and the dividends paid each quarter during the same period. As of February 8, 2005 there were 2,225,987 outstanding shares of Common Stock and no shares of the Company's preferred stock. The limited and sporadic trading of the Common Stock does not constitute, nor should it be considered, an established public trading market for the Common Stock.

QUARTER                                                       HIGH     LOW     DIVIDEND
-------                                                      ------   ------   --------
2004
September 30...............................................  $15.22   $11.25    $0.09
June 30....................................................   18.00    12.35     0.09
March 31...................................................   16.10    12.99     0.09
2003
December 31................................................  $16.18   $13.60    $0.09
September 30...............................................   14.00    10.70     0.09
June 30....................................................   13.13    10.49     0.09
March 31...................................................   11.03     9.28     0.09
2002
December 31................................................  $10.00   $ 9.10    $0.09
September 30...............................................   10.79     9.01     0.09
June 30....................................................   11.36    10.25     0.09
March 31...................................................   11.00     9.65     0.09

                             PRIOR STOCK PURCHASES

     During fiscal years 2002 and 2003 and the first three fiscal quarters of 2004, the Company's purchase of the Common Stock by fiscal quarter were as follows:

                                                    # SHARES      RANGE OF      AVERAGE
QUARTER ENDED                                       PURCHASED   PRICES PAID    PRICE PAID
-------------                                       ---------   ------------   ----------
2004
September 30......................................        0                0          0
June 30...........................................        0                0          0
March 31..........................................   10,000     $      13.05     $13.05
2003
December 31.......................................        0                0          0
September 30......................................        0                0          0
June 30...........................................        0                0          0
March 31..........................................        0                0          0
2002
December 31.......................................        0                0          0
September 30......................................   37,385     $10.49-10.53     $10.50
June 30...........................................   59,025     $      11.03     $11.03
March 31..........................................        0                0          0

                         RECENT SECURITIES TRANSACTIONS

     On October 22, 2004, the Company completed its acquisition of Reserve Mortgage Services, Inc. (formerly RJO Financial Services, Inc.), an Akron, Ohio based company licensed as a mortgage banker in Ohio, Florida and Georgia and founded by Richard J. O'Donnell ("Reserve"). The acquisition of Reserve was effected by the merger between Reserve and a subsidiary of the Company, in which Reserve was the surviving corporation. Richard J. O'Donnell and Kathy K. Vidakovics were the only shareholders of Reserve prior to the merger. Mr. O'Donnell continues to serve as President and Chief Operating Officer and Ms. Vidakovics continues to serve as Vice President and Chief Operating Officer of Reserve following the acquisition. No other material relationship exists between Mr. O'Donnell or Ms. Vidakovics and the Company or any of its affiliates, or between Mr. O' Donnell or Ms. Vidakovics and any director or officer of the Company, or any associate of any director or officer of the Company. The Company paid an aggregate of 127,077 shares of Common Stock and $339,966 to the two Reserve shareholders. Mr. O'Donnell received 123,077 shares, and Ms. Vidakovics received the remaining 4,000 shares. Based on the average closing price of $14.06 per share of Common Stock, during the week before and after the announcement of the proposed acquisition on June 10, 2004, the value of the acquisition was approximately $2.1 million. In connection with his service as an officer of Reserve, Mr. O'Donnell also received an option to purchase 5,000 shares of Common Stock at the then current market value, and Ms. Vidakovics received an option to purchase 10,000 shares at the same price.

                        DIRECTORS AND EXECUTIVE OFFICERS

     During the past five years, no director or executive officer of the Company has been convicted in a criminal proceeding or was a party to any judicial or administrative proceeding that resulted in (i) a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or (ii) a finding of any violation of federal or state securities laws.

     Each director and executive officer of the Company is a citizen of the United States of America.

DIRECTORS

     JEFFREY W. ALDRICH, a director since 1979, has been President and Chief Executive Officer of Sterling China Co., a dishware manufacturing company, 511 112th Street, Wellsville, Ohio 43920, since November 1970.

     MARK S. ALLIO, a director since 2003, has been the Vice-Chairman, President and Chief Executive Officer of the Company and Vice-Chairman and Chief Executive Officer of CFBank, 2923 Smith Road, Fairlawn, Ohio, 44333, since February 1, 2005; Mr. Allio was President and Chief Executive Officer of Quicken Loans/Rock Bank, 20555 Victor Parkway, Livonia, Michigan 48152, from April 2003 to December 2004; from February 1987 to December 2002, Mr. Allio was President, Third Federal Savings Bank, 7007 Broadway, Cleveland, Ohio 44105.

     THOMAS P. ASH, a director since 1985, has been Superintendent of Schools, Mid-Ohio Educational Service Center, 1495 West Longview Avenue, Suite 202, Mansfield, Ohio 44906, since January 2000; from August 1984 to December 1999, Mr. Ash was Superintendent of Schools, East Liverpool City School District, 500 Maryland Avenue, East Liverpool, Ohio 43920.

     WILLIAM R. DOWNING, a director since 2003, has been President of R. H. Downing, Inc., an automotive supply, sales and marketing agency, 738 West Market Street, Akron, Ohio 44303, since June 1973.

     GERRY W. GRACE, a director since 1986, has been President of Grace Services, Inc., a weed and pest control company, 715 North Meridian Road, Youngstown, Ohio 44509, since April 1980. Mr. Grace also has served a Trustee of Ellsworth Township, Ohio, since January 1976.

     DAVID C. VERNON, a director since 2003, has been Chairman of the Company and CFBank, 2923 Smith Road, Fairlawn, Ohio 44333, since January 2003, from January 2003 to January 2005, he also served as Chief Executive Officer of the Company and CF Bank; from March 2003 to January 2005, he also served as President of the Company; from September 2002 to February 2003, Mr. Vernon was Chairman, President and Chief Executive Officer, Founders Capital Corporation, 137 North Wheaton, Akron, Ohio 44313; from May 2000 to July 2002; from May 2000 to July 2002, he was a Strategic Planning Consultant to Westfield Bank, Two Park Circle, Westfield, Ohio, 44251; from July 1999 to April 2002, he was a Consultant to Champaign National Bank, 601 Scioto Street, Urbana, Ohio 43078; and from April 1999 to February 2001, he was a consultant to First Federal Savings and Loan of Warren (now known as First Place Bank), 185 East Market Street, Warren, Ohio 44481. While serving as a Consultant to Champaign National Bank, Mr. Vernon also served as a director and member of the Audit and Compensation Committees of the bank's parent company, Futura Banc Corp. In February 1999 Mr. Vernon retired as Chairman, President and Chief Executive Officer of Summit Bank, a community bank he founded in January 1991.

     JERRY F. WHITMER, a director since 2003, has been a Partner of Brouse McDowell, LPA, a law firm, 388 South Main Street, Akron, Ohio 44311, since 1971.

EXECUTIVE OFFICERS

     DAVID C. VERNON (See information under "Directors" above.)

     THERESE A. LIUTKUS has been Chief Financial Officer and Treasurer of Central Federal Corporation and CFBank since November 2003; from October 1986 to November 2002, Ms. Liutkus was employed by First Place Financial Corp. and its subsidiary First Place Bank (formerly FFY Financial Corp. and FFY Bank, respectively, prior to the merger with First Place in December 2000), 185 East Market Street, Warren, Ohio 44481, serving as Internal Auditor and Compliance Officer from October 1986 to January 1992, Accounting Manager from February 1992 to February 1996 and as Chief Financial Officer from March 1996 to November 2002.

     ELOISE L. MACKUS has been Senior Vice President, General Counsel and Secretary of the Company since July 2003; from May 2001 to July 2003, she served as President of the Consulting Division of Mackus Company, Suite 108F, 3800 Rosemont Boulevard, Fairlawn, Ohio 44333; and from March 1994 to April 2001,

Ms. Mackus was employed by The J. M. Smucker Company, Strawberry Lane, Orrville, Ohio 44667, serving from May 1999 to April 2001 as Vice President and General Manager, International Markets, from September 1998 to April 1999 as Director, International Markets and from March 1994 to August 1998 as Assistant General Counsel.

     RICHARD J. O'DONNELL has been President and Chief Executive Officer, Reserve Mortgage Services, Inc. (formerly RJO Financial Services, Inc.), 1730 Akron-Peninsula Road, Akron, Ohio 44313, since 1995. Reserve Mortgage Services, Inc. was acquired by the Company in October 2004.

     RAYMOND E. HEH has been President and Chief Operating Officer, CF Bank, 2923 Smith Road, Fairlawn, Ohio 44333, since June 2003; and from January 1999 to December 2002 he served as Regional President, Northeast Ohio, Bank One, NA, 50 South Main Street, Akron, Ohio 44308.

     R. PARKER MACDONELL has been President, Columbus Region, CF Bank, Suite 125, 4249 Easton Way, Columbus, Ohio 43219, since May 2003; and from October 1999 to October 2002 he served as Senior Vice President, Retail Market Manager, Bank One Corporation (formerly Banc One Corporation), 1111 Polaris Parkway, Columbus, Ohio 43271.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Federal regulations require that all loans or extensions of credit to executive officers and directors of insured financial institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public, except for loans made pursuant to programs generally available to all employees, and must not involve more than the normal risk of repayment or present other unfavorable features. The Bank is therefore prohibited from making any new loans or extensions of credit to executive officers and directors at different rate or terms than those offered to the general public, except for loans made pursuant to programs generally available to all employees, and has adopted policy to this effect. In addition, loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, are in excess of the greater of $25,000 or 5% of the Bank's capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the Board of Directors. As of the date hereof, there are no loans outstanding to any executive officer, director or related interest.

     Founders Capital Corporation, of which Mr. Vernon, the President and Chief Executive Officer of the Company, was the founder, received a consulting fee of $75,000 from the Company on January 24, 2003, prior to the date Mr. Vernon became an officer of the Company.

INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS; POTENTIAL CONFLICTS OF INTEREST

     None of the Company's officers and directors, who collectively beneficially own approximately 18.6% of the Common Stock, owns fewer than 325 shares. Accordingly, no officer or director will receive any payment for fractional shares. After the reverse stock split, the Company's executive officers and directors will collectively beneficially own approximately 19.3% of the Common Stock, and they will retain their positions in the Company. As a result of the split, any executive officer or director owning 325 or more shares before the split will increase his or her percentage of ownership of the Common Stock without investing any additional money. However, every unaffiliated stockholder who owns 325 or more shares pre-split will realize the same proportionate increase in percentage of ownership as a result of the split.

                                STOCK OWNERSHIP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table provides information as of December 31, 2004 regarding persons known by the Company to be beneficial owners of more than 5% of the outstanding Common Stock. A person may be considered to beneficially own any shares of Common Stock over which the person has, directly or indirectly, sole or shared voting or investment power.

                                                        AMOUNT AND NATURE    PERCENT OF
                                                          OF BENEFICIAL     COMMON STOCK
NAME AND ADDRESS OF BENEFICIAL OWNER                        OWNERSHIP       OUTSTANDING
------------------------------------                    -----------------   ------------
CF Bank Employees' Savings & Profit Sharing Plan and
  Trust...............................................       118,402            5.4%
  2923 Smith Road
  Fairlawn, Ohio
Richard J. O'Donnell..................................       123,077            5.6%
  1730 Akron-Peninsula Road
  Akron, Ohio 44313

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information as of December 31, 2004 with respect to the number of shares of Common Stock considered to be owned by each director of the Company, each executive officer of the Company who would be named in a Summary Compensation Table required to be included in a proxy statement for an annual meeting and by all directors and executive officers of the Company as a group. A person may be considered to own any shares of Common Stock over which the person has, directly or indirectly, sole or shared voting or investment power.

                                                                 AMOUNT AND   PERCENT OF
                                                                 NATURE OF      COMMON
                                                                 BENEFICIAL      STOCK
NAME                                        TITLE                OWNERSHIP    OUTSTANDING
----                                        -----                ----------   -----------
David C. Vernon...............  Chairman of The Board              54,674(1)     2.5%
Mark S. Allio.................  Director; President and Chief      26,335(4)     1.2%
                                Executive Officer
Eloise L. Mackus..............  Senior Vice President, General      8,830(8)     0.4%
                                Counsel and Secretary
Therese A. Liutkus............  Chief Financial Officer and         4,500(9)     0.2%
                                Treasurer
Jeffrey W. Aldrich............  Director                           33,572(2)     1.5%
Thomas P. Ash.................  Director                           33,572(3)     1.5%
William R. Downing............  Director                           17,692(5)     0.8%
Gerry W. Grace................  Director                           43,572(3)     2.0%
Jerry F. Whitmer..............  Director                            6,500(4)     0.3%
Richard J. O'Donnell..........  President and Chief Executive     123,077        5.6%
                                Officer, Reserve Mortgage
                                Services, Inc.
Raymond E. Heh................  President and Chief Operating      10,000(6)     0.5%
                                Officer, CF Bank
R. Parker MacDonell...........  President, Columbus Region, CF     55,336(7)     2.5%
                                Bank
All directors and executive                                       417,660(10)   18.6%
  officers as a group (12
  persons)....................

---------------

 (1) Includes (i) 13,325 shares awarded pursuant to the Company's equity compensation plans which have not yet vested, but as to which he may provide voting recommendations, (ii) 13,887 shares which may be acquired by exercising stock options within 60 days and (iii) 412 shares owned by Catherine Vernon, Mr. Vernon's spouse.

 (2) Includes (i) 9,694 shares which may be acquired by exercising stock options within 60 days and (ii) 23,104 shares owned by Jean Aldrich, Mr. Aldrich's spouse.

 (3) Includes 9,694 shares which may be acquired by exercising stock options within 60 days.

 (4) Includes 1,000 shares awarded pursuant to the Company's equity compensation plans which have not yet vested, but as to which he may provide voting recommendations.

 (5) Includes (i) 1,000 shares awarded pursuant to the Company's equity compensation plans which have not yet vested, but as to which he may provide voting recommendations and (ii) 16,192 shares owned by R.H. Downing, Inc., which is 100% owned by Mr. Downing.

 (6) Includes (i) 4,000 shares awarded pursuant to the Company's equity compensation plans which have not yet vested, but as to which he may provide voting recommendations, and (ii) 4,000 shares which may be acquired by exercising stock options within 60 days.

 (7) Includes (i) 6,000 shares awarded pursuant to the Company's equity compensation plans which have not yet vested, but as to which he may provide voting recommendations, and (ii) 4,665 shares which may be acquired by exercising stock options within 60 days.

 (8) Includes (i) 3,500 shares awarded pursuant to the Company's equity compensation plans which have not yet vested, but as to which she may provide voting recommendations, and (ii) 2,330 shares which may be acquired by exercising stock options within 60 days.

 (9) Includes 4,500 shares awarded pursuant to the Company's equity compensation plans which have not yet vested, but as to which she may provide voting recommendations.

(10) Includes (i) 34,325 shares awarded pursuant to the Company's equity compensation plans which have not yet vested, but as to which they may provide voting recommendations, and (ii) 53,964 shares which may be acquired by exercising stock options within 60 days.

EQUITY COMPENSATION PLAN INFORMATION

     The following table sets forth information about Company common stock that may be issued upon exercise of options, warrants and rights under all of the Company's equity compensation plans as of November 15, 2004.

                          NUMBER OF SECURITIES TO
                              BE ISSUED UPON          WEIGHTED-AVERAGE         NUMBER OF SECURITIES
                          EXERCISE OF OUTSTANDING    EXERCISE PRICE OF       REMAINING AVAILABLE FOR
                           OPTIONS, WARRANTS AND    OUTSTANDING OPTIONS,   FUTURE ISSUANCE UNDER EQUITY
PLAN CATEGORY                     RIGHTS            WARRANTS AND RIGHTS         COMPENSATION PLANS
-------------             -----------------------   --------------------   ----------------------------
Equity compensation
  plans approved by
  stockholders..........          256,536                  $11.32                     14,474
Equity compensation
  plans not approved by
  stockholders..........               --                      --                         --
                                  -------                  ------                    -------
Total...................          256,536                  $11.32                     14,474
                                  =======                  ======                    =======

                             FINANCIAL INFORMATION

     Set forth following page 34 below are financial statements of the Company for its fiscal years ended December 31, 2003 and 2002, and the nine-month period ended September 30, 2004. These financial statements should be read together with the accompanying notes. After the financial statements, you will find pro forma information disclosing the effect of the transaction on certain items included in the Company's financial statements for its most recent fiscal year and latest interim period.

                             STOCKHOLDER PROPOSALS

     As provided in the proxy statement for the 2004 Annual Meeting of Stockholders held on April 20, 2004, the deadline for inclusion of stockholder proposals in the proxy materials for the 2005 Annual Meeting of Shareholders was November 15, 2004. If the Exchange Act registration of the Common Stock is not terminated for any reason, including a decision by the Board to abandon the Transaction, the deadline for inclusion of stockholder proposals in the proxy materials for the 2006 Annual Meeting of Shareholders will be specified in the proxy materials for the 2005 Annual Meeting of Stockholders.

                      WHERE YOU CAN FIND MORE INFORMATION

     The Company files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the Company has filed at the SEC's public reference room in Washington, D.C. Please call the SEC at 1.800.SEC.0330 for further information on the public reference rooms. The Company's SEC filings also are available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. THE COMPANY HAS NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION THAT IS DIFFERENT FROM THAT CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED FEBRUARY 11, 2005. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND THE MAILING OF THIS PROXY STATEMENT TO YOU SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Eloise L. Mackus
                                          Eloise L. Mackus
                                          Corporate Secretary

Fairlawn, Ohio
February 11, 2005

     YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE REQUESTED TO SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Central Federal Corporation
Wellsville, Ohio

     We have audited the accompanying consolidated balance sheets of Central Federal Corporation as of December 31, 2003 and 2002 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Central Federal Corporation as of December 31, 2003 and 2002 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

                                          /S/ CROW CHIZEK AND COMPANY LLC
                                          Crowe Chizek and Company LLC

Cleveland, Ohio
February 12, 2004

                          CENTRAL FEDERAL CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2003 AND 2002

                                                                 2003         2002
                                                              ----------   ----------
                                                               (DOLLARS IN THOUSANDS
                                                              EXCEPT PER SHARE DATA)
                                       ASSETS
Cash and cash equivalents...................................   $  8,936     $ 12,861
Interest-bearing deposits in other financial institutions...      1,587        7,205
Securities available for sale...............................     27,126        1,439
Securities held to maturity (fair value 2002 -- $18,169)....         --       17,822
Loans held for sale.........................................        106           --
Loans, net of allowance of $415 and $361....................     58,024       62,565
Federal Home Loan Bank stock................................      3,626        3,485
Loan servicing rights.......................................        221          200
Foreclosed assets, net......................................        193            2
Premises and equipment, net.................................      1,932          833
Bank owned life insurance...................................      3,256        3,068
Accrued interest receivable.................................        487          403
Other assets................................................      1,517          668
                                                               --------     --------
                                                               $107,011     $110,551
                                                               ========     ========

                        LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
  Non-interest bearing......................................   $  2,457     $  1,396
  Interest bearing..........................................     70,901       73,294
                                                               --------     --------
     Total deposits.........................................     73,358       74,690
Federal Home Loan Bank advances.............................      7,500       11,430
Loan payable................................................         --        4,900
Advances by borrowers for taxes and insurance...............        207          448
Accrued interest payable and other liabilities..............        935        1,500
Subordinated debentures.....................................      5,155           --
                                                               --------     --------
     Total liabilities......................................     87,155       92,968
Shareholders' equity
  Preferred stock, 1,000,000 shares authorized; none
     issued.................................................         --           --
  Common stock, $.01 par value; 6,000,000 shares authorized;
     2003 -- 2,280,020 shares issued, 2002 -- 1,938,871
     shares issued..........................................         23           19
  Additional paid-in capital................................     11,845        8,306
  Retained earnings.........................................     10,997       14,085
  Accumulated other comprehensive income....................        201           28
  Unearned Employee Stock Ownership Plan shares.............         --       (1,425)
  Unearned stock based incentive plan shares................       (357)        (160)
  Treasury stock, at cost (2003 -- 255,648 shares,
     2002 -- 292,950 shares)................................     (2,853)      (3,270)
                                                               --------     --------
     Total shareholders' equity.............................     19,856       17,583
                                                               --------     --------
                                                               $107,011     $110,551
                                                               ========     ========

                            See accompanying notes.

                          CENTRAL FEDERAL CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

                                                                 2003        2002        2001
                                                              ----------   ---------   ---------
                                                               (DOLLARS IN THOUSANDS EXCEPT PER
                                                                         SHARE DATA)
Interest and dividend income
  Loans, including fees.....................................   $ 4,203      $5,255      $6,685
  Taxable securities........................................       934       1,518       2,481
  Tax exempt securities.....................................         5          --          --
  Federal Home Loan Bank stock dividends....................       141         157         215
  Federal funds sold and other..............................       152         137         207
                                                               -------      ------      ------
                                                                 5,435       7,067       9,588
Interest expense
  Deposits..................................................     1,570       2,501       3,236
  Federal Home Loan Bank advances and other debt............     1,940         961       2,063
  Subordinated debentures...................................        11          --          --
                                                               -------      ------      ------
                                                                 3,521       3,462       5,299
                                                               -------      ------      ------
Net interest income.........................................     1,914       3,605       4,289
Provision for loan losses...................................       102          19          62
                                                               -------      ------      ------
Net interest income after provision for loan losses.........     1,812       3,586       4,227
Noninterest income
  Service charges on deposit accounts.......................       165         130         174
  Net gain (loss) on sales of loans.........................       429         313         (63)
  Loan servicing fees.......................................        73          58          22
  Net gains on sales of securities..........................        42          16          15
  Earnings on bank owned life insurance.....................       188          68          --
  Other.....................................................        33          30          36
                                                               -------      ------      ------
                                                                   930         615         184
Noninterest expense
  Salaries and employee benefits............................     3,549       1,713       1,758
  Occupancy and equipment...................................       224          96         105
  Data processing...........................................       246         196         200
  Franchise taxes...........................................       301         287         309
  Professional fees.........................................       673         212         163
  Director fees.............................................       119          84          81
  Supplies..................................................       173         101          86
  Loan expenses.............................................        91         143         130
  Foreclosed assets, net....................................        14         (34)          4
  Depreciation and amortization.............................       350         194         154
  Branch closing expense....................................        --          --         154
  Other.....................................................       364         222         357
                                                               -------      ------      ------
                                                                 6,104       3,214       3,501
                                                               -------      ------      ------
Income (loss) before income taxes...........................    (3,362)        987         910
Income tax expense (benefit)................................      (988)        313         312
                                                               -------      ------      ------
Net income (loss)...........................................   $(2,374)     $  674      $  598
                                                               =======      ======      ======
Earnings (loss) per share:
  Basic.....................................................   $ (1.31)     $ 0.44      $ 0.38
  Diluted...................................................     (1.28)       0.43        0.38

                            See accompanying notes.

                          CENTRAL FEDERAL CORPORATION

             CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
                  YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

                                                                 2003       2002      2001
                                                              ----------   -------   -------
                                                               (DOLLARS IN THOUSANDS EXCEPT
                                                                     PER SHARE DATA)
Net income (loss)...........................................   $(2,374)     $674      $598
Change in net unrealized gain (loss) on securities available
  for sale..................................................      (154)       34        17
Less: Reclassification adjustment for gains and losses later
  recognized in net income..................................        42        16        15
                                                               -------      ----      ----
Net unrealized gains and (losses)...........................      (196)       18         2
Unrealized gain on securities transferred from held to
  maturity to available for sale............................       458        --        --
Tax effect..................................................       (89)       (6)       (1)
                                                               -------      ----      ----
Other comprehensive income..................................       173        12         1
                                                               -------      ----      ----
Comprehensive income (loss).................................   $(2,201)     $686      $599
                                                               =======      ====      ====

                            See accompanying notes.

                          CENTRAL FEDERAL CORPORATION

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

                                                                               UNEARNED    UNEARNED
                                                                               EMPLOYEE      STOCK
                                                                ACCUMULATED      STOCK       BASED
                                       ADDITIONAL                  OTHER       OWNERSHIP   INCENTIVE                  TOTAL
                              COMMON    PAID-IN     RETAINED   COMPREHENSIVE     PLAN        PLAN      TREASURY   SHAREHOLDERS'
                              STOCK     CAPITAL     EARNINGS      INCOME        SHARES      SHARES      STOCK        EQUITY
                              ------   ----------   --------   -------------   ---------   ---------   --------   -------------
                                                        (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
Balance at January 1,
  2001......................   $19      $ 8,322     $13,846        $ 15         $(1,853)    $  (365)   $(2,151)      $17,833
Comprehensive income:
Net income..................                            598                                                              598
Other comprehensive
  income....................                                          1                                                    1
                                                                                                                     -------
  Total comprehensive
    income..................                                                                                             599
Commitment to release 18,864
  employee stock ownership
  plan shares...............                (12)                                    202                                  190
Release of 15,516 stock
  based incentive plan
  shares....................                                                                     95                       95
Purchase of 7,500 shares of
  treasury stock............                                                                                75           (75)
Cash dividends declared
  ($.31 per share)..........                           (482)                                                            (482)
                               ---      -------     -------        ----         -------     -------    -------       -------
Balance at December 31,
  2001......................    19        8,310      13,962          16          (1,651)       (270)    (2,226)       18,160
Comprehensive income:
Net income..................                            674                                                              674
Other comprehensive
  income....................                                         12                                                   12
.............................                                                                                         -------
  Total comprehensive                                                                                                    686
    income..................
Commitment to release 21,588
  employee stock ownership                   (4)                                    226                                  222
  plan shares...............
Release of 15,516 stock
  based incentive plan                                                                          110                      110
  shares....................
Purchase of 96,410 shares of                                                                            (1,044)       (1,044)
  treasury stock............
Cash dividends declared                                (551)                                                            (551)
  ($.36 per share)..........
                               ---      -------     -------        ----         -------     -------    -------       -------
Balance at December 31,         19        8,306      14,085          28          (1,425)       (160)    (3,270)       17,583
  2002......................
Comprehensive income:
                                                     (2,374)                                                          (2,374)
Net income (loss)...........
Other comprehensive                                                 173                                                  173
  income....................
.............................                                                                                         -------
  Total comprehensive                                                                                                 (2,201)
    loss....................
Issuance of common stock in
  private placement, net of
  offering costs of $64          3        3,116                                                                        3,119
  (312,649 shares)..........
Issuance of stock based
  incentive plan shares          1          337                                                (338)                      --
  (28,500 shares)...........
Sale of employee stock
  ownership plan shares at
  plan termination (81,000                  125                                     748                                  873
  shares)...................
Final allocation of employee
  stock ownership plan
  shares at plan termination                (39)                                    677                                  638
  (41,882 shares)...........
Release of 16,002 stock
  based incentive plan                                                                          141                      141
  shares....................
Stock options exercised                                 (72)                                               417           345
  (37,302 shares)...........
Tax benefits from stock                                  47                                                               47
  options exercised.........
Cash dividends declared                                (689)                                                            (689)
  ($.36 per share)..........
                               ---      -------     -------        ----         -------     -------    -------       -------
Balance at December 31,        $23      $11,845     $10,997        $201         $    --     $  (357)   $(2,853)      $19,856
  2003......................
                               ===      =======     =======        ====         =======     =======    =======       =======

                            See accompanying notes.

                          CENTRAL FEDERAL CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

                                                               2003       2002       2001
                                                              -------   --------   --------
                                                              (DOLLARS IN THOUSANDS EXCEPT
                                                                     PER SHARE DATA)
Cash flows from operating activities
Net income (loss)...........................................  $(2,374)  $    674   $    598
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Provision for loan losses.................................      102         19         62
  Valuation loss on mortgage servicing rights...............       56         --         --
  Depreciation and amortization.............................      108        118        101
  Net amortization of securities............................       63        (51)      (131)
  Net gain on sales of securities...........................      (42)       (16)       (15)
  Loss on disposal of premises and equipment................       50         --         --
  Write-down of assets from branch closing..................       --         --        154
  Federal Home Loan Bank stock dividend.....................     (141)      (157)      (215)
  ESOP expense..............................................      638        222        190
  SBIP expense..............................................      141        110         95
  Earnings on bank owned life insurance.....................     (188)       (68)        --
  Net change in:
    Loans held for sale.....................................     (106)     8,221     (8,221)
    Accrued interest receivable.............................      (84)       127        576
    Other assets............................................   (1,021)      (195)      (120)
    Accrued interest payable and other liabilities..........     (600)       865       (303)
                                                              -------   --------   --------
      Net cash from operating activities....................   (3,398)     9,869     (7,229)
Cash flows from investing activities
  Net change in interest bearing deposits...................    5,618       (199)        (6)
  Available-for-sale securities:
    Sales...................................................    3,078        386        245
    Maturities, prepayments and calls.......................   28,968        594      1,077
    Purchases...............................................  (46,914)      (290)      (233)
  Held-to-maturity securities:
    Maturities, prepayments and calls.......................    7,201     27,056     12,493
    Purchases...............................................       --    (21,508)        --
  Loan originations and payments, net.......................    4,434      8,010     15,676
  Additions to premises and equipment.......................   (1,326)      (127)       (10)
  Purchase of bank owned life insurance.....................       --     (3,000)        --
  Cash received in repayment of ESOP loan...................      853         --         --
                                                              -------   --------   --------
      Net cash from investing activities....................    1,912     10,922     29,242
Cash flows from financing activities
  Net change in deposits....................................   (1,332)    (1,478)     2,171
  Proceeds from Federal Home Loan Bank advances and other
    debt....................................................    7,500         --     49,320
  Repayments on Federal Home Loan Bank advances and other
    debt....................................................  (16,330)    (9,063)   (71,463)
  Net change in advances by borrowers for taxes and
    insurance...............................................     (241)      (123)       (85)
  Proceeds from subordinated debentures.....................    5,155         --         --
  Cash dividends paid.......................................     (655)      (551)      (482)
  Proceeds from private placement...........................    3,119         --         --
  Proceeds from exercise of stock options...................      345         --         --
  Repurchase of common stock................................       --     (1,044)       (75)
                                                              -------   --------   --------
      Net cash from financing activities....................   (2,439)   (12,259)   (20,614)
Net change in cash and cash equivalents.....................   (3,925)     8,532      1,399
Beginning cash and cash equivalents.........................   12,861      4,329      2,930
                                                              -------   --------   --------
Ending cash and cash equivalents............................  $ 8,936   $ 12,861   $  4,329
                                                              =======   ========   ========
Supplemental cash flow information:
  Interest paid.............................................  $ 3,519   $  3,495   $  5,852
  Income taxes paid.........................................      106        160        226
Supplemental noncash disclosures:
  Transfer of securities from held to maturity to available
    for sale................................................  $10,533   $     --   $     --
  Transfers from loans to repossessed assets................      193         --        145

                            See accompanying notes.

                          CENTRAL FEDERAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Nature of Operations and Principles of Consolidation: The consolidated financial statements include Central Federal Corporation and its wholly-owned subsidiary, Central Federal Bank, together referred to as "the Company." Intercompany transactions and balances are eliminated in consolidation.

     The Company provides financial services through its offices in Wellsville, Fairlawn and Columbus, Ohio. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Other financial instruments, which potentially represent concentrations of credit risk, include deposit accounts in other financial institutions.

     Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, Management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ. The allowance for loan losses, loan servicing rights, and fair values of financial instruments are particularly subject to change.

     Cash Flows: Cash and cash equivalents include cash and deposits with other financial institutions under 90 days. Net cash flows are reported for loan and deposit transactions.

     Securities: Debt securities are classified as held to maturity and carried at amortized cost when Management has the positive intent and ability to hold them to maturity. Debt securities are classified as available for sale when they might be sold before maturity. Equity securities with readily determinable fair values are classified as available for sale. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income. Trading securities are carried at fair value, with changes in unrealized holding gains and losses included in income. Other securities such as Federal Home Loan Bank stock are carried at cost.

     Interest income includes amortization of purchase premium or discount. Gains and losses on sales are based on the amortized cost of the security sold. Securities are written down to fair value when a decline in fair value is not temporary.

     Loans Held for Sale: Loans originated and intended for sale in the secondary market are carried at the lower of cost or market in the aggregate. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings.

     Loans: Loans that Management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Interest income on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the loan is well-secured and in process of collection. Consumer and credit card loans are typically charged off no later than 180 days past due. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

     All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

                          CENTRAL FEDERAL CORPORATION

     Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when Management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in Management's judgment, should be charged-off.

     The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful. The general component covers non-classified loans and is based on historical loss experience adjusted for current factors.

     A loan is impaired when full payment under the loan terms is not expected. Commercial and commercial real estate loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

     Servicing Rights: Servicing rights represent the allocated value of retained servicing rights on loans sold and the cost of purchased rights. Servicing assets are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the assets, using groupings of the underlying loans as to interest rates and then, secondarily, as to geographic and prepayment characteristics. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Any impairment of a grouping is reported as a valuation allowance, to the extent that fair value is less than the capitalized amount for a grouping.

     Foreclosed Assets: Assets acquired through or instead of loan foreclosure are initially recorded at fair value when acquired, establishing a new cost basis. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Costs after acquisition are expensed.

     Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Buildings and related components are depreciated using the straight-line method with useful lives ranging from 7 to 40 years. Furniture, fixtures and equipment are depreciated using the straight-line method with useful lives ranging from 3 to 25 years. Leasehold improvements are amortized over the lives of the respective leases.

     Bank Owned Life Insurance: The Company has purchased life insurance policies on certain key executives. Bank owned life insurance is recorded at its cash surrender value, or the amount that can be realized.

     Long-term Assets: Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

     Loan Commitments and Related Financial Instruments: Financial instruments include off-balance-sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded. Instruments, such as standby letters of credit, that are considered financial guarantees in accordance with Financial Accounting Standards Board (FASB) Interpretation No. 45 are recorded at fair value.

                          CENTRAL FEDERAL CORPORATION

     Stock Compensation: Employee compensation expense under stock options is reported using the intrinsic value method. No stock-based compensation cost is reflected in net income, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at date of grant. The following table illustrates the effect on net income and earnings per share if expense was measured using the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation.

                                                               2003     2002    2001
                                                              -------   -----   -----
Net income (loss) as reported...............................  $(2,374)  $ 674   $ 598
Deduct: Stock-based compensation expense determined under
  fair value based method...................................      175     121     121
                                                              -------   -----   -----
Pro forma net income (loss).................................  $(2,549)  $ 553   $ 477
                                                              =======   =====   =====
Basic earnings (loss) per share as reported.................  $ (1.31)  $0.44   $0.38
Pro forma basic earnings (loss) per share...................    (1.40)   0.36    0.30
Diluted earnings (loss) per share as reported...............  $ (1.28)  $0.43   $0.38
Pro forma diluted earnings (loss) per share.................    (1.37)   0.35    0.30

     The pro forma effects are computed using option pricing models, using the following weighted-average assumptions as of grant date.

                                                                   2003
                                                               ------------
Risk-free interest rate.....................................           2.96%
Expected option life........................................      5.9 years
Expected stock price volatility.............................             44%
Dividend yield..............................................           3.13%

     Income Taxes: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

     Employee Stock Ownership Plan: The cost of shares issued to the ESOP, but not yet allocated to participants, is shown as a reduction of shareholders' equity. Compensation expense is based on the market price of shares as they are committed to be released to participant accounts. Dividends on allocated ESOP shares reduce retained earnings; dividends on unearned ESOP shares reduce debt and accrued interest. See Note 9 -- ESOP Plan for information regarding termination of this plan in 2003.

     Earnings Per Common Share: Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. ESOP shares are considered outstanding for this calculation unless unearned. Stock based incentive plan shares are considered outstanding as they are earned over the vesting period. Diluted earnings per common share includes the dilutive effect of stock based incentive plan shares and additional potential common shares issuable under stock options.

     Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale, which are also recognized as a separate component of equity.

     Adoption of New Accounting Standards: During 2003, the Company adopted FASB Interpretation 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, and FASB Interpretation 46, Consoli-

                          CENTRAL FEDERAL CORPORATION
dation of Variable Interest Entities. Adoption of the new standards did not materially affect the Company's operating results or financial condition.

     Interpretation 45 requires recognizing the fair value of guarantees made and information about the maximum potential payments that might be required, as well as the collateral or other recourse obtainable. Interpretation 45 covers guarantees such as standby letters of credit, performance guarantees, and direct or indirect guarantees of the indebtedness of others, but not guarantees of funding.

     Interpretation 46, as revised in December 2003, changes the accounting model for consolidation from one based on consideration of control through voting interests. Whether to consolidate an entity will now also consider whether that entity has sufficient equity at risk to enable it to operate without additional financial support, whether the equity owners in that entity lack the obligation to absorb expected losses or the right to receive residual returns of the entity, or whether voting rights in the entity are not proportional to the equity interest and substantially all the entity's activities are conducted for an investor with few voting rights. The Company owns a 100% interest in a trust formed by the Company in 2003. Under this new accounting guidance, the trust is not consolidated with the Company.

     Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

     Restrictions on Cash: Cash on hand or on deposit with the Federal Reserve Bank of $300 and $148 was required to meet regulatory reserve and clearing requirements at year-end 2003 and 2002. These balances do not earn interest.

     Dividend Restriction: Banking regulations require maintaining certain capital levels and may limit the dividends paid by the bank to the holding company or by the holding company to shareholders.

     Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

     Operating Segments: While the chief decision-makers monitor the revenue streams of the various products and services, the identifiable segments are not material and operations are managed and financial performance is evaluated on a Company-wide basis. Accordingly, all of the financial service operations are considered by Management to be aggregated in one reportable operating segment.

     Reclassifications: Some items in the prior year financial statements were reclassified to conform to the current presentation.

                          CENTRAL FEDERAL CORPORATION

NOTE 2 -- SECURITIES

     The fair value of available for sale securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive income
(loss) were as follows:

                                                                    GROSS        GROSS
                                                         FAIR     UNREALIZED   UNREALIZED
                                                         VALUE      GAINS        LOSSES
                                                        -------   ----------   ----------
2003
Federal agency........................................  $12,759      $  8        $  (4)
State and municipal...................................    1,375         5           --
Mortgage-backed.......................................   12,992       400         (105)
                                                        -------      ----        -----
  Total...............................................  $27,126      $413        $(109)
                                                        =======      ====        =====
2002
Mortgage-backed.......................................  $ 1,439      $ 45        $  (1)
                                                        -------      ----        -----
  Total...............................................  $ 1,439      $ 45        $  (1)
                                                        =======      ====        =====

     The carrying amount, unrecognized gains and losses, and fair value of securities held to maturity were as follows:

                                                                 GROSS          GROSS
                                                   CARRYING   UNRECOGNIZED   UNRECOGNIZED    FAIR
                                                    AMOUNT       GAINS          LOSSES       VALUE
                                                   --------   ------------   ------------   -------
2002
U.S. Government and federal agency...............  $ 2,527        $ 30           $--        $ 2,557
Corporate........................................    1,996          --            --          1,996
Mortgage-backed..................................   13,299         322            (5)        13,616
                                                   -------        ----           ---        -------
  Total..........................................  $17,822        $352           $(5)       $18,169
                                                   =======        ====           ===        =======

     Sales of available for sale securities were as follows:

                                                               2003    2002   2001
                                                              ------   ----   ----
Proceeds....................................................  $3,078   $386   $245
Gross gains.................................................      42     16     15

     The fair value of debt securities at year-end 2003 by contractual maturity were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

                                                               AVAILABLE
                                                               FOR SALE
                                                                 FAIR
                                                                 VALUE
                                                               ---------
Due in one year or less.....................................    $   503
Due from one to five years..................................     12,256
Due from five to ten years..................................        400
Due after ten years.........................................        975
Mortgage-backed.............................................     12,992
                                                                -------
  Total.....................................................    $27,126
                                                                =======

     At year-end 2003 and 2002, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders' equity.

                          CENTRAL FEDERAL CORPORATION

     Securities with unrealized losses at year-end 2003 not recognized in income are as follows:

                                         LESS THAN 12 MONTHS     12 MONTHS OR MORE             TOTAL
                                       -----------------------   ------------------   -----------------------
                                                    UNREALIZED   FAIR    UNREALIZED                UNREALIZED
DESCRIPTION OF SECURITIES              FAIR VALUE      LOSS      VALUE      LOSS      FAIR VALUE      LOSS
-------------------------              ----------   ----------   -----   ----------   ----------   ----------
Federal agency.......................    $4,026        $  4      $ --      $  --        $4,026        $  4
Mortgage-backed......................     4,021         105        --         --         4,021         105
                                         ------        ----      -----     -----        ------        ----
Total temporarily impaired...........    $8,047        $109      $ --      $  --        $8,047        $109
                                         ======        ====      =====     =====        ======        ====

     Unrealized losses on the above securities have not been recognized in income because the issuers of the bonds are all federal agencies and the decline in fair value is temporary and largely due to changes in market interest rates. The fair value is expected to recover as the bonds approach their maturity date and/or market rates decline.

     To improve liquidity, in 2003 the Company transferred all securities previously classified as "held to maturity," which had a carrying value of $10,533, to "available for sale." The unrealized gain on the securities transferred totaled $458 before tax. The Company's equity and accumulated other comprehensive income increased $302 after tax as a result of the transfer.

NOTE 3 -- LOANS

     Loans at year-end were as follows:

                                                               2003      2002
                                                              -------   -------
Commercial..................................................  $ 4,116   $   261
Real estate:
  Residential...............................................   36,060    48,644
  Commercial................................................    5,040        --
  Construction..............................................      610       134
Consumer....................................................   12,598    13,904
                                                              -------   -------
  Subtotal..................................................   58,424    62,943
Less: Net deferred loan fees................................       15       (17)
  Allowance for loan losses.................................     (415)     (361)
                                                              -------   -------
Loans, net..................................................  $58,024   $62,565
                                                              =======   =======

     Activity in the allowance for loan losses was as follows:

                                                              2003   2002   2001
                                                              ----   ----   ----
Beginning balance...........................................  $361   $373   $354
Provision for loan losses...................................   102     19     62
Loans charged-off...........................................   (50)   (35)   (53)
Recoveries..................................................     2      4     10
                                                              ----   ----   ----
Ending balance..............................................  $415   $361   $373
                                                              ====   ====   ====

     Impaired loans are not material for any period presented.

                          CENTRAL FEDERAL CORPORATION

     Nonperforming loans were as follows:

                                                              2003   2002
                                                              ----   ----
Loans past due over 90 days still on accrual................  $ --   $ --
Nonaccrual loans............................................   741    781

     Nonperforming loans include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

NOTE 4 -- SECONDARY MORTGAGE MARKET ACTIVITIES

     Mortgage loans serviced for others are not reported as assets. The principal balances of these loans were $32,584 and $25,930 at year-end 2003 and 2002.

     Custodial escrow balances maintained in connection with serviced loans were $100 and $26 at year-end 2003 and 2002.

     Activity for capitalized mortgage servicing rights and the related valuation allowance follows:

                                                               2003    2002   2001
                                                              ------   ----   ----
Servicing rights:
Beginning of year...........................................  $  200   $ 88   $58
Additions...................................................     195    162    45
Amortized to expense........................................    (118)   (50)  (15)
                                                              ------   ----   ---
End of year.................................................  $  277   $200   $88
                                                              ======   ====   ===

                                                              2003   2002   2001
                                                              ----   ----   ----
Valuation allowance:
Beginning of year...........................................  $--    $--    $--
Additions expensed..........................................   56     --     --
                                                              ---    ---    ---
End of Year.................................................  $56    $--    $--
                                                              ===    ===    ===

NOTE 5 -- PREMISES AND EQUIPMENT

     Year-end premises and equipment were as follows:

                                                               2003      2002
                                                              -------   -------
Land........................................................  $   117   $    63
Buildings...................................................    1,713     1,485
Furniture, fixtures and equipment...........................    1,416     1,227
Leasehold improvements......................................       10        --
                                                              -------   -------
                                                                3,256     2,775
Less: Accumulated depreciation..............................   (1,324)   (1,942)
                                                              -------   -------
                                                              $ 1,932   $   833
                                                              =======   =======

     Depreciation expense was $176, $118 and $101 for 2003, 2002 and 2001.

                          CENTRAL FEDERAL CORPORATION

     Rent expense was $14, $0, and $16 for 2003, 2002 and 2001. Rent commitments under noncancelable operating leases were as follows, before considering renewal options that generally are present.

2004........................................................  $ 60
2005........................................................    57
2006........................................................    57
2007........................................................    57
2008........................................................    57
                                                              ----
  Total.....................................................  $288
                                                              ====

     The Company is a one-third owner of a limited liability company that will own and manage the office building at 2923 Smith Road, Fairlawn, Ohio 44333 where the Company's headquarters and Central Federal Bank Fairlawn office will be located. The Company is currently in negotiations with the limited liability company to complete a lease agreement for this office space. As a result, rent expense for this office is not included above. The lease is expected to be accounted for as an operating lease.

     The Company closed one branch during 2001 and took charges totaling $154. In connection with the branch closings the Company paid a cancellation fee for terminating the lease, wrote off the remaining leasehold improvements and abandoned equipment and wrote down the remaining equipment to its estimated realizable value.

NOTE 6 -- DEPOSITS

     Time deposits of $100 or more were $4,285 and $3,520 at year-end 2003 and 2002.

     Scheduled maturities of time deposits for the next five years were as follows.

2004........................................................   $22,702
2005........................................................     8,652
2006........................................................     4,122
2007........................................................       703
2008........................................................       514
                                                               -------
                                                               $36,693
                                                               =======

NOTE 7 -- FEDERAL HOME LOAN BANK ADVANCES AND OTHER DEBT

     At year end, advances from the Federal Home Loan Bank were as follows.

                                                               2003     2002
                                                              ------   -------
Maturity January 2004 at 1.09% floating rate................  $7,500   $    --
Maturities August 2005 thru March 2009, primarily fixed at
  rates from 5.07% to 6.96%, averaging 5.53%................      --    11,430
                                                              ------   -------
  Total.....................................................  $7,500   $11,430
                                                              ======   =======

     In December 2003, the Company prepaid $11,195 in Federal Home Loan Bank advances, with an average cost of 5.52% and an average remaining maturity of 4.5 years. These fixed rate advances were arranged primarily in 1998 and 1999 and were used to finance mortgage loans which had prepaid. Accordingly, the loans represented an inappropriate and costly source of funding which was not necessary due to the liquidity position of the Company. The pre-tax prepayment penalty associated with this transaction was $1,270 and is included

                          CENTRAL FEDERAL CORPORATION
in interest expense on Federal Home Loan Bank advances and other debt in the 2003 Consolidated Statement of Operations.

     The floating rate advances outstanding at year-end 2003 can be prepaid at any time with no penalty. The advances were collateralized by $34,795 and $47,004 of first mortgage loans under a blanket lien arrangement and $1,296 and $2,343 of securities at year-end 2003 and 2002.

     Loan Payable: The Company had a 4.30% note payable with a financial institution with a balance of $4,900 at year-end 2002. The loan was repaid in full during 2003 and represented the remaining balance of a $7,000 loan which had been obtained to fund a return of capital dividend declared in 2000. The note was secured by stock the Company owns in the Bank and the Bank was required to maintain a deposit with the lending institution in the amount of the loan which earned interest at 1.90% below the loan rate.

     Trust Preferred Securities: A trust formed by the Company issued $5,000 of 3 month LIBOR plus 2.85% floating rate trust preferred securities in 2003 as part of a pooled offering of such securities. The Company issued subordinated debentures to the trust in exchange for the proceeds of the offering, which debentures represent the sole asset of the trust. The Company may redeem the subordinated debentures, in whole but not in part, any time after five years at par. The subordinated debentures must be repurchased no later than 2033.

     Under new accounting guidance, FASB Interpretation No. 46, as revised in December 2003, the trust is not consolidated with the Company. Accordingly, the Company does not report the securities issued by the trust as liabilities, and instead reports as liabilities the subordinated debentures issued by the Company and held by the trust.

PAYMENT INFORMATION:

     Required payments on all debt over the next five years are:

2004........................................................   $7,500
                                                               ======

NOTE 8 -- OTHER BENEFIT PLANS

     Multi-employer pension plan: The Company participates in a multiemployer contributory trustee pension plan. The retirement benefits to be provided by the plan were frozen as of June 30, 2003 and future employee participation in the plan was stopped. The plan was maintained for all eligible employees and the benefits were funded as accrued through the purchase of individual life insurance policies. The cost of funding was charged directly to operations. The unfunded liability at June 30, 2003 totaled $96. The Company's contribution for the plan year ending June 30, 2004 totaled $34. The Company made no contributions for 2002 or 2001.

     401(k) Plan: In 2003, the Company instituted a 401(k) benefit plan. Employees 21 years of age and older are eligible to participate and are eligible for Company matching contributions after one year of service. The plan allows employee contributions up to 90% of their compensation, which may be matched by the Company on a discretionary basis. There was no match in 2003.

     Stock Based Incentive Plans: Stock based incentive plans (SBIP) provide for stock option grants and restricted stock awards to directors, officers and employees. The 1999 Stock Based Incentive Plan was approved by shareholders on July 13, 1999. The plan provided for 193,887 shares for stock option grants and 77,554 shares for restricted stock awards. The 2003 Equity Compensation Plan was ratified by shareholders on April 23, 2003. The plan provided an aggregate of 100,000 shares for stock option grants and restricted stock awards, including up to a maximum of 30,000 shares for restricted stock awards. Both plans provide for options to be granted for terms of up to, but not exceeding ten years from the date of grant and cannot be granted at a price less than the fair market value of the common stock on the date of grant. Shares related to forfeited stock options and restricted stock awards become available for subsequent grant under the terms of the plans.

                          CENTRAL FEDERAL CORPORATION

     Compensation expense for restricted stock awards is based on the fair value of the stock at the date of grant and is recognized over the vesting period. Total restricted stock awards issuable under the plans are 107,554. 28,500 shares were issued in 2003 and no shares were issued in 2002. At December 31, 2003, 97,526 restricted stock awards were outstanding of which 57,007 had vested. Compensation expense was $141, $110 and $95 for 2003, 2002 and 2001. Unearned compensation is reported as a reduction of shareholders' equity until earned.

NOTE 9 -- ESOP PLAN

     Until the plan was terminated in 2003, employees participated in an Employee Stock Ownership Plan (ESOP). The ESOP borrowed from the Company to purchase 155,111 shares of stock at $10 per share. The Company made discretionary contributions to the ESOP, and paid dividends on unallocated shares to the ESOP, and the ESOP used funds it received to repay the loan. When loan payments were made, ESOP shares were allocated to participants based on relative compensation and expense was recorded. Dividends on allocated shares increased participant accounts.

     The ESOP received $738 from a return of capital distribution paid by the Company in 2000 and purchased an additional 83,353 shares with the proceeds.

     At the time of termination, there were 122,882 unearned ESOP shares of which 81,000 shares were sold and the proceeds were used to repay the outstanding balance of the loan incurred to fund the ESOP plan at inception. The remaining 41,882 shares were allocated to participants on a fully vested basis. The cost associated with terminating the ESOP totaled $638 and is included in salaries and employee benefits expense in the 2003 Consolidated Statement of Operations.

     Contributions to the ESOP during 2003, 2002 and 2001 were $0, $159 and $152. Expense for 2003, 2002, and 2001 was $638, $222 and $190.

     Shares held by the ESOP were as follows:

                                                                 2002
                                                               --------
Allocated to participants...................................    108,483
Unearned....................................................    122,882
                                                               --------
  Total ESOP shares.........................................    231,365
                                                               ========
  Fair value of unearned shares.............................   $  1,153
                                                               ========

NOTE 10 -- INCOME TAXES

     Income tax expense (benefit) was as follows.

                                                               2003     2002   2001
                                                              -------   ----   ----
Current federal.............................................  $    95   $175   $276
Deferred federal............................................   (1,083)   138     36
                                                              -------   ----   ----
Total.......................................................  $  (988)  $313   $312
                                                              =======   ====   ====

                          CENTRAL FEDERAL CORPORATION

     Effective tax rates differ from federal statutory rate of 34% applied to income (loss) before income taxes due to the following.

                                                               2003     2002   2001
                                                              -------   ----   ----
Federal statutory rate times financial statement income
  (loss)....................................................  $(1,143)  $336   $309
Effect of:
ESOP shares released at fair market value...................      207      1     --
Bank owned life insurance income............................      (64)   (23)    --
Other.......................................................       12     (1)     3
                                                              -------   ----   ----
                                                              $  (988)  $313   $312
                                                              =======   ====   ====
  Effective tax rate........................................    (29.4)% 31.7%  34.3%

     Year-end deferred tax assets and liabilities were due to the following.

                                                               2003    2002
                                                              ------   ----
Deferred tax assets:
  Allowance for loan losses.................................  $  141   $123
  Deferred loan fees........................................     160    265
  Nonaccrual interest.......................................      36     30
  Accrued stock awards......................................      39     16
  Net operating loss........................................   1,325     --
  Other.....................................................      14     --
                                                              ------   ----
                                                               1,715    434
Deferred tax liabilities:
  Depreciation..............................................     229     76
  FHLB stock dividend.......................................     378    330
  Mortgage servicing rights.................................      75     68
  Unrealized gain on securities available for sale..........     103     14
  Other.....................................................      --     10
                                                              ------   ----
                                                                 785    498
                                                              ------   ----
  Net deferred tax asset (liability)........................  $  930   $(64)
                                                              ======   ====

     Federal income tax laws provided additional bad debt deductions through 1987, totaling $2,250. Accounting standards do not require a deferred tax liability to be recorded on this amount, which otherwise would total $765 at year-end 2003. If the Bank were liquidated or otherwise ceases to be a bank or if tax laws were to change, this amount would be expensed.

     No valuation allowance has been recorded against the deferred tax asset for net operating losses totaling $3,897 which expire in 2023 because the benefit is more likely than not to be realized.

                          CENTRAL FEDERAL CORPORATION

NOTE 11 -- RELATED PARTY TRANSACTIONS

     Loans to principal officers, directors, and their affiliates in 2003 were as follows.

Beginning balance...........................................   $607
New loans...................................................     --
Effect of changes in related parties........................   (599)
Repayments..................................................     (8)
                                                               ----
Ending balance..............................................   $ --
                                                               ====

     Deposits from principal officers, directors, and their affiliates at year-end 2003 and 2002 were $384 and $300.

NOTE 12 -- STOCK OPTIONS

     Options to buy stock are granted to directors, officers and employees under the 1999 Stock Based Incentive Plan and 2003 Equity Compensation Plan, which provide for issue of up to 293,887 options. Exercise price is the market price at date of grant, so there is no compensation expense recognized in the income statement. The maximum option term is ten years, and options vest over three to five years.

     A summary of the activity in the plan is as follows.

                                  2003                          2002                          2001
                       ---------------------------   ---------------------------   ---------------------------
                                  WEIGHTED AVERAGE              WEIGHTED AVERAGE              WEIGHTED AVERAGE
                        SHARES     EXERCISE PRICE     SHARES     EXERCISE PRICE     SHARES     EXERCISE PRICE
                       --------   ----------------   --------   ----------------   --------   ----------------
Outstanding at
  beginning of
  year...............   182,497        $ 9.23         182,497        $9.23          182,497        $9.23
Granted..............    77,758         11.79              --                            --
Exercised............   (37,302)         9.23              --                            --
Forfeited............   (13,232)         9.26              --                            --
                       --------        ------        --------        -----         --------        -----
Outstanding at end of
  year...............   209,721        $10.17         182,497        $9.23          182,497        $9.23
                       ========        ======        ========        =====         ========        =====
Options exercisable
  at year-end........   101,285        $ 9.20         107,903        $9.22           71,402        $9.21
                       ========        ======        ========        =====         ========        =====
Weighted average fair
  value of options
  granted during
  year...............  $   3.96                      $     --                      $     --
                       ========                      ========                      ========

     Options outstanding at year-end 2003 were as follows.

                                           OUTSTANDING                           EXERCISABLE
                          ---------------------------------------------   --------------------------
                                    WEIGHTED AVERAGE
                                       REMAINING       WEIGHTED AVERAGE             WEIGHTED AVERAGE
RANGE OF EXERCISE PRICES  NUMBER    CONTRACTUAL LIFE    EXERCISE PRICE    NUMBER     EXERCISE PRICE
------------------------  -------   ----------------   ----------------   -------   ----------------
$9.19 -- $13.94           209,721      7.0 years            $10.17        101,285        $9.20
                          =======       =======             ======        =======        =====

NOTE 13 -- CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS

     The Bank is subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting

                          CENTRAL FEDERAL CORPORATION
practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action.

     Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year-end 2003 and 2002, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that Management believes have changed the institution's category.

     Actual and required capital amounts and ratios are presented below at year-end.

                                                                               TO BE WELL
                                                                              CAPITALIZED
                                                           FOR CAPITAL        UNDER PROMPT
                                                             ADEQUACY      CORRECTIVE ACTION
                                            ACTUAL           PURPOSES          PROVISIONS
                                        ---------------   --------------   ------------------
                                        AMOUNT    RATIO   AMOUNT   RATIO    AMOUNT     RATIO
                                        -------   -----   ------   -----   --------   -------
2003
Total Capital to risk weighted
  assets..............................  $15,093   21.6%   $5,597    8.0%    $6,997      10.0%
Tier 1 (Core) Capital to risk weighted
  assets..............................   14,678   21.0%    2,799    4.0%     4,198       6.0%
Tier 1 (Core) Capital to adjusted
  assets..............................   14,678   13.9%    4,217    4.0%     5,272       5.0%
Tangible Capital (to adjusted total
  assets).............................   14,678   13.9%    1,584    1.5%       N/A
2002
Total Capital to risk weighted
  assets..............................  $21,163   38.6%   $4,385    8.0%    $5,482      10.0%
Tier 1 (Core) Capital to risk weighted
  assets..............................   20,802   38.0%    2,193    4.0%     3,289       6.0%
Tier 1 (Core) Capital to adjusted
  assets..............................   20,802   18.9%    4,403    4.0%     5,504       5.0%
Tangible Capital (to adjusted total
  assets).............................   20,802   18.9%    1,650    1.5%       N/A

     The Qualified Thrift Lender test requires at least 65% of assets be maintained in housing-related finance and other specified areas. If this test is not met, limits are placed on growth, branching, new investments, FHLB advances and dividends, or the Bank must convert to a commercial bank charter. Management believes that this test is met.

     When the Bank converted from a mutual to a stock institution, a "liquidation account" was established at $14,300, which was net worth reported in the conversion prospectus. Eligible depositors who have maintained their accounts, less annual reductions to the extent they have reduced their deposits, would receive a distribution from this account if the Bank liquidated. Dividends may not reduce shareholders' equity below the required liquidation account balance.

     Office of Thrift Supervision (OTS) regulations limit capital distributions by savings associations. Generally, capital distributions are limited to undistributed net income for the current and prior two years. At year-end 2003, no amount is available to pay dividends to the Company without prior approval from the OTS.

NOTE 14 -- LOAN COMMITMENTS AND OTHER RELATED ACTIVITIES

     Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration

                          CENTRAL FEDERAL CORPORATION
dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

     The contractual amount of financial instruments with off-balance-sheet risk was as follows at year-end.

                                                             2003               2002
                                                       ----------------   ----------------
                                                       FIXED   VARIABLE   FIXED   VARIABLE
                                                       RATE      RATE     RATE      RATE
                                                       -----   --------   -----   --------
Commitments to make loans............................  $486     $  520    $123     $  769
Unused lines of credit...............................            4,257              2,294

     Commitments to make loans are generally made for periods of 60 days or less. The fixed rate loan commitments have interest rates ranging from 5.25% to 7.00% and maturities ranging from 15 years to 30 years.

NOTE 15 -- FAIR VALUES OF FINANCIAL INSTRUMENTS

     Carrying amount and estimated fair values of financial instruments were as follows at year-end:

                                                     2003                    2002
                                             ---------------------   ---------------------
                                             CARRYING                CARRYING
                                              AMOUNT    FAIR VALUE    AMOUNT    FAIR VALUE
                                             --------   ----------   --------   ----------
Financial assets
  Cash and cash equivalents................  $  8,936    $  8,936    $ 12,861    $ 12,861
  Interest-bearing deposits in other
     financial institutions................     1,587       1,587       7,205       7,205
  Securities available for sale............    27,126      27,126       1,439       1,439
  Securities held to maturity..............        --          --      17,822      18,169
  Loans held for sale......................       106         107          --          --
  Loans, net...............................    58,024      59,341      62,565      65,119
  Federal Home Loan Bank stock.............     3,626       3,626       3,485       3,485
  Accrued interest receivable..............       487         487         403         403
Financial liabilities
  Deposits.................................   (73,358)    (73,297)    (74,690)    (75,345)
  Federal Home Loan Bank advances..........    (7,500)     (7,500)    (11,430)    (12,819)
  Loan payable.............................        --          --      (4,900)     (4,900)
  Subordinated debentures..................    (5,155)     (5,155)         --          --
  Accrued interest payable.................       (65)        (65)        (63)        (63)

     The methods and assumptions used to estimate fair value are described as follows.

     Carrying amount is the estimated fair value for cash and cash equivalents, short-term borrowings, Federal Home Loan Bank stock, accrued interest receivable and payable, demand deposits, short-term debt, and variable rate loans or deposits that reprice frequently and fully. Security fair values are based on market prices or dealer quotes, and if no such information is available, on the rate and term of the security and information about the issuer. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. Fair value of loans held for sale is based on market quotes. Fair value

                          CENTRAL FEDERAL CORPORATION
of debt is based on current rates for similar financing. The fair value of off-balance-sheet items is based on the current fees or cost that would be charged to enter into or terminate such arrangements.

NOTE 16 -- PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

     Condensed financial information of Central Federal Corporation follows.

                            CONDENSED BALANCE SHEETS
                                  DECEMBER 31

                                                               2003      2002
                                                              -------   -------
                                    ASSETS
Cash and cash equivalents...................................  $ 9,238   $   516
Investment in banking subsidiary............................   15,099    20,831
Investment in and advances to other subsidiaries............      155        --
Other assets................................................      755     1,291
                                                              -------   -------
Total assets................................................  $25,247   $22,638
                                                              =======   =======

                            LIABILITIES AND EQUITY
Debt........................................................  $ 5,155   $ 4,900
Accrued expenses and other liabilities......................      236       155
Shareholders' equity........................................   19,856    17,583
                                                              -------   -------
Total liabilities and shareholders' equity..................  $25,247   $22,638
                                                              =======   =======

                       CONDENSED STATEMENTS OF OPERATIONS
                            YEARS ENDED DECEMBER 31

                                                               2003     2002     2001
                                                              -------   -----   ------
Interest income.............................................  $    20   $  77   $   86
Other income................................................       11      --       --
Interest expense............................................       59     297      494
Other expense...............................................      338     173      204
                                                              -------   -----   ------
Loss before income tax and effect of subsidiaries'
  operations................................................     (366)   (393)    (612)
Income tax benefit..........................................     (125)   (137)    (208)
Effect of subsidiaries' operations..........................   (2,133)    930    1,002
                                                              -------   -----   ------
Net income (loss)...........................................  $(2,374)  $ 674   $  598
                                                              =======   =====   ======

                          CENTRAL FEDERAL CORPORATION

                       CONDENSED STATEMENTS OF CASH FLOWS
                            YEARS ENDED DECEMBER 31

                                                               2003      2002      2001
                                                              -------   -------   -------
Cash flows from operating activities
  Net income (loss).........................................  $(2,374)  $   674   $   598
  Adjustments:
     Effect of subsidiaries' operations.....................    2,133      (930)   (1,002)
     Change in other assets and other liabilities...........     (236)     (230)      421
                                                              -------   -------   -------
       Net cash from operating activities...................     (477)     (486)       17
Cash flows from investing activities
  Cash received in repayment of ESOP loan...................      853       212       212
  Dividends received from bank..............................    5,437     2,800        --
  Investments in subsidiaries...............................     (155)       --        --
                                                              -------   -------   -------
       Net cash from investing activities...................    6,135     3,012       212
Cash flows from financing activities
  Proceeds of borrowings....................................    5,155        --        --
  Repayments of borrowings..................................   (4,900)   (2,100)       --
  Proceeds from stock issue.................................    3,119        --        --
  Proceeds from exercise of stock options...................      345        --        --
  Purchase of treasury stock................................       --    (1,044)      (75)
  Dividends paid............................................     (655)     (551)     (482)
  Dividends on unallocated ESOP shares......................       --       (53)      (60)
                                                              -------   -------   -------
       Net cash from financing activities...................    3,064    (3,748)     (617)
                                                              -------   -------   -------
Net change in cash and cash equivalents.....................    8,722    (1,222)     (388)
Beginning cash and cash equivalents.........................      516     1,738     2,126
                                                              -------   -------   -------
Ending cash and cash equivalents............................  $ 9,238   $   516   $ 1,738
                                                              =======   =======   =======

                          CENTRAL FEDERAL CORPORATION

NOTE 17 -- EARNINGS PER SHARE

     The factors used in the earnings per share computation follow.

                                                      2003         2002         2001
                                                   ----------   ----------   ----------
Basic
  Net income (loss).............................   $   (2,374)  $      674   $      598
                                                   ==========   ==========   ==========
  Weighted average common shares outstanding....    1,815,210    1,530,429    1,564,797
                                                   ==========   ==========   ==========
  Basic earnings (loss) per common share........   $    (1.31)  $     0.44   $     0.38
                                                   ==========   ==========   ==========
Diluted
  Net income (loss).............................   $   (2,374)  $      674   $      598
                                                   ==========   ==========   ==========
  Weighted average common shares outstanding for
     basic earnings (loss) per share............    1,815,210    1,530,429    1,564,797
  Add: Dilutive effects of assumed exercises of
     stock options and stock based incentive
     plan shares................................       45,349       31,570        4,713
                                                   ----------   ----------   ----------
  Average shares and dilutive potential common
     shares.....................................    1,860,559    1,561,999    1,569,510
                                                   ==========   ==========   ==========
  Diluted earnings (loss) per common share......   $    (1.28)  $     0.43   $     0.38
                                                   ==========   ==========   ==========

     All stock options for shares of common stock were considered in computing diluted earnings per common share for 2003. Stock options for 8,000 shares of common stock were not considered in computing diluted earnings per common share for 2002 and 2001 because they were antidilutive.

                          CENTRAL FEDERAL CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                               SEPTEMBER 30,      DECEMBER 31,
                                                                    2004              2003
                                                              ----------------   ---------------
                                                                (UNAUDITED)
                                                                 (DOLLARS IN THOUSANDS EXCEPT
                                                                       PER SHARE DATA)
                                             ASSETS
Cash and cash equivalents...................................      $ 25,121          $  8,936
Interest-bearing deposits in other financial institutions...           298             1,587
Securities available for sale...............................        13,234            27,126
Loans held for sale.........................................           104               106
Loans, net of allowance of $747 and $415....................        96,800            58,024
Federal Home Loan Bank stock................................         3,738             3,626
Loan servicing rights.......................................           212               221
Foreclosed assets, net......................................           673               193
Premises and equipment, net.................................         2,686             1,932
Bank owned life insurance...................................         3,366             3,256
Accrued interest receivable.................................           433               487
Other assets................................................         1,794             1,517
                                                                  --------          --------
                                                                  $148,459          $107,011
                                                                  ========          ========

                              LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
  Non-interest bearing......................................      $  3,731          $  2,457
  Interest bearing..........................................        86,624            70,901
                                                                  --------          --------
     Total deposits.........................................        90,355            73,358
Federal Home Loan Bank advances.............................        33,670             7,500
Advances by borrowers for taxes and insurance...............           201               207
Accrued interest payable and other liabilities..............           683               935
Subordinated debentures.....................................         5,155             5,155
                                                                  --------          --------
     Total liabilities......................................       130,064            87,155
Shareholders' equity
  Preferred stock, 1,000,000 shares authorized; none
     issued.................................................            --                --
  Common stock, $.01 par value; 6,000,000 shares authorized;
     2004 -- 2,294,520 shares issued, 2003 -- 2,280,020
     shares issued..........................................            23                23
  Additional paid-in capital................................        12,119            11,845
  Retained earnings.........................................         9,161            10,997
  Accumulated other comprehensive income....................           128               201
  Unearned stock based incentive plan shares................          (425)             (357)
  Treasury stock, at cost (2004 -- 232,382 shares,
     2003 -- 255,648 shares)................................        (2,611)           (2,853)
                                                                  --------          --------
     Total shareholders' equity.............................        18,395            19,856
                                                                  --------          --------
                                                                  $148,459          $107,011
                                                                  ========          ========

                            See accompanying notes.

                          CENTRAL FEDERAL CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                THREE MONTHS        NINE MONTHS
                                                                   ENDED               ENDED
                                                               SEPTEMBER 30,       SEPTEMBER 30,
                                                              ----------------   -----------------
                                                               2004      2003     2004      2003
                                                              -------   ------   -------   -------
                                                                     (DOLLARS IN THOUSANDS
                                                                     EXCEPT PER SHARE DATA)
                                                                          (UNAUDITED)
Interest and dividend income
  Loans, including fees.....................................  $ 1,287   $1,101   $ 3,328   $ 3,287
  Taxable securities........................................      181      252       620       782
  Tax exempt securities.....................................       --       --        20        --
  Federal Home Loan Bank stock dividends....................       40       36       112       105
  Overnight funds and other.................................      109       36       180        94
                                                              -------   ------   -------   -------
                                                                1,617    1,425     4,260     4,268
Interest expense
  Deposits..................................................      360      456       993     1,215
  Federal Home Loan Bank advances and other debt............      146      156       250       514
  Subordinated debentures...................................       58       --       162        --
                                                              -------   ------   -------   -------
                                                                  564      612     1,405     1,729
                                                              -------   ------   -------   -------
Net interest income.........................................    1,053      813     2,855     2,539
Provision for loan losses...................................      296       --       366        83
                                                              -------   ------   -------   -------
Net interest income after provision for loan losses.........      757      813     2,489     2,456
Noninterest income
  Service charges on deposit accounts.......................       36       41        98       126
  Net gains on sales of loans...............................       19      139        63       354
  Loan servicing fees, net..................................       (6)      (2)       49       (30)
  Net gains (losses) on sales of securities.................      (36)       1       (55)        1
  Earnings on bank owned life insurance.....................       36       49       110       148
  Other.....................................................        7        6        17        17
                                                              -------   ------   -------   -------
                                                                   56      234       282       616
Noninterest expense
  Salaries and employee benefits............................      977      615     2,513     2,886
  Occupancy and equipment...................................       84       77       222       157
  Data processing...........................................      105       64       315       176
  Franchise taxes...........................................       55       62       168       255
  Professional fees.........................................       90      101       282       493
  Director fees.............................................       47       34       127        80
  Postage, printing and supplies............................       89       50       184       147
  Advertising and promotion.................................       22        5        71        28
  Telephone.................................................       20       21        64        32
  Loan expenses.............................................        8       28        38        79
  Foreclosed assets, net....................................       12       (3)        3        (1)
  Depreciation..............................................       98       34       252       101
  Other.....................................................      226       41       432       141
                                                              -------   ------   -------   -------
                                                                1,833    1,129     4,671     4,574
                                                              -------   ------   -------   -------
Loss before income taxes....................................   (1,020)     (82)   (1,900)   (1,502)
Income tax benefit..........................................     (355)     (48)     (683)     (397)
                                                              -------   ------   -------   -------
Net loss....................................................  $  (665)  $  (34)  $(1,217)  $(1,105)
                                                              =======   ======   =======   =======
Loss per share:
  Basic.....................................................  $ (0.33)  $(0.02)  $ (0.61)  $ (0.62)
  Diluted...................................................  $ (0.33)  $(0.02)  $ (0.61)  $ (0.62)

                            See accompanying notes.

                          CENTRAL FEDERAL CORPORATION

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                        ACCUMULATED     UNEARNED
                                               ADDITIONAL                  OTHER       STOCK BASED                  TOTAL
                                     COMMON     PAID-IN     RETAINED   COMPREHENSIVE    INCENTIVE    TREASURY   SHAREHOLDERS'
                                      STOCK     CAPITAL     EARNINGS      INCOME       PLAN SHARES    STOCK        EQUITY
                                     -------   ----------   --------   -------------   -----------   --------   -------------
                                                           (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                                                                           (UNAUDITED)
Balance at January 1, 2004.........    $23      $11,845     $10,997        $201           $(357)     $(2,853)      $19,856
Comprehensive income:
Net loss...........................                          (1,217)                                                (1,217)
Other comprehensive loss...........                                         (73)                                       (73)
                                                                                                                   -------
  Total comprehensive loss.........                                                                                 (1,290)
Issuance of stock based incentive
  plan shares (23,027 shares)......                 237                                    (237)                        --
Release of 15,596 stock based
  incentive plan shares............                                                         169                        169
Stock options exercised (33,266
  shares)..........................                             (67)                                     373           306
Tax benefits from stock options
  exercised........................                  37                                                                 37
Purchase of 10,000 shares of
  treasury stock...................                                                                     (131)         (131)
Cash dividends declared ($.27 per
  share)...........................                            (552)                                                  (552)
                                       ---      -------     -------        ----           -----      -------       -------
Balance at September 30, 2004......    $23      $12,119     $ 9,161        $128           $(425)     $(2,611)      $18,395
                                       ===      =======     =======        ====           =====      =======       =======

                            See accompanying notes.

                          CENTRAL FEDERAL CORPORATION

             CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

                                                            THREE MONTHS
                                                                ENDED       NINE MONTHS ENDED
                                                            SEPTEMBER 30,     SEPTEMBER 30,
                                                            -------------   -----------------
                                                            2004    2003     2004      2003
                                                            -----   -----   -------   -------
                                                                 (DOLLARS IN THOUSANDS)
                                                                       (UNAUDITED)
Net loss..................................................  $(665)  $ (34)  $(1,217)  $(1,105)
Change in net unrealized gain (loss) on securities
  available for sale......................................    396    (123)     (165)     (179)
Less: Reclassification adjustment for gains and (losses)
  later recognized in net income..........................    (36)      1       (55)        1
                                                            -----   -----   -------   -------
Net unrealized gains and (losses).........................    432    (124)     (110)     (180)
Unrealized gain on securities transferred from held to
  maturity to available for sale..........................     --      --        --       458
Tax effect................................................   (147)     42        37       (95)
                                                            -----   -----   -------   -------
Other comprehensive income (loss).........................    285     (82)      (73)      183
                                                            -----   -----   -------   -------
Comprehensive loss........................................  $(380)  $(116)  $(1,290)  $  (922)
                                                            =====   =====   =======   =======

                            See accompanying notes.

                          CENTRAL FEDERAL CORPORATION

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 NINE MONTHS ENDED
                                                                   SEPTEMBER 30,
                                                              -----------------------
                                                                 2004         2003
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
                                                                    (UNAUDITED)
Cash flows from operating activities........................   $   (929)    $   (388)
Cash flows from investing activities
  Net decrease in interest bearing deposits.................      1,289        5,618
  Available-for-sale securities:
     Sales..................................................     15,191        1,067
     Maturities, prepayments and calls......................      4,503       24,216
     Purchases..............................................     (6,076)     (31,369)
  Held-to-maturity securities:
     Maturities, prepayments and calls......................         --        7,201
  Loan originations and payments, net.......................    (34,262)       7,376
  Loans purchased...........................................     (5,390)          --
  Additions to premises and equipment.......................     (1,007)        (596)
  Cash received in repayment of ESOP loan...................         --          853
  Proceeds from sale of foreclosed assets...................         74           --
  Other.....................................................          5           --
                                                               --------     --------
       Net cash from investing activities...................    (25,673)      14,366
Cash flows from financing activities
  Net change in deposits....................................     16,997       (2,409)
  Proceeds from Federal Home Loan Bank advances and other
     debt...................................................     28,120           --
  Repayments on Federal Home Loan Bank advances and other
     debt...................................................     (1,950)      (5,118)
  Net change in advances by borrowers for taxes and
     insurance..............................................         (6)        (269)
  Cash dividends paid.......................................       (549)        (477)
  Proceeds from private placement...........................         --        3,119
  Proceeds from exercise of stock options...................        306          226
  Repurchase of common stock................................       (131)          --
                                                               --------     --------
       Net cash from financing activities...................     42,787       (4,928)
Net change in cash and cash equivalents.....................     16,185        9,050
Beginning cash and cash equivalents.........................      8,936       12,861
                                                               --------     --------
Ending cash and cash equivalents............................   $ 25,121     $ 21,911
                                                               ========     ========
Supplemental cash flow information:
  Interest paid.............................................   $  1,407     $  1,674
  Income taxes paid.........................................         --          106
Supplemental noncash disclosures:
  Transfer of securities from held to maturity to available
     for sale...............................................   $     --     $ 10,533
  Transfers from loans to repossessed assets................        728          184

                            See accompanying notes.

                          CENTRAL FEDERAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION:

     The accompanying consolidated financial statements have been prepared pursuant to rules and regulations of the Securities and Exchange Commission (the "SEC") and in compliance with accounting principles generally accepted in the United States of America. Because this report is based on an interim period, certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted.

     In the opinion of the management of Central Federal Corporation (the "Company"), the accompanying consolidated financial statements as of September 30, 2004 and December 31, 2003 and for the three and nine months ended September 30, 2004 and 2003 include all adjustments necessary for a fair presentation of the financial condition and the results of operations for those periods. The financial performance reported for the Company for the three and nine months ended September 30, 2004 are not necessarily indicative of the results to be expected for the full year. This information should be read in conjunction with the Company's Annual Report to Shareholders and Form 10-KSB for the period ended December 31, 2003. Reference is made to the accounting policies of the Company described in Note 1 of the Notes to Consolidated Financial Statements contained in the Company's 2003 Annual Report that was filed as Exhibit 13 to the Form 10-KSB. The Company has consistently followed those policies in preparing this Form 10-QSB.

  EARNINGS PER SHARE:

     Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. ESOP shares are considered outstanding for this calculation unless unearned. Stock based incentive plan shares are considered outstanding as they are earned over the vesting period. Diluted earnings per common share include the dilutive effect of stock based incentive plan shares and additional potential common shares issuable under stock options.

                          CENTRAL FEDERAL CORPORATION

     The factors used in the earnings per share computation follow.

                                         THREE MONTHS ENDED         NINE MONTHS ENDED
                                            SEPTEMBER 30,             SEPTEMBER 30,
                                       -----------------------   -----------------------
                                          2004         2003         2004         2003
                                       ----------   ----------   ----------   ----------
                                         (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
Basic
  Net loss...........................  $     (665)  $      (34)  $   (1,217)  $   (1,105)
                                       ==========   ==========   ==========   ==========
  Weighted average common shares
     outstanding.....................   2,017,645    1,977,276    2,001,276    1,771,234
                                       ==========   ==========   ==========   ==========
  Basic loss per common share........  $    (0.33)  $    (0.02)  $    (0.61)  $    (0.62)
                                       ==========   ==========   ==========   ==========
Diluted
  Net loss...........................  $     (665)  $      (34)  $   (1,217)  $   (1,105)
                                       ==========   ==========   ==========   ==========
  Weighted average common shares
     outstanding for basic loss per
     share...........................   2,017,645    1,977,276    2,001,276    1,771,234
  Add: Dilutive effects of assumed
     exercises of stock options and
     stock based incentive plan
     shares..........................          --           --           --           --
                                       ----------   ----------   ----------   ----------
  Average shares and dilutive
     potential common shares.........   2,017,645    1,977,276    2,001,276    1,771,234
                                       ==========   ==========   ==========   ==========
  Diluted loss per common share......  $    (0.33)  $    (0.02)  $    (0.61)  $    (0.62)
                                       ==========   ==========   ==========   ==========

     The following potential average common shares were antidilutive and not considered in computing diluted loss per share because the Company had a loss from continuing operations, the exercise price of the options was greater than the average stock price for the periods or the fair value of the stock based incentive plan shares at the date of grant was greater than the average stock price for the periods.

                                                 THREE MONTHS ENDED    NINE MONTHS ENDED
                                                    SEPTEMBER 30,        SEPTEMBER 30,
                                                 -------------------   -----------------
                                                   2004       2003      2004      2003
                                                 --------   --------   -------   -------
Stock options..................................  259,504    245,232    254,395   225,036
Stock based incentive plan shares..............   34,524     33,683     34,549    28,656

     In prior periods, the Company had included stock options and stock based incentive plan shares that increased the number of outstanding shares in computing diluted earnings (loss) per share. However, because the Company had a loss from continuing operations, these potential common shares were anti-dilutive and should not have been considered for the computation. As a result, the Company has revised prior period diluted loss per share amounts. The impact of this change was not material to the diluted loss per share amounts disclosed.

  STOCK COMPENSATION:

     Employee compensation expense under stock options is reported using the intrinsic value method. No stock-based compensation cost is reflected in net income, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at date of grant. The following table illustrates the effect on net income and earnings per share if expense was measured using the fair value

                          CENTRAL FEDERAL CORPORATION
recognition provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation.

                                                     THREE MONTHS ENDED        NINE MONTHS ENDED
                                                        SEPTEMBER 30,            SEPTEMBER 30,
                                                   -----------------------   ---------------------
                                                      2004         2003        2004        2003
                                                   ----------   ----------   ---------   ---------
                                                    (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
Net loss as reported.............................    $ (665)      $  (34)     $(1,217)    $(1,105)
Deduct: Stock-based compensation expense
  determined under fair value based method.......        37           45          171         116
                                                     ------       ------      -------     -------
Pro forma net loss...............................    $ (702)      $  (79)     $(1,388)    $(1,221)
                                                     ======       ======      =======     =======
Basic loss per share as reported.................    $(0.33)      $(0.02)     $ (0.61)    $ (0.62)
Pro forma basic loss per share...................     (0.35)       (0.04)       (0.69)      (0.69)
Diluted loss per share as reported...............    $(0.33)      $(0.02)     $ (0.61)    $ (0.62)
Pro forma diluted loss per share.................     (0.35)       (0.04)       (0.69)      (0.69)

     The pro forma effects are computed using option pricing models, using the following weighted-average assumptions as of grant date.

                                                                 THREE AND
                                                                NINE MONTHS
                                                                   ENDED
                                                               SEPTEMBER 30,
                                                                   2004
                                                               -------------
Risk-free interest rate.....................................          3.26%
Expected option life........................................    6.00 years
Expected stock price volatility.............................            41%
Dividend yield..............................................          2.86%

  RECLASSIFICATIONS:

     Some items in the prior year period financial statements were reclassified to conform to the current presentation.

                          CENTRAL FEDERAL CORPORATION

NOTE 2 -- SECURITIES

     The fair value of available for sale securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive income
(loss) were as follows:

                                                                    GROSS        GROSS
                                                         FAIR     UNREALIZED   UNREALIZED
                                                         VALUE      GAINS        LOSSES
                                                        -------   ----------   ----------
September 30, 2004
  Federal agency......................................  $ 4,019      $  5        $  --
  Mortgage-backed.....................................    9,215       241          (51)
                                                        -------      ----        -----
     Total............................................  $13,234      $246        $ (51)
                                                        =======      ====        =====
December 31, 2003
  Federal agency......................................  $12,759      $  8        $  (4)
  State and municipal.................................    1,375         5           --
  Mortgage-backed.....................................   12,992       400         (105)
                                                        -------      ----        -----
     Total............................................  $27,126      $413        $(109)
                                                        =======      ====        =====

     Sales of available for sale securities were as follows:

                                                   THREE MONTHS ENDED   NINE MONTHS ENDED
                                                     SEPTEMBER 30,        SEPTEMBER 30,
                                                   ------------------   ------------------
                                                     2004      2003       2004      2003
                                                   --------   -------   --------   -------
Proceeds.........................................  $11,239    $1,067    $15,191    $1,067
Gross gains......................................       --         1         42         1
Gross losses.....................................      (36)       --        (97)       --

     The fair value of debt securities at September 30, 2004 by contractual maturity were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

                                                               AVAILABLE
                                                                FOR SALE
                                                               FAIR VALUE
Due in one year or less.....................................    $    --
Due from one to five years..................................      4,019
Due from five to ten years..................................         --
Due after ten years.........................................         --
Mortgage-backed.............................................      9,215
                                                                -------
  Total.....................................................    $13,234
                                                                =======

     At September 30, 2004 and December 31, 2003, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders' equity.

                          CENTRAL FEDERAL CORPORATION

     Securities with unrealized losses at September 30, 2004 not recognized in income are as follows:

                                LESS THAN 12 MONTHS        12 MONTHS OR MORE
                              -----------------------   -----------------------                  TOTAL
                                           UNREALIZED                UNREALIZED                UNREALIZED
DESCRIPTION OF SECURITIES     FAIR VALUE      LOSS      FAIR VALUE      LOSS      FAIR VALUE      LOSS
-------------------------     ----------   ----------   ----------   ----------   ----------   ----------
Federal agency..............     $ --        $  --        $   --        $--         $   --        $--
Mortgage-backed.............      909            5         2,614         46          3,523         51
                                 ----        -----        ------        ---         ------        ---
Total temporarily
  impaired..................     $909        $   5        $2,614        $46         $3,523        $51
                                 ====        =====        ======        ===         ======        ===

     Unrealized losses on the above securities have not been recognized in income because the issuers of the bonds are all federal agencies and the decline in fair value is temporary and largely due to changes in market interest rates. The fair value is expected to recover as the bonds approach their maturity date and/or market rates decline.

NOTE 3 -- LOANS

     Loans were as follows:

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2004            2003
                                                              -------------   ------------
Commercial..................................................     $ 6,106        $ 4,116
Real estate:
  Residential...............................................      42,759         36,060
  Commercial................................................      34,104          5,040
  Construction..............................................       1,127            610
Consumer....................................................      13,542         12,598
                                                                 -------        -------
     Subtotal...............................................      97,638         58,424
Less: Net deferred loan fees (costs)........................          91            (15)
     Allowance for loan losses..............................         747            415
                                                                 -------        -------
Loans, net..................................................     $96,800        $58,024
                                                                 =======        =======

NOTE 4 -- FEDERAL HOME LOAN BANK ADVANCES

     Advances from the Federal Home Loan Bank were as follows.

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2004            2003
                                                              -------------   ------------
Maturity October 2004 at 1.88% fixed rate...................     $21,400         $   --
Maturity January 2004 at 1.09% floating rate................          --          7,500
Maturities March 2005 thru September 2008, at fixed rates
  from 1.50% to 3.41%, averaging 2.70%......................      12,270             --
                                                                 -------         ------
  Total.....................................................     $33,670         $7,500
                                                                 =======         ======

     Fixed rate advances are payable at their maturity date, with a prepayment penalty. Floating rate advances can be prepaid at any time with no penalty. The advances were collateralized by $40,401 of first and second mortgage loans under a blanket lien arrangement, $11,065 of multifamily mortgages, $9,608 of nonresidential mortgages, $2,609 of home equity lines of credit and $799 of securities at September 30, 2004. The advances

                          CENTRAL FEDERAL CORPORATION
were collateralized by $34,795 of first mortgage loans under a blanket lien arrangement and $1,296 of securities at December 31, 2003.

     Required payments on all debt over the next five years are:

September 30, 2005..........................................  $23,400
September 30, 2006..........................................    4,000
September 30, 2007..........................................    4,270
September 30, 2008..........................................    2,000

NOTE 5 -- BUSINESS COMBINATION

     On October 22, 2004, the Company acquired 100% of the outstanding common stock of RJO Financial Services, Inc., doing business as Reserve Mortgage Services (Reserve), an Akron, Ohio based company licensed as a mortgage banker in Ohio, Florida and Georgia. Reserve's name changed to Reserve Mortgage Services, Inc. and it became an operating subsidiary of the Company's wholly owned subsidiary, CFBank (the "Bank") on the date of the acquisition. The acquisition of Reserve is expected to significantly expand the Company's mortgage services and increase the Company's mortgage loan production. The acquisition was accounted for as a purchase and the results of operations of Reserve will be included in the consolidated financial statements beginning with the date of acquisition.

     The aggregate purchase price was $2.2 million, including $340,000 in cash and 127,077 shares of Central Federal Corporation Common Stock valued at approximately $1.8 million based on the $14.06 average closing price of Central Federal Corporation Common Stock during the week before and after the terms of the acquisition were agreed to and announced on June 10, 2004.

     The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.

                                                                  AT
                                                              OCTOBER 22,
                                                                 2004
                                                              -----------
Cash........................................................    $  189
Loan sales proceeds receivable..............................     1,299
Loans receivable............................................        54
Premises and equipment......................................        88
Other assets................................................         3
Intangible assets...........................................       320
Goodwill....................................................     1,716
                                                                ------
  Total assets acquired.....................................     3,669
Loans payable...............................................     1,232
Other liabilities...........................................       259
                                                                ------
  Total liabilities assumed.................................     1,491
                                                                ------
  Net assets acquired.......................................    $2,178
                                                                ======

     The acquired intangible assets have a weighted average useful life of approximately 3 years and include a noncompete agreement for $25,000 with a useful life of one year and prior owner intangible of $295,000 with a useful life of 3 years. Goodwill of $1.7 million is not expected to be deductible for tax purposes.

                          CENTRAL FEDERAL CORPORATION

NOTE 6 -- REVERSE STOCK SPLIT

     On October 22, 2004, the Company announced that the Board had unanimously approved a 1-to-1000 reverse stock split of the Company's common stock as part of a "going private" transaction. At a special meeting of shareholders to be held in the coming weeks, shareholders will be asked to approve the reverse stock split by authorizing an amendment to the Company's Certificate of Incorporation. The record date will be announced at a later time. If the amendment receives shareholder approval, the Board intends to effect the reverse split immediately thereafter.

     As a result of the reverse split, the Company expects to have fewer than 300 record holders of its common stock, permitting the Company to terminate the registration of its common stock with the SEC under the Securities Exchange Act of 1934 (the "Exchange Act"). The Company intends to apply for such termination as soon as practicable after effecting the split, and thereafter its common stock no longer will be quoted on Nasdaq.

     The Board carefully considered this course of action and concluded that it was in the best interest of the Company and its shareholders. A public company generally enjoys investment liquidity for shareholders, easier access to capital, the option to use company stock as capital in an acquisition and an enhanced corporate image. While these benefits often justify the additional accounting, legal and other costs of being a public company, their availability depends upon active trading of the company's stock and a market price that provides some certainty in valuing the company. However, the Company's stock does not actively trade, and thus few, if any, of the benefits of being a public company are available to the Company. Recent legislation, most notably the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley") and regulations adopted by the SEC and Nasdaq in furtherance of the purposes of Sarbanes-Oxley, have greatly increased the compliance costs of being a public company, both with respect to substantially higher legal and accounting costs and the significantly greater amount of time the Company's executives must devote to regulatory matters. As a private company, the Company will not have to implement the requirements of Sarbanes-Oxley, file reports with the SEC or comply with the corporate governance rules and onerous disclosure requirements of the SEC and Nasdaq. Thus, the Company's legal, accounting and other costs will be much lower, and management can focus on long-term goals and values rather than on each quarter's financial results and the attendant market reaction. The savings realized by the Company will be invested in the business. The Board believes that shareholder value will be increased as management is allowed to focus its attention and resources on implementing the Company's business plan and long-term strategy.

     Following is the unaudited pro forma condensed consolidated balance sheet of Central Federal Corporation as of September 30, 2004, assuming the reverse stock split was completed at that date.

                          CENTRAL FEDERAL CORPORATION
           PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
                               SEPTEMBER 30, 2004

                                                         AT SEPTEMBER 30, 2004
                                            ------------------------------------------------
                                                          PRO FORMA
                                                         ADJUSTMENTS
                                                          INCREASE     FOOTNOTE
                                            HISTORICAL   (DECREASE)    REFERENCE   PRO FORMA
                                            ----------   -----------   ---------   ---------
                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                           ASSETS
Cash and cash equivalents.................   $ 25,121      $(1,423)       (1)      $  23,698
Interest-bearing deposits in other
  financial institutions..................        298                                    298
Securities available for sale.............     13,234                                 13,234
Loans, net................................     96,800                                 96,800
Premises and equipment, net...............      2,686                                  2,686
Other assets..............................     10,320                                 10,320
                                             --------      -------                 ---------
                                             $148,459      $(1,423)                $ 147,036
                                             ========      =======                 =========

                            LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits..................................   $ 90,355                              $  90,355
Federal Home Loan Bank advances and other
  debt....................................     33,670                                 33,670
Other liabilities.........................      6,039                                  6,039
                                             --------      -------                 ---------
     Total liabilities....................    130,064                                130,064
Shareholders' equity
     Total shareholders' equity...........     18,395       (1,423)       (1)         16,972
                                             --------      -------                 ---------
                                             $148,459      $(1,423)                $ 147,036
                                             ========      =======                 =========
Book value per share......................   $   8.92                     (9)      $2,795.95
                                             ========                              =========

See accompanying notes to pro forma condensed consolidated financial statements.

     Following is the unaudited pro forma condensed consolidated statement of operations of Central Federal Corporation for the year ended December 31, 2003, assuming the reverse stock split was completed at the beginning of the year then ended.

                          CENTRAL FEDERAL CORPORATION
      PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

                                                       YEAR ENDED DECEMBER 31, 2003
                                             ------------------------------------------------
                                                           PRO FORMA
                                                          ADJUSTMENTS
                                                           INCREASE     FOOTNOTE
                                             HISTORICAL   (DECREASE)    REFERENCE   PRO FORMA
                                             ----------   -----------   ---------   ---------
                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest and dividend income
  Loans, including fees....................   $ 4,203                               $  4,203
  Securities...............................       939                                    939
  Federal Home Loan Bank stock dividends...       141                                    141
  Federal funds sold and other.............       152         (33)        (2)            119
                                              -------        ----                   --------
                                                5,435         (33)                     5,402
Interest expense
  Deposits.................................     1,570                                  1,570
  Debt.....................................     1,951                                  1,951
                                              -------                               --------
                                                3,521                                  3,521
                                              -------        ----                   --------
Net interest income........................     1,914         (33)                     1,881
Provision for loan losses..................       102                                    102
                                              -------        ----                   --------
Net interest income after provision for
  loan losses..............................     1,812         (33)                     1,779
Noninterest income
  Service charges on deposit accounts......       165                                    165
  Net gain on sales of loans...............       429                                    429
  Earnings on bank owned life insurance....       188                                    188
  Other....................................       148                                    148
                                              -------                               --------
                                                  930                                    930
Noninterest expense
  Salaries and employee benefits...........     3,549                                  3,549
  Occupancy and equipment..................       224                                    224
  Data processing..........................       246                                    246
  Franchise taxes..........................       301                                    301
  Professional fees........................       673           8       (3),(4)          681
  Director fees............................       119                                    119
  Supplies.................................       173                                    173
  Depreciation and amortization............       350                                    350
  Other....................................       469                                    469
                                              -------        ----                   --------
                                                6,104           8                      6,112
                                              -------        ----                   --------
Loss before income taxes...................    (3,362)        (41)                    (3,403)
Income tax expense (benefit)...............      (988)         30         (5)           (958)
                                              -------        ----                   --------
Net loss...................................   $(2,374)       $(71)                  $ (2,445)
                                              =======        ====                   ========
Loss per share
  Basic....................................   $ (1.31)                    (6)       $(460.34)
  Diluted..................................     (1.31)                  (6),(8)      (460.34)

See accompanying notes to pro forma condensed consolidated financial statements.

     Following is the unaudited pro forma condensed consolidated statement of operations of Central Federal Corporation for the nine months ended September 30, 2004, assuming the reverse stock split was completed at the beginning of the period then ended.

                          CENTRAL FEDERAL CORPORATION
      PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

                                                             NINE MONTHS ENDED SEPTEMBER 30, 2004
                                               -----------------------------------------------------------------
                                                                 PRO FORMA
                                                                ADJUSTMENTS
                                                                 INCREASE
                                               HISTORICAL       (DECREASE)        FOOTNOTE REFERENCE   PRO FORMA
                                               ----------   -------------------   ------------------   ---------
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest and dividend income
  Loans, including fees......................   $ 3,328                                                $  3,328
  Securities.................................       640                                                     640
  Federal Home Loan Bank stock dividends.....       112                                                     112
  Federal funds sold and other...............       180             (24)                    (2)             156
                                                -------            ----                                --------
                                                  4,260             (24)                                  4,236
Interest expense
  Deposits...................................       993                                                     993
  Debt.......................................       412                                                     412
                                                -------                                                --------
                                                  1,405                                                   1,405
                                                -------            ----                                --------
Net interest income..........................     2,855             (24)                                  2,831
Provision for loan losses....................       366                                                     366
                                                -------            ----                                --------
Net interest income after provision for loan
  losses.....................................     2,489             (24)                                  2,465
Noninterest income
  Service charges on deposit accounts........        98                                                      98
  Net gain on sales of loans.................        63                                                      63
  Earnings on bank owned life insurance......       110                                                     110
  Other......................................        11                                                      11
                                                -------                                                --------
                                                    282                                                     282
Noninterest expense
  Salaries and employee benefits.............     2,513                                                   2,513
  Occupancy and equipment....................       222                                                     222
  Data processing............................       315                                                     315
  Franchise taxes............................       168                                                     168
  Professional fees..........................       282              38                     (3),            320
                                                                                              (4)
  Director fees..............................       127                                                     127
  Supplies...................................       184                                                     184
  Depreciation and amortization..............       252                                                     252
  Other......................................       608                                                     608
                                                -------            ----                                --------
                                                  4,671              38                                   4,709
                                                -------            ----                                --------
Loss before income taxes.....................    (1,900)            (62)                                 (1,962)
Income tax expense (benefit).................      (683)             22                     (5)            (661)
                                                -------            ----                                --------
Net loss.....................................   $(1,217)           $(84)                               $ (1,301)
                                                =======            ====                                ========
Loss per share
  Basic......................................   $ (0.61)                                    (7)        $(221.22)
  Diluted....................................     (0.61)                                    (7)         (221.22)

See accompanying notes to pro forma condensed consolidated financial statements.

                          CENTRAL FEDERAL CORPORATION
         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) Represents cash paid for fractional shares and transaction expenses ($1,295 and $128, respectively), related after-tax reduction in equity.

(2) Represents reduction in interest income on funds used to purchase fractional shares and pay transaction costs, net of reduced public company expenses, at 2.50% annually.

(3) Includes $128 transaction costs (legal, accounting and other expenses) related to the reverse stock split.

(4) Includes anticipated cost savings estimated to be realized as a result of no longer being a public company totaling $120 annually ($90 for the nine month period). These costs include accounting, legal, filing, printing and other expenses.

(5) Federal income tax calculated at the Company's tax rate of 34%. Note that the $128 reverse stock split transaction costs are not deductible for federal income tax purposes.

(6) Pro forma basic and diluted loss per share is based on 5,310 weighted average shares outstanding for the year ended December 31, 2003.

(7) Pro forma basic and diluted loss per share is based on 5,883 weighted average shares outstanding for the nine months ended September 30, 2004.

(8) In 2003, the Company had included stock options and stock based incentive plan shares that increased the number of outstanding shares in computing diluted loss per share. However, because the Company had a loss from continuing operations, these potential common shares were anti-dilutive and should not have been considered for the computation. As a result, the Company has revised the historical 2003 diluted loss per share amount shown in these proforma financial statements. The impact of this change was not material to the diluted loss per share amount reported previously. The following potential average common shares were anti-dilutive and not considered in computing diluted loss per share for 2003 because the Company had a loss from continuing operations, the exercise price of the options was greater than the average stock price for the period or the fair value of the stock based incentive plan shares at the date of grant was greater than the average stock price for the period.

Stock options...............................................   225,285
Stock based incentive plan shares...........................    28,927

(9) Historical book value per share at September 30, 2004 does not include the dilutive impact of 163,849 shares issued during the period from October 1, 2004 thru February 8, 2005 (primarily in the Reserve Mortgage Services, Inc. acquisition and through option exercises). Accordingly, the proforma book value per share at September 30, 2004 does not include the proforma dilutive impact of these shares. If these shares had been outstanding at September 30, 2004, book value per share at that date would have been as follows:

Historical book value per share.............................   $    8.26
Pro forma book value per share..............................   $2,581.55

                                                                       EXHIBIT A

                  OPINION LETTER OF DONNELLY PENMAN & PARTNERS

                                                               November 22, 2004

Board of Directors
Central Federal Corporation
2923 Smith Road
Fairlawn, Ohio 44333

Members of the Board of Directors:

     You have requested our opinion as to the fairness, from a financial point of view, of the cash consideration of $14.50 per share ("Consideration") to be received by the certain common shareholders of Central Federal Corporation ("Central Federal" or the "Company") holding fewer than 325 shares immediately prior to the Effective Time as defined in the Proxy Statement relating to the Amendment to the Certificate of Incorporation (the "Amendment") who will receive cash consideration of $14.50 per fractional share created after the Effective Time of the Amendment. Shareholders who hold fewer than 325 shares immediately prior to the Effective Time will, as a result of the Amendment, no longer be shareholders of the Company and shall cease to have any rights as shareholders and their sole right shall be the right to receive the Consideration as aforesaid, without interest thereon, upon surrender to the Company of their certificates which theretofore represented shares of Central Federal Common Stock.

     Donnelly Penman & Partners ("Donnelly Penman") is an investment banking firm of recognized standing. As part of our investment banking services, we are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for stock plans, corporate and other purposes. We are acting as financial advisor to the Company in connection with the Amendment and will receive a fee from the Company for our services pursuant to the terms of our engagement letter with the Company, dated as of October 28, 2004 (the "Engagement Letter").

     In arriving at our Opinion, we have:

          I. Reviewed the Annual Reports of the Company for the years ended December 31, 2002 through 2003 as well as interim financials through October 31, 2004;

          II. Reviewed the November 18, 2004 Board of Directors Report;

          III. Reviewed the Company's budget for the year ended December 31, 2004;

          IV. Compared certain financial characteristics of the Company to certain publicly held companies we deemed relevant;

          V. Reviewed current banking industry conditions and trends concerning the valuation of recent mergers and acquisitions;

          VI. Conducted discussions with the senior management of the Company concerning the business and future prospects of the Company;

          VII. Prepared a discounted dividend analysis of the Company based on projections derived from discussions with and deemed reasonable by management of the Company; and

          VIII. Reviewed such other data, including financial and industry data, performed such other analyses and taken into account such other matters as we deemed necessary or appropriate.

     In conducting our review and arriving at our opinion, as contemplated under the terms of our engagement by the Company, we, with the consent of the Company, relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by the Company. Donnelly Penman has further relied upon the assurance of management of the Company that they are unaware of any facts that would make the information provided by or available to the Company incomplete or misleading in any respect. With respect to the financial forecast information discussed with us by the Company, we have assumed that they have been reasonably prepared in good faith and reflect the best currently available estimates and judgments of the senior management of the Company as to the expected future financial performance of the Company. The Company's management team has undertaken and agreed to advise us promptly if any information previously provided has become inaccurate or is required to be updated during the period of our review.

     No limitations were imposed by the Company on Donnelly Penman on the scope of Donnelly Penman's investigation or the procedures to be followed by Donnelly Penman in rendering this opinion. On November 18, 2004, the Board of Directors was provided with Donnelly Penman's valuation of the fully marketable, undiscounted value of a share of Central Federal common stock as of November 15, 2004. Although Donnelly Penman believes the value presented to the board is a reasonable valuation, the actual share valuation for purposes of this Amendment is at the sole discretion of the Board of Directors. In addition, Donnelly Penman was not requested to and did not make any recommendation to the Company's Board of Directors as to the form of the consideration to be paid to the Company's shareholders. Donnelly Penman was not requested to opine as to, and this opinion does not address, The Company's underlying business decision to proceed with or effect the Amendment or the relative merits of the Amendment compared to any alternative transaction that might be available to the Company.

     Donnelly Penman did not make or obtain any independent evaluation, valuation or appraisal of the assets or liabilities of the Company, nor were we furnished with such materials. Donnelly Penman has not reviewed any individual credit files of the Company and has assumed, without independent verification that the aggregate allowances for credit losses for the Company are adequate and appropriate to cover such losses. Our opinion is necessarily based upon economic and market conditions and other circumstances as they exist and have been evaluated by us on the date of our opinion. We do not have any obligation to update our opinion beyond the November 15, 2004 valuation, unless requested by the Company in writing to do so, and we expressly disclaim any responsibility to do so in the absence of any such request. Our services to the Company in connection with the Amendment have been comprised solely of financial advisory services, as described in the Engagement Letter.

     In our analyses, we have made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of the Company. These assumptions include:

     - general economic conditions are not expected to improve or deteriorate significantly from their current state;

     - no significant industry regulations or events are expected to occur that would impair the Company's ability to earn income at the projected levels; and

     - industry trading and transaction multiples are not projected to change significantly from the current values.

     Any estimates contained in our analyses are not necessarily indicative of future results or value, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or to necessarily reflect the prices at which companies or their securities actually may be sold. No company or merger utilized in our analyses was identical to the Company. Accordingly, such analyses are not based solely on arithmetic calculations; rather, they involve complex considerations and judgments concerning differences in financial and operating characteristics of the relevant companies, the timing of the relevant mergers and prospective buyer interests, as well as other factors that could affect the public trading markets of companies to which the Company is being compared. The analyses performed by Donnelly Penman were assigned a weighting based on Donnelly Penman's opinion of their relative comparability and significance with regard to the specific characteristics of the Company. The complete valuation provided to the Company on November 18, 2004, including a comprehensive explanation of methodologies utilized has been delivered to the Board of Directors of the Company. Additional copies are available to members of the Board of Directors of the Company and the Company's management upon request. A summary of this valuation is also presented in the Proxy Statement under the heading of Opinion of Financial Advisor.

     Our opinion is furnished to the Board of Directors of the Company in connection with its consideration of the proposed Amendment and does not constitute a recommendation to or any advice to the Board of Directors of the Company or to any shareholder to take any other action in connection with the Amendment. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Donnelly Penman to any such party. We hereby consent to the reference to our opinion in the proxy statement relating to the shares of common stock of the Company to be repurchased as a result of the Amendment and to the inclusion of the foregoing opinion in the materials relating to the Amendment. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

     Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of November 18, 2004, the Consideration of $14.50 per share, is fair, from a financial point of view, to the common shareholders of the Company.

                                          Very truly yours,

                                          /s/ John C. Donnelly
                                          John C. Donnelly
                                          Managing Director
                                          Donnelly Penman & Partners

                                                                       EXHIBIT B

                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION

     Central Federal Corporation, a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that the Board of Directors of Central Federal Corporation on February 1, 2005 adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of Central Federal Corporation:

     RESOLVED, that it is hereby declared advisable to amend the Company's Certificate of Incorporation, as heretofore amended, by inserting the following text at the end of Subsection A of Article Fourth:

     As of [          ] at [          ] EST (the "Effective Time"), each three
hundred twenty-five (325) shares of Common Stock issued and outstanding immediately prior to the Effective Time automatically will be reclassified and continued, without any action on the part of the holder, as one (1) share of new Common Stock (the "Reverse Split"). No fractional share will be issued to any holder of fewer than 325 shares prior to the Reverse Split, and the resulting fractional share that otherwise would have been issued to such holder will be repurchased by the Company from such holder for a cash payment equal to the fair market price determined by the Board of Directors. A certificate representing the number of shares (including any fractional share) owned as a result of the reverse stock split will be issued to any holder of 325 or more shares before the reverse stock split."

     The remaining text of Article Fourth shall not change.

                                          CENTRAL FEDERAL CORPORATION

                                          BY:
                                            ------------------------------------
                                                      DAVID C. VERNON
                                                          Chairman

Date:

                           CENTRAL FEDERAL CORPORATION
                         SPECIAL MEETING OF STOCKHOLDERS

                             MONDAY, MARCH 14, 2005
                              10:00 A.M. LOCAL TIME

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints the official proxy committee of the Board of Central Federal Corporation (the "Company"), each with full power of substitution, to act as proxy for the undersigned, and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote only at the Special Meeting of Stockholders, to be held at the CFBank Fairlawn office located at 2923 Smith Road, Fairlawn, Ohio on Monday, March 14, 2005 at 10:00 a.m., local time, with all of the powers the undersigned would possess if personally present at such Special Meeting as follows:

Proposal Number 1. Amendment of the Company's Certificate of Incorporation to effect a one-for-325 shares reverse stock split.


FOR                        AGAINST                    ABSTAIN
--------------------       --------------------       --------------------

--------------------       --------------------       --------------------


        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL NUMBER 1.


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


THIS PROXY IS REVOCABLE AND WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" PROPOSAL NUMBER 1. IF ANY OTHER BUSINESS IS PRESENTED AT THE SPECIAL MEETING, THIS PROXY WILL BE VOTED BY THE PROXY HOLDERS IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE SPECIAL MEETING.

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Special Meeting of Stockholders and of a Proxy Statement dated February 11, 2005.

Please sign exactly as you name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.


Dated:
      --------------------------

                   -------------------------------------------
                            SIGNATURE OF SHAREHOLDER

                   -------------------------------------------
                            SIGNATURE OF SHAREHOLDER


    PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED
                             POSTAGE-PAID ENVELOPE

                    (Central Federal Corporation Letterhead)


Dear CFBank Employees' Savings & Profit Sharing Plan and Trust Participant:

On behalf of the Board, I am forwarding you the attached Vote Authorization Form for the purpose of conveying your voting instructions to Pentegra (the "Trustee") on the proposal to be presented at the Special Meeting of Stockholders of Central Federal Corporation (the "Company") on March 14, 2005. Also enclosed is a Notice and Proxy Statement for the Company's Special Meeting of Stockholders.

As a participant in the CF Bank Employees' Savings & Profit Sharing Plan and Trust, you are entitled to direct the Trustee on how to vote the shares of Common Stock in your account as of February 8, 2005, the Special Meeting record date. These shares will be voted as directed by you provided your instructions are received by the Trustee by March 7, 2005. The Trustee, subject to its fiduciary duties, will vote any shares of Common Stock for which no instructions are provided in a manner calculated to most accurately reflect the instructions the Trustee has received from participants regarding the shares of Common Stock allocated to their 401(k) accounts.

In order to direct the voting of shares of Common Stock in your account, please complete and sign the enclosed Vote Authorization Form and return it in the enclosed postage-paid envelope no later than March 7, 2005. Your vote will not be revealed, directly or indirectly, to any employee or director of the Company or CFBank.

Sincerely,



David C. Vernon
Chairman

                             VOTE AUTHORIZATION FORM


I understand that Pentegra (the "Trustee") is the holder of record and custodian of all shares of Central Federal Corporation Common Stock allocated to me under the CFBank Employees' Savings & Profit Sharing Plan and Trust. Further, I understand that my voting instructions are solicited on behalf of the Board of Directors for the Special Meeting of Stockholders to be held on March 14, 2005.

Accordingly, vote my shares as follows:

Proposal Number 1. Amendment of the Company's Certificate of Incorporation to effect a one-for-325 shares reverse stock split.


FOR                        AGAINST                    ABSTAIN
--------------------       --------------------       --------------------

--------------------       --------------------       --------------------


        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL NUMBER 1.


The Trustee is hereby authorized to vote all shares in my account in its trust capacity as indicated above.

--------------------                        ------------------------------------
Date                                        Signature

Please date, sign and mail this form in the enclosed postage-paid envelope no later than March 7, 2005.

                    (Central Federal Corporation Letterhead)



Dear Stock Award Recipient:

On behalf of the Board, I am forwarding to you the Attached Vote Authorization Form for the purpose of conveying your voting instruction to First Banker's Trust (the "Trustee") on the proposal to be presented at the Special Meeting of Stockholders of Central Federal Corporation (the "Company") on March 14, 2005. Also enclosed is the Notice and Proxy Statement for the Company's Special Meeting of Stockholders.

As a participant in the Central Federal Corporation 1999 Stock-Based Incentive Plan (the "Incentive Plan") you are entitled to vote all unvested shares of restricted stock awarded to you under the Incentive Plan as of February 8, 2005. The Incentive Plan Trustee will vote those shares of the Company stock in accordance with instructions it receives from you and the other Stock Award recipients. Shares of restricted stock for which instructions are not received by March 7, 2005, will not be voted by the Incentive Plan Trustee, as directed by the Company.

At this time, in order to direct the voting of Common Stock awarded to you under the Incentive Plan, you must complete and sign the enclosed Vote Authorization Form and return it in the accompanying postage-paid envelope no later than March 7, 2005.

Sincerely,


David C. Vernon
Chairman

Name
    ------------------------------------
Shares
      ----------------------------------


                     INCENTIVE PLAN VOTE AUTHORIZATION FORM


I understand that First Banker's Trust (the "Trustee"), is the holder of record and custodian of all shares of Central Federal Corporation (the "Company") Common Stock held in trust for the Central Federal Corporation 1999 Stock-Based Incentive Plan (Incentive Plan). Further, I understand that my voting instructions are solicited on behalf of the Board of Directors for the Special Meeting of Stockholders to be held on March 14, 2005.

Accordingly, I vote my shares as follows:

Proposal Number 1. Amendment of the Company's Certificate of Incorporation to effect a one-for-325 shares reverse stock split.


FOR                        AGAINST                    ABSTAIN
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

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


        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL NUMBER 1.


The Incentive Plan Trustee is hereby authorized to vote all unvested shares of Common Stock awarded to me under the Incentive Plan in its trust capacity as indicated above.

-----------------------                               --------------------------
Date                                                  Signature


Please date, sign and mail this form in the enclosed postage-paid envelope no later than March 7, 2005.